Exhibit 10.15

Execution Copy

INCREMENTAL FACILITY AMENDMENT (this “Amendment”), dated as of February 28, 2020, to the Credit Agreement dated as of October 31, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among Camelot UK Holdco Limited, a private limited liability company incorporated under the laws of England and Wales with registered number 10314173 (“Holdings”), Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales with registered number 10267893 (“UK Holdco”), the borrowers listed on Schedule 1.1G thereto (collectively, the “US Borrowers”), Camelot Finance S.A., a public limited liability company (société anonyme) organized and established under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 14, rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 208514 (the “Lux Borrower” and, together with the US Borrowers, each a “Term Borrower” and, collectively, the “Term Borrowers”), certain Restricted Subsidiaries from time to time designated thereunder as Additional Revolving Borrowers (together with the Lux Borrower, UK Holdco and Camelot U.S. Acquisition LLC, a limited liability company organized and established under the laws of Delaware, each a “Revolving Borrower” and, collectively, the “Revolving Borrowers” and the Revolving Borrowers, together with the Term Borrowers, each a “Borrower” and, collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional lenders and other entities from time to time party thereto as lenders (the “Lenders”), the Issuing Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

WHEREAS, UK Holdco intends to acquire (the “Acquisition”), directly or indirectly from the Sellers (as defined below), all of the equity interests of the Acquired Companies (as defined in the Acquisition Agreement (as defined below)) (collectively, the “Target”), pursuant to that certain Share Purchase Agreement, dated as of January 17, 2020 (together will all exhibits, annexes, schedules and other disclosure schedules and letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Dutch Acquisition Agreement”) by and among PEL DRG Dutch Holdco B.V. (“Dutch Holdco”), Piramal Enterprises Limited (“PEL” and, together with Dutch Holdco, the “Dutch Sellers”), Clarivate Analytics (US) Holdings Inc. (the “US Purchaser”), Clarivate Analytics (Canada) Holdings Corp. (the “Canadian Purchaser”), UK Holdco and Clarivate Analytics (Singapore) Pte. Ltd. (the “Singapore Purchaser” and, together with the US Purchaser, the Canadian Purchaser and UK Bidco, the “Purchasers”) and Clarivate Analytics plc and that certain Share Purchase Agreement, to be dated as of the closing date of the Acquisition (the “Acquisition Closing Date”) (together with the exhibits and schedules thereto, as amended, supplemented or otherwise modified, the “Indian Acquisition Agreement” and, together with the Dutch Acquisition Agreement, the “Acquisition Agreement”) by and among PEL, Piramal Consumer Products Private Limited (together with the Dutch Sellers, the “Sellers”), the US Purchaser and the Singapore Purchaser;

WHEREAS, pursuant to Section 2.25 of the Credit Agreement, the Term Borrowers have requested Incremental Term Loans (“Incremental Borrowers”) in an aggregate principal amount not exceeding $360,000,000 (the “New Term Facility” and the loans thereunder, “New Term Loans”), the proceeds of which shall be advanced to Camelot U.S. Acquisition LLC (the “Designated US Borrower”) and shall be used, together with other funds available to the Purchasers on the Acquisition Closing Date, to finance the Acquisition and to pay costs and expenses related to the Acquisition (the “Incremental Facility Transactions”);

WHEREAS, the Persons holding New Term Commitments (as defined below) are severally willing to make New Term Loans (the “New Term Lenders”) on the Amendment Effective Date (as defined below) in an aggregate amount equal to their respective New Term Commitments, subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.

SECTION 2. New Term Loans.

(a)        Subject to the terms and conditions set forth herein, each New Term Lender severally agrees to make New Term Loans to the Incremental Borrowers on the Amendment Effective Date in an aggregate principal amount equal to its New Term Commitment, which shall be advanced to the Designated US Borrower and shall be applied in accordance with the instructions included in the funds flow memorandum attached to the Borrowing Request delivered pursuant to Section 5(h) hereto. The “New Term Commitment” of any New Term Lender will be the amount set forth opposite such New Term Lender’s name on Schedule 1 hereto. Once borrowed, New Term Loans paid or prepaid may not be reborrowed.

(b)        The New Term Loans shall comprise a single Class with the Initial Term Loans, and accordingly, shall have identical terms as the Initial Term Loans after giving effect to this Amendment (including, without limitation, with respect to the Applicable Margin, Term Loan Maturity Date, scheduled amortization and terms of prepayment), and shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents. The Incremental Borrowers shall use the proceeds of the New Term Loans as set forth in Section 4.19 of the Credit Agreement (as amended hereby).

(c)        On the Amendment Effective Date, each New Term Lender party hereto irrevocably consents to this Amendment and all modifications to the Credit Agreement contemplated hereby.

(d)        Upon the occurrence of the Amendment Effective Date, each New Term Lender shall have the rights and obligations of a Lender under the Credit Agreement and under any other applicable Loan Documents.

(e)        Holdings, each Incremental Borrower and each other Loan Party acknowledges and agrees that (i) the New Term Loans shall constitute Obligations and have all the benefits thereof and the Incremental Borrowers shall be liable for all Obligations with respect to all New Term Loans made to the Incremental Borrowers pursuant to the Credit Agreement as amended by this Amendment and (ii) all such Obligations shall constitute Guaranteed Obligations and shall be secured by the Liens granted to the Administrative Agent for the benefit of the Secured Parties (including the New Term Lenders) and entitled to the benefits of the Collateral Documents and the Guarantee.

(f)        The parties hereto agree that for purposes of the calculation of the all-in yield of the New Term Loans pursuant to Section 2.25(a)(vii) of the Credit Agreement, the New Term Loans and the Initial Term Loans shall be deemed to have an identical all-in yield, which all-in yield shall equal the all-in yield of the Initial Term Loans funded on the Closing Date, notwithstanding any difference in the amount of original issue discount or upfront fees applicable to the New Term Loans, on the one hand, and the Initial Term Loans, on the other.

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SECTION 3. Amendments. In accordance with Sections 2.25 and 11.1 of the Credit Agreement and effective as of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings, the Incremental Borrowers and each other Loan Party represents and warrants to the other parties hereto on the Amendment Effective Date that:

(a) Power; Authorization; Enforceable Obligations.

(i) Holdings, each Incremental Borrower and each other Loan Party has the corporate or other organizational power and authority, and the legal right, to enter into, make, deliver and perform this Amendment and, in the case of the Incremental Borrowers, to obtain and, in the case of the Guarantors, to guarantee, extensions of credit hereunder and under the Credit Agreement. Holdings, each Incremental Borrower and each other Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and, in the case of the Incremental Borrowers, to authorize the extensions of credit and, in the case of the Guarantors, the guarantee thereof, on the terms and conditions of this Amendment and the Credit Agreement.

(ii) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance and validity or (under the laws of England and Wales or Luxembourg) to make admissible this Amendment in the courts of England and Wales or Luxembourg, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.15 of the Credit Agreement, (iii) the Perfection Requirements and (iv) as would not reasonably be expected to result in a Material Adverse Effect.

(iii) This Amendment has been duly executed and delivered on behalf of Holdings, each Incremental Borrower and each other Loan Party. This Amendment constitutes a legal, valid and binding obligation of Holdings, each Incremental Borrower and each other Loan Party, enforceable against Holdings, each Incremental Borrower and each other Loan Party in accordance with its terms, except as enforceability may be limited by any Legal Reservations.

(b) No Legal Bar. The execution, delivery and performance of this Amendment, the borrowings and guarantees under this Amendment and the Credit Agreement and the use of the proceeds thereof (i) will not violate (x) any Requirement of Law, (y) any Contractual Obligation of Holdings or any Group Member that is material to Holdings and its Subsidiaries, taken as a whole, or (z) the Organizational Documents of Holdings, each Incremental Borrower and each other Loan Party, except, in the case of clauses (x) and (y), as would not reasonably be expected to result in a Material Adverse Effect and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and Permitted Liens).

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(c) The representations and warranties of Holdings, the Incremental Borrowers and each other Loan Party set forth in Sections 4.3(a), 4.10, 4.12, 4.16 (after giving effect to this Amendment and the Acquisition and tested as of the Amendment Effective Date instead of as of the Closing Date) and 4.17 (solely as it relates to the use of proceeds of the New Term Loans) of the Credit Agreement are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality) on and as of the Amendment Effective Date immediately before (in the case of the Credit Agreement) and immediately after (in the case of the Credit Agreement as amended by this Amendment) giving effect thereto.

SECTION 5. Amendment Effective Date. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the Administrative Agent):

(a)        the Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by Holdings, each Incremental Borrower and each Loan Party, the Administrative Agent and each New Term Lender;

(b)        the Administrative Agent (or its counsel) shall have received (i) an Officer’s Certificate of or on behalf of Holdings, each Incremental Borrower and each other Loan Party, dated the Amendment Effective Date, in substantially the form delivered on the Closing Date, with appropriate insertions and attachments, including copies of resolutions of the Board of Directors and/or similar governing bodies of Holdings, each Incremental Borrower and each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and, in the case of the Incremental Borrowers, the borrowings hereunder and under the Credit Agreement, certified organizational authorizations (if required by applicable law or customary for market practice in the relevant jurisdiction), incumbency certifications, the certificate of incorporation or other similar Organizational Documents of Holdings, each Incremental Borrower and each other Loan Party certified by the relevant authority of the jurisdiction of organization, registration or incorporation of Holdings, each Incremental Borrower and each other Loan Party (only where customary in the applicable jurisdiction) and bylaws or other similar Organizational Documents of Holdings, each Incremental Borrower and each other Loan Party certified by a Responsible Officer as being in full force and effect on the Amendment Effective Date, (ii) a good standing certificate (to the extent such concept exists in the relevant jurisdictions) for Holdings, each Incremental Borrower and each other Loan Party from its jurisdiction of organization, registration or incorporation and (iii) in relation to the Lux Borrower, (1) an up-to-date electronic certified true and complete excerpt of the Companies Register dated no earlier than one Business Day prior to the Amendment Effective Date, (2) a solvency certificate dated as of the Amendment Effective Date (signed by a director or authorized signatory) that it is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its director or, as far as it is aware, by any other Person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, (3) an up-to-date electronic certified true and complete certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire), issued by the Companies Register no earlier than one Business Day prior to the Amendment Effective Date and reflecting the situation no more than two Business Days prior to the Amendment Effective Date certifying that, as of the date of the day immediately preceding such certificate, the Lux Borrower has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial liquidation (liquidation judiciaire) or the appointment of a temporary administrator (administrateur provisoire), such other proceedings listed at Article 13, items 2 to 12 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) and (4) an electronic certified copy of the resolution of its directors (or similar body) approving the Loan Documents to which it is a party and approving the execution, delivery and performance of, and authorizing named persons to sign the Loan Documents to which it is party and any documents to be delivered by it under any of the same;

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(c)        the Administrative Agent shall have received the Security Documents set forth on Schedule 2 hereto executed and delivered by the Loan Parties party thereto;

(d)        the Administrative Agent (or its counsel) shall have received a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel for Holdings and the Subsidiary Guarantors, (ii) Morris, Nichols, Arsht & Tunnell LLP, in its capacity as special Delaware counsel for Holdings and the Subsidiary Guarantors, (iii) Fried, Frank, Harris, Shriver & Jacobson LLP, in its capacity as English law counsel to the Administrative Agent and the New Term Lenders, (iv) Loyens & Loeff Luxembourg SARL, in its capacity as special Luxembourg counsel to the Lux Borrower and (v) NautaDutilh Avocats Luxembourg S.á.r.l., in its capacity as Luxembourg law counsel to the Administrative Agent and the New Term Lenders;

(e)        the Administrative Agent (to the extent reasonably requested in writing at least 10 Business Days prior to the Amendment Effective Date) shall have received, at least four Business Days prior to the Amendment Effective Date, all documentation and other information about the Incremental Borrowers that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation the Patriot Act and Beneficial Ownership Regulation;

(f)        the Administrative Agent and the Incremental Arrangers shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including amounts required to be paid pursuant to Section 11.5 of the Credit Agreement and all reasonable out-of-pocket expenses required to be paid on the Amendment Effective Date for which reasonably detailed invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent) to the Borrower Representative at least three Business Days prior to the Amendment Effective Date (or such later date as the Borrower Representative may reasonably agree), which amounts may be offset against the proceeds of the New Term Facility;

(g)        the Administrative Agent shall have received, for the ratable account of the existing Term Lenders immediately prior to the Amendment Effective Date, all accrued and unpaid interest on the Existing Term Loans (as defined below) to, but not including, the Amendment Effective Date;

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(h)        the Administrative Agent shall have received a Borrowing Request in respect of the New Term Loans to be made on the Amendment Effective Date in accordance with the requirements of the Credit Agreement;

(i)         no Event of Default existed as of January 17, 2020 with respect to this Amendment (after giving effect to any New Term Loans);

(j)         the Administrative Agent shall have received a Solvency Certificate, certifying that Holdings and its subsidiaries, on a consolidated basis, after giving effect to this Amendment and the Acquisition, are Solvent;

(k)        the Acquisition shall have been, or substantially concurrently with the initial borrowing of New Term Loans shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by the Purchasers (or their applicable affiliates) that are materially adverse to the interests of the New Term Lenders in their capacities as such, unless consented to in writing by the Incremental Facility Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Incremental Facility Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within two business days of receipt of written notice of such modification, amendment, consent or waiver; it being understood and agreed that (a) any modification, amendment, consent or waiver to, pursuant to, or under the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on January 17, 2020) shall be deemed materially adverse, (b) any reduction in the “Cash Consideration” or the “Stock Consideration” (in each case, as defined in the Dutch Acquisition Agreement) or the “Purchase Price” (as defined in the Indian Acquisition Agreement) shall be deemed not to be materially adverse solely as a result of such reduction, so long as any such decrease, to the extent constituting a reduction of cash consideration, is allocated to reduce the New Term Commitments on a dollar-for-dollar basis and (c) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by cash of the Target or amounts otherwise available to the Borrowers, on the Amendment Effective Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement;

(l)          the Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Amendment Effective Date;

(m)        the representations and warranties set forth in Section 4 hereto shall be true and correct in all material respects as of the Amendment Effective Date (except in the case of any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be);

(n)        Since the date of the Dutch Acquisition Agreement, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a “Material Adverse Effect” (as defined in the Dutch Acquisition Agreement); and

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(o)        the Administrative Agent shall have received an Officer’s Certificate of the Borrower Representative to the effect that each of the conditions set forth in clauses (i), (k), (l) (solely to the Borrower Representative’s knowledge) and (n) of this Section 5 have been satisfied.

For purposes of this Section 5, “Specified Acquisition Agreement Representations” means such of the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the New Term Lenders, but only to the extent that Purchasers have (or Purchasers’ applicable affiliate has) the right (taking into account any cure provisions) to terminate Purchasers obligations under the Acquisition Agreement or to decline to consummate the Acquisition without liability to Purchasers as a result of a breach of such representations.

For purposes of determining whether the conditions specified in this Section 5 have been satisfied on the date hereof, by funding the New Term Loans, the Administrative Agent and each New Term Lender that has executed this Amendment shall be deemed to have approved or accepted, or to be satisfied with, each document required hereunder.

SECTION 6. Effect of Amendment.

(a)        Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Incremental Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)        From and after the Amendment Effective Date, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby and (ii) each reference in any Loan Document to the “Term Lenders”, “Initial Term Loans”, “Term Loans” or “Term Facility” shall be deemed to include a reference to the New Term Lenders, the New Term Loans or the New Term Facility, respectively.

(c)        This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents and shall be deemed to be an “Incremental Amendment”, as defined in the Credit Agreement.

(d)        Each party hereto acknowledges that this Amendment constitutes all notices or requests required under Section 2.25 of the Credit Agreement.

(e)        The Administrative Agent and each Lender party hereto consents to an Interest Period for the New Term Loans beginning on the Amendment Effective Date and ending on the last day of the Interest Period then in effect with respect to the Initial Term Loans outstanding immediately prior to the effectiveness of this Amendment (the “Existing Term Loans”).

(f)        This Amendment shall not constitute a novation of the Credit Agreement or any other Loan Document.

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SECTION 7. Amendments; Severability. (a) Once effective, this Amendment may not be amended nor may any provision hereof be waived except pursuant to Section 11.1 of the Credit Agreement.

(b)       Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Ratification and Reaffirmation. By signing this Amendment, each Loan Party hereby confirms that (a) the obligations of the Loan Parties under the Credit Agreement as modified or supplemented hereby (including with respect to the New Term Loans contemplated by this Amendment) and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guarantee, the Security Documents and the other Loan Documents, (ii) constitute “Obligations” “Guarantor Obligations” or other similar term for purposes of the Credit Agreement, the Guarantee, the Security Documents and the other Loan Documents, (iii) notwithstanding the effectiveness of the terms hereof, the Guarantee, the Security Documents and the other Loan Documents, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (b) each New Term Lender shall be a “Secured Party” and a “Lender” (including without limitation for purposes of the definition of “Required Lenders” contained in Section 1.1 of the Credit Agreement) for all purposes of the Credit Agreement and the other Loan Documents. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.

SECTION 9. Governing Law; Submission To Jurisdiction; Waivers; Waivers Of Jury Trial. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The provisions of Sections 11.14 and 11.18 of the Credit Agreement, as amended by this Amendment, are incorporated herein by reference, mutatis mutandis.

SECTION 10. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

SECTION 11. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Amendment or such other document or instrument, as applicable.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOLDINGS:

CAMELOT UK HOLDCO LIMITED

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Director

BORROWERS:

CAMELOT UK BIDCO LIMITED

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Director

CAMELOT U.S. ACQUISITION 1 CO. CAMELOT U.S. ACQUISITION 2 CO. CAMELOT U.S. ACQUISITION LLC

By:	/s/ Richard Hanks
	Name:	Richard Hanks
	Title:	Chief Financial Officer

CAMELOT FINANCE S.A.

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Director

By:	/s/ Olga Zelenkova
	Name:	Olga Zelenkova
	Title:	Director

[Signature Page to Incremental Amendment]

GUARANTORS:

ATOZDOMAINSMARKET, LLC
CAMELOT U.S. ACQUISITION 4 CO.
CAMELOT U.S. ACQUISITION 5 CO.
CAMELOT U.S. ACQUISITION 6 CO.
CAMELOT U.S. ACQUISITION 7 CO.
CAMELOT U.S. ACQUISITION 8 CO.
CAMELOT U.S. ACQUISITION 9 CO.
CAMELOT U.S. ACQUISITION 10 CO.
CAMELOT U.S. ACQUISITION 11 CO.
CAMELOT U.S. ACQUISITION 12 CO.
CAMELOT U.S. ACQUISITION 13 CO.
CLARIVATE ANALYTICS (COMPUMARK) INC.
TRADEMARK VISION USA, LLC

By:	/s/ Richard Hanks
	Name:	Richard Hanks
	Title:	Chief Financial Officer

[Signature Page to Incremental Amendment]

CLARIVATE ANALYTICS (UK) LIMITED

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Director

[Signature Page to Incremental Amendment]

CHURCHILL CAPITAL CORP
CAMELOT UK HOLDCO 2 LIMITED
CENTRE FOR MEDICINES RESEARCH INTERNATIONAL LIMITED
CENTRE FOR INNOVATION AND REGULATORY SCIENCE LIMITED
CLARIVATE ANALYTICS (COMPUMARK) LIMITED
CLARIVATE ANALYTICS (INTERNATIONAL) LIMITED
CLARIVATE ANALYTICS (IP&S) LIMITED
KOPERNIO LIMITED
MARKMONITOR GLOBAL SERVICES LIMITED
MARKMONITOR INTERNATIONAL LIMITED
MARKMONITOR LIMITED PUBLONS UK LIMITED

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Director

[Signature Page to Incremental Amendment]

CLARIVATE ANALYTICS (US) LLC
COLLECTIVETRUST SOLUTIONS, INC.
DATA DOCKET INC.
DISCOVERY LOGIC, INC.
DNSTINATION INC.
DOMAIN FORTRESS INC.
EBANNERMONITOR INC.
ENTERPRISE PROTECTION INC.
INFORMATION VENTURES, LLC
MARKMANAGER INC.
MARKMONITOR (ALL-D) INC.
MARKMONITOR CORPORATE SERVICES INC.
MARKMONITOR EU REGISTRATIONS INC.
MARKMONITOR INC.
MARKMONITOR PROFESSIONAL SERVICES INC.
MICROPATENT LLC
MUCKYMUCK INC.
PATENT BOUNTY INC.
RISKSMART INC.
TECHNOLOGY UNIVERSE COMPANY, INC.

By:	/s/ Daryl R. Barber
	Name:	Daryl R. Barber
	Title:	Senior VP – Finance & Group Treasurer

[Signature Page to Incremental Amendment]

BANK OF AMERICA, N.A. as Administrative Agent

By:	/s/ Henry Pennell
	Name:	Henry Pennell
	Title:	Vice President

[Signature Page to Incremental Amendment]

CITIBANK, N.A.
as New Term Lender

By:	/s/ Scott Slavik
	Name:	Scott Slavik
	Title:	Director

[Signature Page to Incremental Amendment]

SCHEDULE 1

New Term Lender	New Term Commitment
Citibank, N.A.	$360,000,000.00

SCHEDULE 2

SECURITY DOCUMENTS

1.	A Luxembourg law governed master security confirmation agreement relating to the existing Security Documents governed by Luxembourg law, duly executed by the Lux Borrower, Camelot UK Bidco Limited and Bank of America, N.A., as collateral agent.

2.	An English law deed of confirmation relating to the existing Security Documents governed by English law, duly executed by each of the Security Providers (as defined therein) and Bank of America, N.A., as collateral agent.

Execution Copy

Annex A to Incremental Facility Amendment

MARKED VERSION REFLECTING CHANGES PURSUANT TO

INCREMENTAL FACILITY AMENDMENT DATED AS OF FEBRUARY 28, 2020 TO

CREDIT AGREEMENT DATED AS OF OCTOBER 31, 2019,

ADDED TEXT SHOWN UNDERSCORED

DELETED TEXT SHOWN STRIKE-THROUGH

~~Published CUSIP Number: L2000AAA8~~

~~Published Revolving Facility CUSIP Number: L2000AAB6~~

~~Published Term Loan Facility CUSIP Number: L2000AAC4~~

CREDIT AGREEMENT

among

CAMELOT UK HOLDCO LIMITED,

as Holdings,

CAMELOT UK BIDCO LIMITED,

as UK Holdco and a Revolving Borrower,

THE BORROWERS SET FORTH ON SCHEDULE 1.1G,

as the US Borrowers,

CAMELOT FINANCE S.A.,

as the Lux Borrower,

certain Restricted Subsidiaries from time to time designated hereunder as Additional Revolving Borrowers,

certain Restricted Subsidiaries from time to time party hereto as Subsidiary Guarantors,

the several Lenders and Issuing Lenders from time to time parties hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

dated as of October 31, 2019

as amended by the Incremental Facility Amendment dated as of February 28, 2020

Bank of America, N.A.,

Citibank, N.A., and

RBC Capital Markets, LLC

as Joint Lead Arrangers and Joint Bookrunners

Barclays Bank PLC,

Credit Suisse Loan Funding LLC,

Goldman Sachs Bank USA, and

JPMorgan Chase Bank, N.A.

as Joint Bookrunners

Citibank, N.A.,

Goldman Sachs Bank USA,

RBC Capital Markets, LLC,

Bank of America, N.A., and

Barclays Bank PLC

as Incremental Facility Arrangers

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		2
1.1	Defined Terms	2
1.2	General Interpretive Provisions	~~87~~88
1.3	Accounting	~~88~~90
1.4	Limited Condition Transactions	~~89~~90
1.5	Currency Equivalents Generally	~~90~~91
1.6	Change in Currency	~~91~~92
1.7	Luxembourg Law Terms	~~91~~92
1.8	Foreign Guarantor Provisions	~~91~~93
1.9	Certain Calculations	~~92~~93
1.10	Delaware LLC Divisions	~~93~~94
1.11	Interest Rates	~~93~~95
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		~~93~~95
2.1	Term Commitments	~~93~~95
2.2	Procedure for Borrowing Term Loans	~~94~~95
2.3	Repayment of Term Loans	~~94~~96
2.4	Revolving Commitments	~~95~~96
2.5	Procedure for Borrowing of Revolving Loans	~~95~~97
2.6	Swingline Commitment	~~96~~98
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans	~~96~~98
2.8	Commitment Fees, etc.	~~99~~99
2.9	Termination or Reduction of Revolving Commitments	~~99~~99
2.10	Optional Prepayments	~~100~~99
2.11	Mandatory Prepayments and Commitment Reductions	~~100~~103
2.12	Conversion and Continuation Options	~~103~~107
2.13	Limitations on Eurocurrency Tranches	~~105~~108
2.14	Interest Rates and Payment Dates	~~105~~108
2.15	Computation of Interest and Fees	~~105~~109
2.16	Inability to Determine Interest Rate; Illegality	~~106~~109
2.17	Pro Rata Treatment and Payments; Sharing of Payments by Lenders	~~109~~111
2.18	Requirements of Law	~~111~~114
2.19	Taxes	~~112~~115
2.20	[Reserved]	~~120~~124
2.21	Indemnity	~~120~~124
2.22	Change of Lending Office	~~120~~125
2.23	Replacement of Lenders	~~121~~125
2.24	Evidence of Debt; Notes	~~122~~126
2.25	Incremental Credit Extensions	~~122~~126
2.26	Refinancing Amendments	~~127~~132
2.27	Defaulting Lenders	~~129~~135
2.28	Loan Modification Offers	~~130~~137
2.29	Currency Equivalents	~~132~~139
2.30	Additional Alternative Currencies	~~132~~139
SECTION 3. LETTERS OF CREDIT		~~133~~140
3.1	L/C Commitment	~~133~~140
3.2	Procedure for Issuance of Letter of Credit	~~134~~141
3.3	Fees and Other Charges	~~136~~143
3.4	L/C Participations	~~136~~143
3.5	Reimbursement Obligation of the Revolving Borrowers	~~137~~144
3.6	Obligations Absolute	~~138~~145
3.7	Letter of Credit Payments	~~138~~145
3.8	Applications	~~138~~145
3.9	Letter of Credit Amounts	~~138~~145
3.10	Alternative Currency Letters of Credit	~~138~~146

-i-

SECTION 4. REPRESENTATIONS AND WARRANTIES		~~139~~146
4.1	Financial Condition	~~139~~146
4.2	No Change	~~139~~147
4.3	Existence; Compliance with Law	~~140~~147
4.4	Power; Authorization; Enforceable Obligations	~~140~~147
4.5	No Legal Bar	~~140~~147
4.6	Litigation	~~140~~148
4.7	Ownership of Property; Liens	~~140~~148
4.8	Intellectual Property	~~141~~148
4.9	Taxes	~~141~~148
4.10	Federal Regulations	~~141~~148
4.11	Employee Benefit Plans	~~141~~148
4.12	Investment Company Act	~~142~~149
4.13	Environmental Matters	~~142~~149
4.14	Accuracy of Information, etc.	~~142~~150
4.15	Security Documents	~~143~~150
4.16	Solvency	~~143~~150
4.17	Patriot Act; FCPA; OFAC; Sanctions	~~143~~150
4.18	Beneficial Ownership Certificate	~~144~~151
4.19	Use of Proceeds	~~144~~151
4.20	Governing Law and Enforcement	~~144~~151
4.21	Centre of Main Interests	~~144~~152
SECTION 5. CONDITIONS PRECEDENT		~~144~~152
5.1	Conditions to Closing Date	~~144~~152
5.2	Conditions to Each Borrowing Date	~~148~~155
SECTION 6. AFFIRMATIVE COVENANTS		~~148~~156
6.1	Financial Statements	~~148~~156
6.2	Certificates; Other Information	~~150~~158
6.3	Payment of Taxes	~~152~~159
6.4	Maintenance of Existence; Compliance with Law	~~152~~160
6.5	Maintenance of Property; Insurance	~~152~~160
6.6	Inspection of Property; Books and Records; Discussions	~~153~~160
6.7	Notices	~~153~~161
6.8	Environmental Laws	~~153~~161
6.9	Additional Collateral, etc.	~~154~~162
6.10	Credit Ratings	~~155~~163
6.11	Further Assurances	~~155~~163
6.12	Designation of Unrestricted Subsidiaries	~~155~~163
6.13	Employee Benefit Plans	~~156~~164
6.14	Use of Proceeds	~~156~~164
6.15	Post-Closing Matters	~~156~~164
6.16	FCPA; OFAC; Sanctions	~~156~~164
6.17	Centre of Main Interests	~~156~~164
6.18	Transactions with Affiliates	~~156~~164
6.19	Lines of Business; Holding Company	~~159~~169
6.20	Lux Borrower	~~160~~170

-ii-

SECTION 7. NEGATIVE COVENANTS		~~161~~170
7.1	First Lien Net Leverage Ratio	~~161~~170
7.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	~~161~~170
7.3	Limitation on Restricted Payments	~~168~~181
7.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	~~175~~191
7.5	Asset Sales	~~178~~194
7.6	[Reserved]	~~179~~195
7.7	Liens	~~179~~195
7.8	Fundamental Changes	~~179~~195
7.9	[Reserved]	~~180~~197
7.10	Changes in Fiscal Periods	~~180~~197
7.11	Negative Pledge Clauses	~~181~~197
SECTION 8. GUARANTEE		~~181~~198
8.1	The Guarantee	~~181~~198
8.2	Obligations Unconditional	~~182~~198
8.3	Reinstatement	~~183~~200
8.4	No Subrogation	~~183~~200
8.5	Remedies	~~183~~200
8.6	Instrument for the Payment of Money	~~183~~200
8.7	Continuing Guarantee	~~183~~200
8.8	General Limitation on Guarantor Obligations	~~184~~201
8.9	Release of Subsidiary Guarantors	~~184~~201
8.10	Right of Contribution	~~184~~201
8.11	Keepwell	~~184~~201
8.12	Limitations	~~185~~202
SECTION 9. EVENTS OF DEFAULT		~~190~~209
9.1	Events of Default	~~190~~209
9.2	[Reserved]	~~192~~212
9.3	Action in Event of Default	~~192~~212
9.4	Right to Cure	~~194~~213
9.5	Application of Proceeds	~~194~~214
9.6	Clean-Up Period	~~195~~215
SECTION 10. ADMINISTRATIVE AGENT		~~196~~216
10.1	Appointment and Authority	~~196~~216
10.2	Rights as a Lender	~~197~~217
10.3	Exculpatory Provisions	~~198~~217
10.4	Reliance by Administrative Agent	~~199~~219
10.5	Delegation of Duties	~~199~~219
10.6	Resignation and Removal of Administrative Agent	~~200~~220
10.7	Non-Reliance on Administrative Agent, the Joint Lead Arrangers, the Incremental Facility Arrangers and the Other Lenders	~~201~~221
10.8	No Other Duties, Etc.	~~202~~222
10.9	Administrative Agent May File Proofs of Claim; Credit Bidding	~~202~~222
10.10	Collateral and Guaranty Matters	~~204~~225
10.11	Intercreditor Agreements	~~206~~226
10.12	Withholding Tax Indemnity	~~206~~227
10.13	Indemnification	~~207~~227
10.14	Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents	~~207~~228
10.15	Certain ERISA Matters	~~208~~228

-iii-

SECTION 11. MISCELLANEOUS		~~209~~230
11.1	Amendments and Waivers	~~209~~230
11.2	Notices	~~213~~236
11.3	No Waiver; Cumulative Remedies	~~215~~238
11.4	Survival of Representations and Warranties	~~215~~238
11.5	Payment of Expenses	~~215~~239
11.6	Successors and Assigns; Participations and Assignments	~~217~~240
11.7	[Reserved]	~~224~~249
11.8	Adjustments; Set-off	~~224~~249
11.9	[Reserved]	~~225~~249
11.10	Counterparts; Electronic Execution	~~225~~249
11.11	Severability	~~226~~250
11.12	Integration	~~226~~250
11.13	Governing Law	~~226~~250
11.14	Submission To Jurisdiction; Waivers	~~226~~250
11.15	Acknowledgements	~~227~~251
11.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~227~~251
11.17	Confidentiality	~~228~~252
11.18	Waivers Of Jury Trial	~~229~~253
11.19	USA Patriot Act Notification	~~229~~253
11.20	Maximum Amount	~~229~~253
11.21	Lender Action	~~230~~254
11.22	No Fiduciary Duty	~~230~~254
11.23	[Reserved]	~~230~~255
11.24	Conduct of Business by the Lenders	~~230~~255
11.25	Acknowledgment Regarding Any Supported QFCs	~~230~~255
SECTION 12. CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE		~~231~~255
12.1	Addition of Additional Revolving Borrowers	~~231~~255
12.2	Status of Borrowers	~~232~~257
12.3	Resignation of Additional Revolving Borrowers	~~233~~257
12.4	Appointment of Borrower Representative; Nature of Relationship	~~233~~258
12.5	Powers	~~233~~258
12.6	Employment of Agents	~~234~~258
12.7	Execution of Loan Documents	~~234~~258

SCHEDULES:

1.1A-1	Commitments
1.1A-2	L/C Sublimit
1.1B	Agreed Security Principles
1.1C	Foreign Security Documents
1.1D	Permitted Investments
1.1E	Permitted Liens
1.1F	Existing Swap Agreements
1.1G	US Borrowers
1.8	Foreign Guarantor Provisions
3.1	Existing Letters of Credit
4.9	Taxes
5.1(g)	Local Counsel Opinions
6.15	Post-Closing Undertakings
7.2	Permitted Indebtedness
11.2	Administrative Agent’s Office; Certain Addresses for Notices

-iv-

EXHIBITS:

A-1	Form of US Pledge Agreement
A-2	Form of US Security Agreement
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
C-1	Form of Exemption Certificate
C-2	Form of Exemption Certificate
C-3	Form of Exemption Certificate
C-4	Form of Exemption Certificate
D	[Reserved]
E	Form of Prepayment Notice
F-1	Form of Revolving Loan Note
F-2	Form of Swingline Loan Note
F-3	Form of Term Loan Note
G	Form of Guarantor Joinder Agreement
H	Form of Borrowing and Conversion/Continuation Request
I	Form of Solvency Certificate
J	[Reserved]
K	[Reserved]
L	Form of Swingline Borrowing Request
M	Form of Borrower Joinder

-v-

CREDIT AGREEMENT (this “Agreement”), dated as of October 31, 2019 and as amended by the Incremental Facility Amendment dated as of February 28, 2020, among Camelot UK Holdco Limited, a private limited liability company incorporated under the laws of England and Wales with registered number 10314173 (“Holdings”), Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales with registered number 10267893 (“UK Holdco”), the borrowers listed on Schedule 1.1G hereto (collectively, the “US Borrowers”), Camelot Finance S.A., a public limited liability company (société anonyme) organized and established under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 14, rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg Trade and Companies Register (the “Companies Register”) under number B 208514 (the “Lux Borrower” and, together with the US Borrowers, each a “Term Borrower” and, collectively, the “Term Borrowers”), certain Restricted Subsidiaries from time to time designated hereunder as Additional Revolving Borrowers (together with the Lux Borrower, UK Holdco and Camelot U.S. Acquisition LLC, a limited liability company organized and established under the laws of Delaware, each a “Revolving Borrower” and, collectively, the “Revolving Borrowers” and the Revolving Borrowers, together with the Term Borrowers, each a “Borrower” and, collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party hereto (including through delivery of a Guarantor Joinder Agreement in accordance with the terms of this Agreement), the several banks, financial institutions, institutional lenders and other entities from time to time party hereto as lenders (the “Lenders”), the Issuing Lenders from time to time party hereto and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, (i) certain of the Borrowers are party to that certain Credit Agreement originally dated as of October 3, 2016 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”) by and among, inter alios, Holdings, UK Holdco, certain of the Borrowers, certain Restricted Subsidiaries party thereto as Subsidiary Guarantors, the Lenders and Issuing Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and (ii) the Lux Borrower is party, as issuer, to that certain Indenture dated as of October 3, 2016 (as amended, supplemented or otherwise modified, the “Existing Senior Notes Indenture”) by and among, inter alios, the Lux Borrower, certain Restricted Subsidiaries party thereto as Subsidiary Guarantors and Wilmington Trust, National Association, as trustee, pursuant to which the Lux Borrower has issued those certain 7.875% Senior Notes due 2024 in an aggregate principal amount of $500,000,000 (the “Existing Senior Notes”);

WHEREAS, the Borrowers intend to effect the Closing Date Refinancing of the Existing Credit Agreement and the Existing Senior Notes Indenture;

WHEREAS, the Lux Borrower intends to issue $700,000,000 in aggregate principal amount of 4.50% senior secured notes of the Lux Borrower due 2026 (as substituted, replaced, extended, renewed, restated or refinanced, including any replacement or refinancing facility or indenture or other financing arrangement that increases or decreases the amount permitted to be borrowed or incurred thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders and whether for the same or any other purpose, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or facilities or other financing arrangement that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement, the “Senior Secured Notes”) pursuant to that certain Indenture dated as of the Closing Date (as amended, supplemented, substituted, replaced, extended, renewed, restated or refinanced or otherwise modified, the “Senior Secured Notes Indenture”) by and among, inter alios, the Lux Borrower, as issuer, the Restricted Subsidiaries party thereto as subsidiary guarantors and Wilmington Trust, National Association, as trustee;

WHEREAS, for the purposes described herein, the Lenders agreed to extend certain credit facilities consisting of (i) Term Loans made available to the Term Borrowers in an aggregate principal amount of $900,000,000 (the “Closing Date Term Loan Facility”) and (ii) Revolving Commitments (which Revolving Commitments include sub-facilities as set forth herein with respect to L/C Commitments and Swingline Commitments) made available to the Revolving Borrowers in an aggregate principal amount of $250,000,000;

WHEREAS, the Borrowers intend that a portion of the proceeds of the Facilities and/or the Senior Secured Notes shall be used to satisfy, or to make a distribution or series of distributions to Camelot Holdings (Jersey) Limited (“Camelot Jersey”) or another applicable parent entity of UK Holdco in order to enable Camelot Jersey or such parent entity to satisfy, the obligations of Camelot Jersey pursuant to that certain Buyout Agreement dated as of August 21, 2019 by and among Camelot Jersey and Onex Partners IV LP, including the making of the “Buyout Payment” as defined therein (the transactions described in this paragraph, the “TRA Payment”);

WHEREAS, each Borrower agreed to guarantee the Obligations of each other Borrower (subject to certain limitations set forth in the Loan Documents and the Agreed Security Principles);

WHEREAS, each Borrower agreed to secure all of its respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents and the Agreed Security Principles); and

WHEREAS, Holdings and each Subsidiary Guarantor agreed to guarantee the Obligations of each Borrower and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject, in each case, to certain limitations set forth in the Loan Documents and the Agreed Security Principles).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1           Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Prime Rate, and (c) the Eurocurrency Rate for Loans denominated in Dollars with an Interest Period of one month plus 1.0%. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then ABR shall be equal to the higher of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. All ABR Loans shall be denominated in Dollars.

“Acceptable Intercreditor Agreement”: (a) the Initial Intercreditor Agreement, (b) an intercreditor or subordination agreement or arrangement the terms of which are consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto (a “Market Intercreditor Agreement”) and (c) in the case of the Initial Intercreditor Agreement or in the event a Market Intercreditor Agreement has been entered into after the Closing Date, an intercreditor or subordination agreement or arrangement the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of the Initial Intercreditor Agreement or such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (b) or (c) as determined by the Borrower Representative and the Administrative Agent in good faith and as reasonably acceptable to the Administrative Agent.

“Acceptable Price”: as defined in the definition of “Dutch Auction.”

“Accepting Lenders”: as defined in Section 2.28(a).

“Acquired Indebtedness”: with respect to any specified Person:

(a)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Lender”: at any time, any bank, financial institution or institutional lender or other entity that agrees to provide any portion of any (a) Incremental Revolving Commitments, Additional/Replacement Revolving Commitments or Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.25 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that (i) the Administrative Agent, each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) the Borrower Representative shall have consented to such Additional Lender, (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 11.6(b)(iv) and (iv) such Additional Lender will become a party to this Agreement.

“Additional/Replacement Revolving Commitments”: as defined in Section 2.25(a).

“Additional Revolving Borrowers”: Restricted Subsidiaries of UK Holdco from time to time designated by the Borrower Representative to the Administrative Agent as “borrowers” with respect to the Revolving Borrowings in accordance with Section 12, and “Additional Revolving Borrower” means any one of them.

“Administrative Agent”: Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Administrative Agent’s Office”: with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower Representative and the Lenders.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender”: the Sponsor, any Debt Fund Affiliate or any Non-Debt Fund Affiliate.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Security Principles”: the principles set forth in Section 6.9(c) and the “Agreed Security Principles” set forth on Schedule 1.1B hereto.

“Agreement”: as defined in the preamble hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Alternative Currency”: (i) Euros, Yen, Swiss Francs, Australian Dollars and Sterling and (ii) subject to Section 2.30, any other currency.

“Alternative Currency Letter of Credit”: as defined in Section 3.1.

“Anti-Corruption Laws”: Laws relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption.

“Applicable Discount”: as defined in the definition of “Dutch Auction.”

“Applicable Jurisdiction”: (i) with respect to the Revolving Facility and/or the Term Facility, the United States, Luxembourg and England and Wales, (ii) with respect to the Revolving Facility, Germany and Spain or (iii) any other jurisdiction approved by the Revolving Lenders or the Term Lenders, as applicable, and the Administrative Agent, in each case, acting reasonably and in good faith.

“Applicable Margin”: with respect to:

(a)           any Revolving Loan, (i) initially, 3.25% per annum in the case of Eurocurrency Loans and 2.25% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of UK Holdco ending after the Closing Date, wherein the First Lien Net Leverage Ratio is (A) greater than 4.50 to 1.00, 3.25% per annum in the case of Eurocurrency Loans and 2.25% per annum in the case of ABR Loans, (B) less than or equal to 4.50 to 1.00 and greater than 4.00 to 1.00, 3.00% per annum in the case of Eurocurrency Loans and 2.00% per annum in the case of ABR Loans, and (C) less than or equal to 4.00 to 1.00, 2.75% per annum in the case of Eurocurrency Loans and 1.75% per annum in the case of ABR Loans;

(b)           any Initial Term Loan~~,~~ (including the New Term Loans), (i) initially 3.25% per annum in the case of Eurocurrency Loans and 2.25% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of UK Holdco ending after the Closing Date, wherein the Total Net Leverage Ratio is (A) greater than 4.50 to 1.00, 3.25% per annum in the case of Eurocurrency Loans and 2.25% per annum in the case of ABR Loans and (B) less than or equal to 4.50 to 1.00, 3.00% per annum in the case of Eurocurrency Loans and 2.00% per annum in the case of ABR Loans;

(c)           any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;

(d)           any Other Term Loan or any Other Revolving Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and

(e)           any Extended Term Loan or any Extended Revolving Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.

Any increase or decrease in the Applicable Margin resulting from a change in the First Lien Net Leverage Ratio or Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(c); provided that the pricing level as set forth above in clause (a)(ii)(A) and (b)(ii)(A), as applicable, shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Required Lenders, the first Business Day after an Event of Default under Section 9.1(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements delivered pursuant to Section 6.1 or a Compliance Certificate delivered pursuant to Section 6.2(c) are shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower Representative shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrowers) and (iii) the Borrower Representative shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest pursuant to Section 2.14(c)), at any time prior to the date that is five (5) Business Days following such demand.

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a)           other than Customary Bridge Financings and Indebtedness incurred pursuant to the Inside Maturity Basket, such Indebtedness does not mature prior to the Term Loan Maturity Date and does not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans determined at the time of incurrence;

(b)           if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Acceptable Intercreditor Agreement (or any Acceptable Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral on a pari passu or junior basis, as applicable;

(c)           [reserved];

(d)           [reserved]; and

(e)           the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are (i) taken as a whole, not materially less favorable to the Borrowers of such Indebtedness than those set forth in the Loan Documents (when taken as a whole) as determined by the Borrower Representative in good faith, (ii) customary for “high yield” notes of the type being incurred at the time of incurrence (it being agreed that such Indebtedness may be in the form of notes or a credit agreement) as determined by the Borrower Representative in good faith or (iii) then-current market terms (as determined by the Borrower Representative in good faith) for the applicable type of Indebtedness except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the Latest Maturity Date or added for the benefit of the existing Revolving Facility (in the case of revolving Indebtedness) or Term Facility (in the case of term Indebtedness); provided that, in the case of clause (iii), if such Indebtedness benefits from a financial covenant that is more restrictive than Section 7.1 of this Agreement, such financial covenant shall be either (A) conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to an amendment agreement between the Administrative Agent and the applicable Borrowers or (B) applicable only to periods after the Revolving Termination Date or otherwise reasonably satisfactory to the Administrative Agent provided, further, that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five Business Days (or a shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Applicable Security Jurisdiction”: with respect to any Loan Party organized under the laws of a Security Jurisdiction, each of (a) such Security Jurisdiction and (b) solely with respect to Equity Interests owned by such Loan Party, each other Security Jurisdiction in which any direct Subsidiary of such Loan Party that is a Loan Party is organized (it being understood that each Security Jurisdiction and its political subdivisions shall constitute a single Security Jurisdiction for purposes hereof).

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000.

“Approved Electronic Communications”: as defined in Section 11.2.

“Approved Fund”: as defined in Section 11.6(b)(ii).

“Asset Sale”:

(1)           the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) of UK Holdco or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (1) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (2) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2), other than by any Restricted Subsidiary to UK Holdco or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a)           a sale, exchange, transfer or other disposition of cash, Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)           the sale, conveyance, transfer or other disposition of all or substantially all of the assets of UK Holdco (on a consolidated basis) in a manner permitted pursuant to Section 7.8;

(c)           any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;

(d)           dispositions of assets, or sales or issuances of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of (i) less than the greater of $15,000,000 and 5% of Consolidated EBITDA as of the most recently ended Reference Period in any single transaction or series of related transactions or (ii) less than the greater of $50,000,000 and 16% of Consolidated EBITDA as of the most recently ended Reference Period in the aggregate for all such other dispositions or issuances pursuant to this clause (ii) (and not excluded pursuant to another clause of this definition) in any fiscal year, which amounts in the case of this clause (ii) if not used in any fiscal year may be carried forward to the next succeeding fiscal year;

(e)           (i) any transfer or disposition of property or assets by a Restricted Subsidiary to UK Holdco or (ii) by UK Holdco or a Restricted Subsidiary to a Restricted Subsidiary;

(f)            sales of assets received by UK Holdco or any Restricted Subsidiary upon the foreclosure on a Lien;

(g)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)           the unwinding of any Hedging Obligations;

(i)            the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j)            the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(k)           a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l)            a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)          any financing transaction with respect to property built or acquired by UK Holdco or any Restricted Subsidiary, including Sale Leaseback Transactions permitted under this Agreement;

(n)           any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of UK Holdco and the Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower Representative, which in the event of an exchange of assets with a Fair Market Value in excess of (i) the greater of $20,000,000 and 7% of Consolidated EBITDA as of the most recently ended Reference Period shall be evidenced by an Officer’s Certificate signed on behalf of the Borrower Representative and (ii) the greater of $30,000,000 and 10% of Consolidated EBITDA as of the most recently ended Reference Period shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower Representative (or any direct or indirect parent thereof);

(o)           the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(p)           any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(q)           the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(r)           foreclosures, condemnations or any similar action on assets;

(s)           the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

(t)           sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u)           transfers of property pursuant to a Recovery Event;

(v)           the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the good faith determination of the Borrower Representative are no longer commercially reasonable to maintain or are not material to the conduct of the business of UK Holdco and the Restricted Subsidiaries taken as a whole; and

(w)          sales, transfers and other dispositions of assets that do not constitute Collateral having a Fair Market Value of not more than, in any fiscal year, the greater of $25,000,000 and 8% of Consolidated EBITDA as of the most recently ended Reference Period, which amounts if not used in any fiscal year may be carried forward to subsequent fiscal years (until so applied);

provided that, in each case of paragraphs (a) to (w) above, that if any asset subject to a disposal or transfer to any Loan Party is subject to a Lien created by any Security Document at the time of such disposal or transfer to any Loan Party, it shall be disposed of or transferred on the basis that it shall remain subject to, or otherwise become subject to equivalent, Liens under a Security Document immediately following such disposal (subject to the Collateral and Guarantee Principles and the Agreed Security Principles).

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“ASU”: as defined in Section 1.3(b).

“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 11.6(b)(iv).

“Auditors’ Determination”: as defined in Section 8.12(d).

“Australian Dollars”: the lawful currency of Australia.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) the aggregate Outstanding Amount of such Lender’s Revolving Extensions of Credit at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy”: (a) the UK bank levy as set out in the United Kingdom Finance Act 2011, (b) the bank levy imposed by the French Government under the “taxe bancaire de risque systémique” as set out in Article 235 ter ZE of the French tax code (Code Général des Impôts), (c) the bank levy imposed by the German Government under the Bank Restructuring Fund Regulation (Restrukturierungsfonds-Verordnung) which has been issued pursuant to the provisions of the Bank Restructuring Fund Act (Restrukturierungsfondsgesetz), (d) the bank levy imposed by the French Government under the “taxe pour le financement du fonds de soutien aux collectivités territoriales” as set out in Article 235 ter ZE bis of the French tax code (Code Général des Impôts) and (e) any other Tax of a similar nature in any jurisdiction, which is imposed by reference to some or all of the assets, liabilities and/or equity of a financial institution or other entity carrying out financial transactions and which is in force or has been publicly announced at the Closing Date or (if applicable), in respect of any Lender, which becomes a party to this Agreement after the Closing Date, as at the date that Lender becomes a party to this Agreement.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Basel III”: the Basel Committee on Banking Supervision’s (the “Committee”) revised rules relating to capital requirements set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Guidance for national authorities operating the countercyclical capital buffer” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Committee in December 2010, “Revisions to the Basel II market risk framework” published by the Committee in February 2011, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee in November 2011, as amended, supplemented or restated, and any further guidance or standards published by the Committee in connection with these rules.

“Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; “Beneficial Ownership” shall have a correlative meaning.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for the purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.8(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors or managers, sole member, managing member or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” or “Borrowers”: as defined in the preamble hereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower, which:

(a)            where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 1.1A-1, and is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower; or

(b)            where it relates to a UK Treaty Lender that is not a party to this Agreement on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender becomes a party hereto or as otherwise notified to the UK Borrower in writing within 15 days of the relevant UK Treaty Lender becoming a party to this Agreement and:

(i)        where the UK Borrower is a Borrower as at the relevant assignment date or the date on which the Incremental Revolving Loans described in the relevant Incremental Amendment take effect or the date on which the relevant Refinancing Amendment take effect (as applicable) is filed with HM Revenue & Customs within 30 days of that date; or

(ii)        where the UK Borrower is not a Borrower as at the relevant assignment date or the date on which the Incremental Revolving Loans described in the relevant Incremental Amendment take effect or the date on which the relevant Refinancing Amendment take effect (as applicable) is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.

“Borrower Joinder”: a joinder agreement, in substantially the form of Exhibit M hereto or otherwise reasonably acceptable to the Administrative Agent, pursuant to which an Additional Revolving Borrower agrees to become an obligor in respect of the Revolving Facility under this Agreement.

“Borrower Representative”: as defined in Section 12.4.

“Borrowing” a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Business”: as defined in Section 4.13(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Camelot Jersey”: as defined in the preamble hereto.

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by a Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary thereof during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are required to be included as capital expenditures in the consolidated statement of cash flows of UK Holdco and the Restricted Subsidiaries.

“Capital Stock”: (1) in the case of a corporation or a company, corporate stock or share capital; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of an exempted company, shares; (4) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of UK Holdco that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Collateral”: as defined in the definition of “Collateralize.”

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America, N.A. or another commercial bank in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize”: as defined in Section 3.2(b).

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of UK Holdco or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents”:

(1)           Dollars, Alternative Currencies and other local currencies held by UK Holdco and the Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2)           securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, and bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000, in the case of U.S. banks, and $100,000,000 (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)           repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)           readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)           Indebtedness or Preferred Stock issued by Persons (other than the Sponsors or any of their respective Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)            investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)           instruments equivalent to those referred to in clauses (1) through (7) above denominated in Alternative Currencies or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement”: any agreement to provide Cash Management Services.

“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider in respect of Cash Management Services.

“Cash Management Provider”: any Person that (a) as of the Closing Date or as of the date it enters into any Cash Management Agreement, is the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing, in its capacity as a counterparty to such Cash Management Agreement or (b) as of the date it enters into any Cash Management Agreement is designated in writing by the Borrower Representative with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) with respect to specified Cash Management Services and that has appointed the Collateral Agent as its collateral agent in a manner reasonably acceptable to the Collateral Agent; provided that none of the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing described in the preceding clause (a) shall cease to be Cash Management Provider by reason of ceasing to be the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing, as applicable.

“Cash Management Services”: any cash management facilities or services, including (i) treasury, netting, cash pooling, automated payment, depositary and overdraft services and automated clearinghouse transfer of funds and (ii) purchase cards, credit or debit cards, electronic funds transfer, automated clearinghouse arrangements or similar services.

“CFC”: any “controlled foreign corporation” within the meaning of Section 957 of the Code that is a direct or indirect Subsidiary of a US Subsidiary that is a “United States person” within the meaning of Section 957(c) of the Code.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the European Capital Requirements Directive IV and in each case all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and/or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of UK Holdco and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, (b) the Borrower Representative becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of UK Holdco, or any direct or indirect parent of UK Holdco that holds directly or indirectly an amount of Voting Stock of UK Holdco such that UK Holdco is a Subsidiary of such holding company, (c) Holdings shall fail to Beneficially Own, directly or indirectly, Capital Stock of UK Holdco representing 100% of the total voting power represented by the issued and outstanding Capital Stock of UK Holdco, (d) UK Holdco shall fail to Beneficially Own, directly or indirectly, Capital Stock of the Lux Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Lux Borrower, (e) UK Holdco shall fail to Beneficially Own, directly or indirectly, Capital Stock of any US Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of such US Borrower; provided that any Disposition of a Borrower (including, for the avoidance of doubt, pursuant to Section 7.8) that is not prohibited under the terms of this Agreement shall not constitute a “Change of Control” or (f) a “change of control” or similar event shall occur under the Senior Secured Notes or other Indebtedness of any Group Member the outstanding principal amount of which exceeds $125,000,000 in the aggregate.

“Class”: (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Clean-Up Period”: with respect to any Permitted Acquisition or any other Permitted Clean-Up Investment, the period from the date of the consummation of such Permitted Acquisition or Permitted Clean-Up Investment until the date that is 90 days after such closing date.

“Closing Date”: October 31, 2019.

“Closing Date Refinancing”: as defined in Section 5.1(c).

“Closing Date Term Loan Facility”: as defined in the preamble hereto.

“Closing Date Term Loans”: has the meaning assigned to such term in the definition of “Initial Term Loan”.

“Code”: the Internal Revenue Code of 1986, as amended from time to time (except as indicated otherwise with respect to the definition of FATCA).

“Collateral”: all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Collateral Agent”: Bank of America, N.A., as the sole and exclusive collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Collateral and Guarantee Principles”: as defined in Section 6.9(c).

“Collateralize”: to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lenders in a form and substance reasonably satisfactory to the Administrative Agent, in each case, in an amount not less than 100% of the outstanding L/C Obligations.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.8(a).

“Commitment Fee Rate”: initially, 0.50% per annum, and from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the Compliance Certificate delivered in respect of the first full fiscal quarter of UK Holdco ending after the Closing Date, wherein the First Lien Net Leverage Ratio is (x) greater than 4.50 to 1.00, 0.50% per annum and (y) less than or equal to 4.50 to 1.00, 0.375% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C or as otherwise reasonably agreed by the Administrative Agent.

“Consolidated Cash Interest Expense”: with respect to UK Holdco and its Restricted Subsidiaries for any period, (a) consolidated cash interest expense of UK Holdco and its Restricted Subsidiaries for such period, (i) including the cash interest component of Capitalized Lease Obligations (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization or purchase accounting in connection with the Transactions or any acquisition, (D) fees and expenses associated with any Asset Sales, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any “additional interest” or “penalty interest” with respect to any securities, taxes or failure to timely comply with registration rights obligations, (G) interest expense with respect to Indebtedness of any Parent Holding Company of UK Holdco appearing on the balance sheet of UK Holdco solely by reason of push-down accounting under GAAP, (H) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (I) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (J) any lease, rental or other expense in connection with a lease obligation that is not a Capitalized Lease Obligation and (K) any non-cash interest expense attributable to any movement in the mark to market valuation of Hedging Obligations or any other derivative instruments and/or any payment obligation in respect of any Hedging Obligation or other derivative instrument other than any interest rate Hedging Obligation or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period.

For purposes of this definition, interest expense shall be calculated after giving effect to net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of UK Holdco and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of UK Holdco and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of UK Holdco and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA”: with respect to UK Holdco and its Restricted Subsidiaries for any period, the Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period:

(1)            increased (without duplication) by:

(a)            provision for Taxes based on income or profits or capital, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of Tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii) which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b)            consolidated Fixed Charges of UK Holdco and its Restricted Subsidiaries for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(q) through (1)(z) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)            Consolidated Non-Cash Charges of UK Holdco and its Restricted Subsidiaries for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d)           [reserved]; plus

(e)           [reserved]; plus

(f)            any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of UK Holdco deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)           the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related expenses and indemnities paid or accrued in such period to the Sponsors pursuant to the Management Agreement to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i)             pro forma adjustments, including the “run rate” cost savings, operating expense reductions, operational improvements, restructuring charges and expenses and synergies (“Expected Cost Savings”) that are expected (in good faith) to be realized as a result of actions taken or with respect to which substantial steps are expected to be taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring or other transaction or the implementation of a cost savings or other similar initiative (any such event or initiative, a “Cost Saving Initiative”), as applicable (calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of such period and as if such Expected Cost Savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps with respect thereto are expected in the good faith determination of the Borrower Representative to be taken within 24 months after the consummation or implementation of the applicable Cost Saving Initiative, which is expected to result in Expected Cost Savings and (B) no Expected Cost Savings shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to, but without duplication for, pro forma adjustments made pursuant to the definition of “Pro Forma Basis”); plus

(j)             [reserved]; plus

(k)            the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary or otherwise in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l)            (i) any costs or expenses incurred by UK Holdco or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, trust, scheme or agreement or any stock subscription or shareholder agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), including any deferred compensation arrangement, or any accelerated vesting of awards and (ii) payments made to optionholders in connection with, or as a result of, any distribution being made to equityholders, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(m)              for purposes of determining compliance with the maximum First Lien Net Leverage Ratio required under Section 7.1, the Cure Amount, if any, received by UK Holdco for such period and permitted to be included in Consolidated EBITDA pursuant to Section 9.4; plus

(n)               the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus

(o)               to the extent not already otherwise included herein, adjustments and add-backs made in calculating “Standalone Adjusted EBITDA” for the twelve months ended June 30, 2019 as set forth in the Offering Memorandum in respect of the Senior Secured Notes; plus

(p)               earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with any permitted acquisition or other Investment permitted hereunder and paid or accrued during such period; plus

(q)               [reserved]; plus

(r)               “run rate” pro forma adjustments, from the first day of the applicable period, for the aggregate amount of Consolidated EBITDA projected by the Borrower Representative in good faith to result from binding contracts entered into; provided that the aggregate amount of addbacks made pursuant to this clause (r) in any period shall not exceed an amount equal to 10% of Consolidated EBITDA for such period (after giving effect to such addbacks) as of any date of determination; plus

(s)               any other adjustments, exclusions and add-backs that are consistent with Regulation S-X of the Securities Act of 1933, as amended;

(2)           decreased by (without duplication) non-cash gains increasing Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3)           increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees) and/or Accounting Standards Codification Topic 810.

Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended September 30, 2018, shall be deemed to be $79,347,000, (b) for the fiscal quarter ended December 31, 2018, shall be deemed to be $82,351,000, (c) for the fiscal quarter ended March 31, 2019, shall be deemed to be $67,650,000 and (d) for the fiscal quarter ended June 30, 2019, shall be deemed to be $86,620,000, as may be subject to add-backs and adjustments (without duplication) pursuant to clauses (1)(i) and (r) above and the definition of “Pro Forma Basis” for the applicable period.

“Consolidated First Lien Indebtedness”: as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness that is secured by a Lien on any asset of UK Holdco or any of its Restricted Subsidiaries that constitutes Collateral ranking pari passu with the Liens securing the Obligations; provided that “Consolidated First Lien Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated Total Indebtedness so secured.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum, without duplication, of

(1)          consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and any payment obligation in respect of any Hedging Obligation or other derivative instrument other than any interest rate Hedging Obligation or interest rate derivative instrument with respect to Indebtedness), (d) the interest component of Capitalized Lease Obligations and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (r) interest expense with respect to Indebtedness of any Parent Holding Company appearing on the balance sheet solely by reason of push-down accounting under GAAP, (s) fees and expenses associated with any Asset Sales, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization or purchase accounting in connection with the Transactions or any acquisition, (u) any “additional interest” or “penalty interest” with respect to any securities, taxes or failure to comply with registration rights obligations, (v) any accretion or accrued interest of discounted liabilities, (w) amortization of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing and (z) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness); plus

(2)          consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)          interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

Notwithstanding the foregoing, any additional changes arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: with respect to UK Holdco and its Restricted Subsidiaries for any period, the aggregate of the Net Income of UK Holdco and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)          any after-Tax effect of (i) extraordinary, one-time, infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), in each case as determined by the Borrower Representative in good faith and (ii) restructuring charges (including tax restructuring charges), charges attributable to operating expense reductions and/or synergies and/or similar initiatives and/or programs, accruals or reserves and business optimization expense, including any such costs incurred in connection with acquisitions after the Closing Date (including entry into new market/channels and new service or product offerings) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, facilities opening costs, integration, transition and transaction costs, retention charges, severance, relocation costs, contract termination costs, recruiting and signing, retention or completion bonuses and expenses, one time compensation charges, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees, expenses attributable to the implementation of costs savings initiatives, cost rationalization programs and other new initiatives, costs associated with tax projects/audits, payments and curtailments or modifications to pension and post-retirement employee benefit plans, costs relating to rights fee arrangements and early terminations thereof, costs relating to strategic initiatives, costs attributable to new contracts or projects, costs of software, new systems, intellectual property, information technology or accounting developments or improvements, costs relating to project startups or new operations and corporate development costs and costs consisting of professional consulting or other fees relating to any of the foregoing, in each case shall be excluded,

(2)          the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded (except that, if the Borrower Representative determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made),

(3)          any net after-Tax effect of income or loss from disposed, abandoned or discontinued assets, properties or operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued assets, properties or operations shall be excluded, in each case excluding, at the option of the Borrower Representative, assets, properties and operations pending disposal, abandonment, transfer, closure or discontinuation, as applicable, in each case so long as such assets, properties or operations are classified as discontinued under GAAP,

(4)          any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person, or of returned or surplus assets, other than in the ordinary course of business, as determined in good faith by the Borrower Representative, shall be excluded,

(5)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Borrower or a Guarantor), shall be excluded; provided that the Consolidated Net Income of UK Holdco shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)          solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 7.3(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of UK Holdco will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to UK Holdco or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein,

(7)          effects of adjustments (including the effects of such adjustments pushed down to UK Holdco and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)          any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)          any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)         any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of UK Holdco or any of its direct or indirect parent companies, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11)        any fees and expenses or other charges (including any make-whole premium or penalties) incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, Investment, recapitalization, disposition, Asset Sale, issuance or repayment of Indebtedness, equity offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) if unsuccessful, whether or not such transaction is permitted by this Agreement (if such transaction would have been permitted if successful) and (iv) including any such transaction incurred by any direct or indirect parent company of UK Holdco) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)        accruals and reserves that are established and not reversed within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(13)        [reserved],

(14)        any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15)        non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16)         any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the maturity date of the Initial Term Loans, shall be excluded;

(17)        the net after-Tax effect of carve-out related items (including, without limitation, elimination of duplicative costs (including with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with acquisitions and investments permitted hereunder, shall be excluded;

(18)        the following items shall be excluded:

(a)               any net unrealized gain or loss (after any offset) resulting in such period from (i) Hedging Obligations, (ii) the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and/or (iii) any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Obligations;

(b)               any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of UK Holdco and its Restricted Subsidiaries (in each case, including currency re-measurements of Indebtedness, any net loss or gain resulting from hedge arrangements for currency exchange or any other currency related risk and any translation of assets and liabilities denominated in a foreign currency); and

(19)        any fee, loss, charge, expense, cost, accrual or reserve associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order shall be excluded.

Solely for purposes of calculating Consolidated EBITDA, the Net Income of UK Holdco and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent (without duplication) of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of UK Holdco and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower Representative has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification, insurance or other reimbursement provisions in connection with any acquisition, permitted Investment, Recovery Event or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, (x) for the purpose of Section 7.3 only (other than clauses (a)(3)(E) and (a)(3)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by UK Holdco and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from UK Holdco and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by UK Holdco or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(E) and (a)(3)(F) therein and (y) for the purpose of the definition of Excess Cash Flow only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with UK Holdco or any Restricted Subsidiary thereof.

“Consolidated Non-Cash Charges”: with respect to UK Holdco and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of UK Holdco’s or any Restricted Subsidiary’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses of UK Holdco and its Restricted Subsidiaries reducing Consolidated Net Income of UK Holdco and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Secured Indebtedness”: as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness that is secured by a Lien on any asset of UK Holdco or any of its Restricted Subsidiaries that constitutes Collateral; provided that “Consolidated Secured Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated Total Indebtedness so secured.

“Consolidated Total Indebtedness”: as of any date of determination, the aggregate principal amount of Indebtedness described in clauses (a)(i), (a)(ii) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (a)(iv) of the definition of “Indebtedness” of UK Holdco and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans; provided, that the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that Consolidated Total Indebtedness shall not include (x) Indebtedness in respect of any Qualified Receivables Financing permitted pursuant to Section 7.2, any Hedging Obligations or any obligations that are non-recourse to UK Holdco and its Restricted Subsidiaries or (y) obligations in respect of letters of credit (including Letters of Credit) or bankers’ acceptances, except to the extent of unreimbursed amounts thereunder; provided, further, that “Consolidated Total Indebtedness”, “Consolidated First Lien Indebtedness” and “Consolidated Secured Indebtedness” shall in each case (but without duplication) be calculated for all purposes hereunder (i) net of the Unrestricted Cash Amount and (ii) to exclude any obligation, liability or indebtedness if, upon or prior to the maturity thereof, the applicable Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount (clauses (i) and (ii), the “Netted Amounts”).

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)            to advance or supply funds:

(a)               for the purchase or payment of any such primary obligation; or

(b)              to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness, Preferred Stock or Disqualified Stock of UK Holdco or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of contributions (including the proceeds of any sale of Capital Stock other than Disqualified Stock) in the form of cash, and the Fair Market Value of contributions of Cash Equivalents, marketable securities or other property (in each case other than Excluded Contributions, any contributions received in connection with the exercise of the Cure Right or any such cash contributions that have been used to make a Restricted Payment), made to the equity capital of UK Holdco or any Restricted Subsidiary (other than from UK Holdco or a Restricted Subsidiary) after the Closing Date.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Saving Initiative”: as defined in clause (1)(i) of the definition of “Consolidated EBITDA.”

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“CRD IV”: (i) Regulation (EU) No 575/2013 of the European Parliament of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; or any law, rules or guidance by which either of them is implemented.

“CTA 2009” means the United Kingdom Corporation Tax Act 2009.

“Cure Amount”: as defined in Section 9.4(a).

“Cure Period”: as defined in Section 9.4(a).

“Cure Right”: as defined in Section 9.4(a).

“Customary Bridge Financings”: customary bridge facilities that automatically convert into or are exchanged for permanent financing that do not provide (i) an earlier final maturity date than the Latest Maturity Date of the Initial Term Loans or (ii) a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loans, in each case determined at the time such facility is incurred.

“Debt Fund Affiliate”: an Affiliate of any Sponsor (other than Holdings and any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business with respect to which any Sponsor and its Affiliates (other than Debt Fund Affiliates) do not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, the United Kingdom Insolvency Act 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delaware Divided LLC” means a Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC limited liability company into two or more Delaware LLCs limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other requirement of Law.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans, Revolving Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within two (2) Business Days of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or the Borrower Representative in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or that it is not able to pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action or any other similar proceeding or process; provided that a Lender shall not be a Defaulting Lender under this clause (e) solely by virtue of the ownership or acquisition of any equity interest in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such any case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations of such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by UK Holdco or any of its Restricted Subsidiaries in connection with an Asset Sale that is determined by the Borrower Representative to be Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock”: Preferred Stock of UK Holdco or any direct or indirect parent of UK Holdco, as applicable (other than Disqualified Stock), that is issued for cash (other than to UK Holdco or any of the Restricted Subsidiaries or an employee stock ownership plan or trust established by UK Holdco or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate signed on behalf of the Borrower Representative, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Disposition”: with respect to any property (including Capital Stock of UK Holdco or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: (i) each bank, financial institution, other institutional lenders and investors and other entities identified on a list made available to the Administrative Agent and the Joint Lead Arrangers on or prior to the date of the engagement letter entered into with the Joint Lead Arrangers and (ii) each competitor of UK Holdco or any of its Subsidiaries that is in the same or a similar line of business as UK Holdco and its Subsidiaries identified by name and designated in writing from time to time to the Administrative Agent and (iii) as to any entity referenced in clause (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s Affiliates clearly identifiable as such solely on the basis of its name, but excluding any Affiliate that is primarily engaged in, or that advises bona fide debt funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of such entity; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder. The list of Disqualified Lenders shall be held by the Administrative Agent and made available to Lenders (including in connection with the sale of a participation interest pursuant to Section 11.6(c)) upon request.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1)           matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty event), pursuant to a sinking fund obligation or otherwise,

(2)            is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)            is redeemable at the option of the holder thereof,

in whole or in part, in each case prior to 91 days after the maturity date of the Initial Term Facility (other than as a result of a change of control, asset sale or casualty event to the extent permitted under clause (1) above); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of UK Holdco or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by UK Holdco or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of UK Holdco, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which UK Holdco or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower Representative (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by UK Holdco or any Restricted Subsidiary; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Amount”: at any time:

(a)               with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held); and

(b)               with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.5.

“Dollars” and “$”: dollars in lawful currency of the United States.

“DPTA”: as defined in Section 8.12(d).

“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that, each such Purchase is made on the following basis:

(a)                (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice and (ii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b)                such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c)                based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, such Purchaser will determine the applicable discount (the “Applicable Discount”), which will be either, as applicable, (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount or (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(d)                such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e)                such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f)                 the Purchase shall be consummated pursuant to and in accordance with Section 11.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g)                upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 11.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h)                purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“EBITDA”: for any period for any Person, the aggregate (without double counting) earnings before interest, tax, depreciation and amortization attributable to such Person for such period (calculated on the same basis as Consolidated EBITDA mutatis mutandis but on an unconsolidated basis and excluding intercompany items (other than intercompany profit margins), as applicable).

“ECF Percentage”: 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the First Lien Net Leverage Ratio as of the last day of the most recently ended Reference Period is less than or equal to 4.50 to 1.00 and greater than 4.00 to 1.00 and (ii) 0% if the First Lien Net Leverage Ratio as of the last day of the most recently ended Reference Period is less than or equal to 4.00 to 1.00; provided that the ECF Percentage shall be determined on the date of required prepayment in respect of Excess Cash Flow and giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such prepayment in respect of Excess Cash Flow is due.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having the responsibility for the resolution of any EEA Financial Institution.

“Effective Yield”: as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower Representative in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower Representative generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor”, that (A) to the extent that the “LIBOR rate” (for an Interest Period of three months) or “Base Rate” (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the “LIBOR rate” (for an Interest Period of three months) or “Base Rate” (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Debt Fund Affiliates and Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to a Dutch Auction or open market purchase permitted hereunder and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any Disqualified Lender, any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, one or more natural persons) or any Term Borrower, Holdings or any of their Affiliates (other than as set forth in this definition).

“EMU Legislation”: the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the release, transportation, generation, use, handling, treatment, storage or disposal of Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Lender”: in respect of a Spanish Borrower, a Lender which (a) is resident for Tax purposes in a member state of the European Union (other than Spain) acting directly or through a permanent establishment located in another a member state of the European Union (other than Spain), provided that it does not act in respect of the Loan through a permanent establishment located in Spain or in a jurisdiction other than a member state of the European Union; and (b) does not obtain the relevant income through a state or territory treated as a tax haven pursuant to Spanish laws and regulations (currently set out in Royal Decree 1080/1991, of 5 July -Real Decreto 1080/1991, de 5 de julio-, as amended or restated).

“Eurocurrency Rate”: for any Interest Period,

(a)                in the case of any Eurocurrency Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent in consultation with the Borrower Representative as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)                in the case of any Eurocurrency Loan denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”) or a comparable or successor rate, which rate is approved by the Administrative Agent in consultation with the Borrower Representative, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(c)                in the case of any Eurocurrency Loan denominated in any Non-LIBOR Quoted Currency (other than Australian Dollars), the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Revolving Lenders or Issuing Lenders, as applicable, pursuant to Section 2.30(a); and

(d)                for any rate calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Loans”: Loans that bear interest at a rate based on clauses (a) – (b) of the definition of Eurocurrency Rate.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Euros”, “EUR” and “€”: the single currency of the Participating Member States; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), EUR, Euro and € shall, for the avoidance of doubt, mean for all purposes the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if positive, of

(a)                the sum, without duplication, of

(i)                 Consolidated Net Income for such Excess Cash Flow Period,

(ii)                the amount of Consolidated Non-Cash Charges deducted in arriving at such Consolidated Net Income, but excluding any such Consolidated Non-Cash Charges representing an accrual or reserve for a potential cash item in any future period,

(iii)               the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iv)               the aggregate net amount of non-cash loss on the Disposition of property by UK Holdco and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,

(v)                the amount of Tax expense in excess of the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent such Tax expense was deducted in determining Consolidated Net Income for such period, and

(vi)               cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over

(b)                the sum, without duplication, of

(i)                 the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing a reversal of an accrual or reserve described in clause (a)(ii)),

(ii)                [reserved],

(iii)               [reserved],

(iv)               to the extent not deducted in determining Consolidated Net Income, Permitted Tax Distributions and Taxes of any Group Member that were paid in cash with respect to such Excess Cash Flow Period,

(v)                all mandatory prepayments of the Term Loans pursuant to Section 2.11 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,

(vi)               [reserved],

(vii)              to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under the Revolving Facility or any other revolving credit facility), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt made on their due date during such Excess Cash Flow Period (including payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income),

(viii)             to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under the Revolving Facility or any other revolving credit facility), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and other such amounts deducted from the amount of Excess Cash Flow required to be prepaid pursuant to Section 2.11(b) and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during the Excess Cash Flow Period,

(ix)               the aggregate net amount of non-cash gains on the Disposition of property by UK Holdco and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(x)                [reserved],

(xi)               any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,

(xii)              the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period,

(xiii)             [reserved],

(xiv)             the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by UK Holdco and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xv)              cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xvi)             the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xvii)            the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Agreements; provided, that if such cash and Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease,

(xviii)           a reserve established by UK Holdco or any Restricted Subsidiary in good faith in respect of deferred revenue that any Group Member generated during such Excess Cash Flow Period; provided that, to the extent all or any portion of such deferred revenue is not returned to customers during the immediately succeeding Excess Cash Flow Period or otherwise included in the Consolidated Net Income in the immediately subsequent year, such deferred revenue shall be added back to Excess Cash Flow for such subsequent Excess Cash Flow Period,

(xix)             cash payments by UK Holdco and its Restricted Subsidiaries in respect of long-term liabilities to the extent not deducted in arriving at such Consolidated Net Income; provided that no such payments are with respect to long-term liabilities with an Affiliate of UK Holdco (or are guaranteed by an Affiliate of UK Holdco), and

(xx)              amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4) and (11) of the definition of “Consolidated Net Income” and, without duplication, any other loss, expense, accrual, reserve or charge excluded in the calculation of “Consolidated Net Income” paid or payable in cash.

In no event shall Excess Cash Flow be calculated on a Pro Forma Basis.

“Excess Cash Flow Application Date”: as defined in Section 2.11(b).

“Excess Cash Flow Period”: each fiscal year of UK Holdco beginning with the fiscal year ending December 31, 2020.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate”: on any day with respect to any Alternative Currency, the Administrative Agent’s spot rate of exchange for the purchase of such Alternative Currency with Euros in the London foreign exchange market at approximately 11:00 a.m. (London time) on such day.

“Excluded Assets”: with respect to any Loan Party (as it relates to clauses (ii), (iii) and (ix), to the extent the UCC or United States Law is applicable to the relevant asset): (i) fee owned real property and all leasehold property (and, for the avoidance of doubt, in no event shall landlord lien waivers, estoppels and collateral access letters be required to be delivered with respect to any such leasehold property), (ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished solely by the filing of a UCC financing statement), (iii) chattel paper, letter of credit rights and tort claims (other than to the extent perfection of the security interest therein is accomplished solely by the filing of a UCC financing statement), (iv) any assets the granting of a security interest in which (1) is prohibited or restricted by Law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), (2) requires government or third-party consents that have not been obtained or would violate the terms of any contract or trigger termination pursuant to a “change of control” provision; provided that such contracts were not entered into in contemplation of the release of Collateral or the creation of an Excluded Asset (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding any applicable prohibition); provided, that there shall be no requirement to use efforts to procure the relevant consents or (3) could reasonably be expected to result in material adverse accounting, regulatory or Tax consequences as determined by the Borrower Representative in good faith in consultation with the Administrative Agent, (v) (A) any margin stock and (B) Equity Interests in an Excluded Subsidiary (other than a CFC or a FSHCO), (vi) any assets where the cost, burden or difficulty of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Secured Parties afforded thereby (as reasonably determined by the Borrower Representative), (vii) any governmental or regulatory licenses or state or local franchises, charters, consents, permits and authorizations, to the extent a security interest in any such license, franchise, charter, consent, permit or authorization is prohibited or restricted thereby, (viii) any general intangible, lease, license, agreement or similar arrangement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such general intangible, lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Loan Parties) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (ix) any cash and Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Borrowers, the Guarantors and material wholly-owned Restricted Subsidiaries thereof required to be pledged pursuant to the Security Documents), (x) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application, or any registration issuing therefrom, under applicable federal law, (xi) any assets of any Excluded Subsidiary, (xii) any property subject to a capital lease, purchase money security interest or, in the case of property of a Loan Party acquired after the Closing Date, pre-existing secured indebtedness not incurred in anticipation of the acquisition by the applicable Loan Party, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, (xiii) [reserved], (xiv) any Equity Interests of a CFC or of a FSHCO, other than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding non-voting Equity Interests of such CFC or FSHCO that, in each case, are directly owned by a Loan Party, (xv) receivables and related assets (A) sold to any Receivables Subsidiary or (B) otherwise sold, pledged, factored, contributed or disposed of in connection with any Qualified Receivables Financing or other factoring arrangement not prohibited hereunder, (xvi) any assets which are subject to a security interest in respect of Acquired Indebtedness and such security interest constitutes a Permitted Lien, (xvii) any Rule 3-16 Capital Stock and (xviii) any asset excluded by the Collateral and Guarantee Principles or the Agreed Security Principles.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to UK Holdco or its Restricted Subsidiaries after the Closing Date (other than (i) such amounts provided by or contributed to UK Holdco or its Restricted Subsidiaries from or by any Restricted Subsidiary and (ii) Permitted Cure Securities) from:

(a)                contributions to its common or preferred equity capital, and

(b)                the sale (other than to UK Holdco or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of UK Holdco or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate signed on behalf of the Borrower Representative on or about the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.

“Excluded Subsidiary”: any Subsidiary of UK Holdco that is, at any time of determination, (i) not a Wholly Owned Subsidiary, provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) a special purpose securitization vehicle (or similar special purpose entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Agreement, (iii) a joint venture, (iv) a not-for-profit Subsidiary, (v) a Captive Insurance Subsidiary, Immaterial Subsidiary or broker-dealer Subsidiary, (vi) organized under the laws of any jurisdiction other than a Security Jurisdiction, (vii) a CFC, (viii) a FSHCO, (ix) a Subsidiary of a CFC or of a FSHCO, (x) an Unrestricted Subsidiary, (xi) any Subsidiary for which the providing of a guarantee could reasonably be expected (A) to result in any violation or breach of, or conflict with, fiduciary duties of such subsidiary’s officers, directors or managers or (B) to result in material adverse regulatory or Tax consequences, as determined by the Borrower Representative in good faith in consultation with the Administrative Agent, (xii) any Subsidiary that is prohibited or restricted by (A) applicable requirements of Law or (B) any contractual obligation, in each case from guaranteeing the Obligations or which would require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither Holdings nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization, (xiii) any Subsidiary in respect of which the Borrower Representative determines in consultation with the Administrative Agent that the cost, burden, difficulty or consequence of providing a guarantee is excessive in relation to the benefit to the Lenders of the security to be afforded thereby or the value of such guarantee or (xiv) any Subsidiary to the extent excluded by the application of the Collateral and Guarantee Principles or the Agreed Security Principles. Notwithstanding the foregoing, the Borrower Representative may from time to time, upon notice to the Administrative Agent, elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Security Documents delivered on the Closing Date (giving effect, as applicable, to the Collateral and Guarantee Principles or the Agreed Security Principles) or otherwise reasonably acceptable to the Borrower Representative and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). The Borrower Representative may subsequently elect to release any such Subsidiary as a Subsidiary Guarantor at any time in its sole discretion (it being understood that such release shall be subject to (A) UK Holdco or its applicable Restricted Subsidiary having capacity to make hereunder, and being deemed to make hereunder, an Investment in such Subsidiary after such release and (B) such Subsidiary having capacity to incur hereunder, and being deemed to incur hereunder, any Indebtedness or Liens after such release).

“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Existing Letter of Credit”: as defined in Section 3.1(c).

“Existing Senior Notes”: as defined in the preamble hereto.

“Existing Senior Notes Indenture”: as defined in the preamble hereto.

“Existing Swap Agreement”: each Swap Agreement listed on Schedule 1.1F.

“Expected Cost Savings”: as defined in clause (1)(i) of the definition of “Consolidated EBITDA.”

“Export Control Laws”: such export-control Laws as are administered or enforced by the U.S. Government, the European Union, or other export control authority with jurisdiction over any Loan Party, or any subsidiary or joint venture thereof, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the European Union Dual Use Regulation (Council Regulation EC 428/2009 (as amended)).

“Extended Revolving Commitments”: one or more Classes of extended Revolving Commitments that result from a Permitted Amendment.

“Extended Revolving Loans”: the Revolving Loans made pursuant to any Extended Revolving Commitment or otherwise extended pursuant to a Permitted Amendment.

“Extended Term Commitments”: one or more Classes of extended Term Commitments hereunder that result from a Permitted Amendment.

“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.

“Facility”: (a) any Term Facility (including the Closing Date Term Loan Facility and the New Term Loan Facility) and (b) any Revolving Facility, as the context may require.

“Fair Market Value”: with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower Representative).

“FATCA”: as defined in Section 2.19(a).

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the Fee Letter dated October 20, 2019 by and among Clarivate Analytics plc, the Joint Lead Arrangers and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December (commencing on December 31, 2019), (b) the Revolving Termination Date and (c) the date the Total Revolving Commitments are reduced to zero.

“Financial Compliance Date”: any date on which the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and undrawn L/C Obligations (excluding (i) non-Collateralized, issued and undrawn L/C Obligations in an amount up to $20,000,000 and (ii) Collateralized Letters of Credit) of the Revolving Borrowers exceeds 35% of the Revolving Commitments as of such date.

“Financial Covenant Event of Default”: as defined in Section 9.3(b).

“First Lien Net Leverage Ratio”: as of any date of determination for the most recently ended Reference Period or the Reference Period otherwise specified herein, the ratio of (a) Consolidated First Lien Indebtedness on such day, to (b) Consolidated EBITDA, in each case of UK Holdco and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period.

“First Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“First Priority Refinancing Term Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“Fixed Amount”: as defined in Section 1.9(b).

“Fixed Charges”: with respect to UK Holdco and the Restricted Subsidiaries for any period, the sum of:

(1)                Consolidated Interest Expense of UK Holdco and its Restricted Subsidiaries for such period; and

(2)                all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of UK Holdco and the Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Plan”: any pension plan, benefit plan, fund or other similar program established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party primarily for the benefit of individuals residing outside the United States (other than plans, funds or similar programs that are maintained exclusively by a Governmental Authority), and which is required to be funded through a trust or other funding vehicle and is not subject to ERISA or the Code.

“Foreign Benefit Plan Event”: with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law or the terms of the Foreign Plan, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by a Loan Party or any of Subsidiary of a Loan Party on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that could result in a Loan Party or any Subsidiary of a Loan Party incurring, or the imposition on a Loan Party or any Subsidiary of a Loan Party of, any fine, excise tax or penalty resulting from any noncompliance with applicable law or (f) any other event or condition with respect to a Foreign Plan that could result in liability of a Loan Party or any Subsidiary of a Loan Party.

“Foreign Guarantor Provisions”: the Foreign Guarantor Provisions set forth on Schedule 1.8.

“Foreign Loan Party”: any Loan Party that is not a US Loan Party.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a US Subsidiary.

“Forms”: as defined in Section 2.19(j).

“FRB”: the Board of Governors of the Federal Reserve System of the United States.

“FSHCO”: any Subsidiary of Holdings, substantially all the assets of which consist of Equity Interests of one or more CFCs or other FSHCOs.

“Funded Debt”: as to any Person, all Indebtedness described in clauses (1)(a), (1)(b) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (1)(d) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Default”: as defined in Section 2.17(d).

“Future Guarantor”: as defined in Section 8.12(g).

“GAAP”: generally accepted accounting principles in the United States of America that are in effect from time to time; provided, that GAAP shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, in accordance with the interpretive provisions set forth in Section 1 of this Agreement; provided, further, that (A) if any change in GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including the conversion to IFRS as described below or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of any financial statements required to be delivered under this Agreement and/or there is any change in the functional currency reflected in such financial statements or (B) if UK Holdco or its applicable direct or indirect parent company elects or is required to report under IFRS, UK Holdco or the Required Lenders may request by written notice to the Administrative Agent to amend the relevant affected provisions of this Agreement to eliminate the effect of such change in accounting principles or change as a result of the adoption or modification of accounting policies occurring after the Closing Date in GAAP or IFRS, as applicable, or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or IFRS, as applicable, or in the application thereof, and in such case, (x) the Borrower Representative and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) such provision shall be interpreted on the basis of GAAP or IFRS, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this definition. Any consent required from the Administrative Agent with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed. At any time after the Closing Date, the Borrower Representative or its applicable direct or indirect parent company may elect to apply IFRS accounting principles in lieu of GAAP, or vice versa, and upon such election, references herein to GAAP shall thereafter be construed to mean IFRS, or vice versa, as applicable (except as otherwise provided in this Agreement); provided, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the application of IFRS will remain as previously calculated or determined in accordance with GAAP and vice versa. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an Incurrence of Indebtedness or (2) have the effect of rendering impermissible any payment, Investment or other action made prior to the date of such election pursuant to Section 7.3 or any Incurrence of Indebtedness prior to the date of such election pursuant to Section 7.2 if such payment, Investment, Incurrence or other action was permitted under this Agreement on the date made, incurred or taken, as the case may be.

“German Borrower”: an Additional Revolving Borrower resident for tax purposes in Germany.

“German Collateral”: as defined in Section 10.1(c).

“German GmbH & Co. KG Guarantor”: as defined in Section 8.12(d).

“German GmbH Guarantor”: as defined in Section 8.12(d).

“German Guarantor”: as defined in Section 8.12(d).

“German Qualifying Lender”: a Lender which is beneficially entitled to interest payable to that Lender in respect of any amounts hereunder and is:

(a)       resident for tax purposes in Germany;

(b)       lending through a Facility Office in Germany to which the relevant interest payment is effectively attributable for tax purposes; or

(c)       a German Treaty Lender.

“German Treaty”: as defined in the definition of “German Treaty State”.

“German Treaty Lender”: a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty and (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“German Treaty State”: a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which makes provision for full exemption from tax imposed by Germany on interest.

“Global Intercompany Note”: a note in such form as may be reasonably agreed between the Borrower Representative and the Administrative Agent.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, administrative tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Member”: the collective reference to Holdings, the Borrowers and UK Holdco and its Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 8.2.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (including obligations arising by way of parallel debt), including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guaranteed Loan Party”: as defined in Section 8.12(d).

“Guaranteed Obligations”: as defined in Section 8.1(b).

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit G or in such other form reasonably approved by the Administrative Agent.

“Guarantors”: the collective reference to Holdings, the Borrowers (other than with respect to a Borrower’s own obligations or obligations with respect to which it is jointly and severally liable) and the Subsidiary Guarantors (in each case, except to the extent released in accordance with this Agreement).

“Hedging Obligations”: with respect to any Person, the obligations of such Person under Swap Agreements.

“Holding Company”: in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holdings”: as defined in the preamble hereto.

“Honor Date”: as defined in Section 3.5.

“IFRS”: International Financial Reporting Standards (formerly International Accounting Standards) as issued by the International Accounting Standards Board and its predecessor as in effect from time to time.

“Immaterial Subsidiary”: each Subsidiary which, as of the most recently ended Reference Period, contributed five percent (5%) or less of Consolidated EBITDA for such period; provided that, if at any time the aggregate amount of EBITDA attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period, the Borrower Representative (or, in the event the Borrower Representative has failed to do so within 30 days, the Administrative Agent) shall designate sufficient Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental Amendment”: as defined in Section 2.25(c), and including, for the avoidance of doubt, the Incremental Facility Amendment.

“Incremental Amendment Effective Date”: February 28, 2020.

“Incremental Arranger”: as defined in Section 2.25(a).

“Incremental Equivalent Debt”: as defined in Section 7.2(b)(vi).

“Incremental Facility”: any Class of Incremental Term Commitments or Revolving Commitment Increases and the extensions of credit made thereunder, as the context may require.

“Incremental Facility Amendment”: that certain Incremental Facility Amendment to the Credit Agreement, dated as of February 28, 2020, among Holdings, the Borrowers, the Guarantors party thereto, the New Term Lenders and the Administrative Agent.

“Incremental Facility Arrangers”: collectively, the Incremental Facility Arrangers listed on the cover page hereto.

“Incremental Facility Closing Date”: as defined in Section 2.25(c).

“Incremental Facility Transactions”: as defined in the Incremental Facility Amendment.

“Incremental Lender”: an Incremental Term Lender or Incremental Revolving Lender, as the context may require.

“Incremental Loan”: any Class of Incremental Term Loans or Incremental Revolving Loans, as the context may require.

“Incremental Revolving Lender”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: as defined in Section 2.25(a).

“Incremental Term Commitments”: as defined in Section 2.25(a).

“Incremental Term Lender”: as defined in Section 2.25(a).

“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.25(a).

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.

“Incremental Yield Differential”: as defined in Section 2.25(a)(vii).

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Amount”: as defined in Section 1.9(b).

“Indebtedness”: with respect to any Person:

(a)       the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, asset or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (iv) in respect of Capitalized Lease Obligations or (v) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of UK Holdco appearing upon the balance sheet of UK Holdco solely by reason of push-down accounting under GAAP shall be excluded;

(b)       to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations described in clause (a) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c)       to the extent not otherwise included, obligations described in clause (a) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) Other Obligations associated with other post-employment benefits and pension plans, (d) any operating leases as such an instrument would be determined in accordance with GAAP prior to the issuance of the ASU, (e) in connection with the purchase by UK Holdco or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, and (i) premiums payable to, and advance commissions or claims payments from, insurance companies, shall not constitute Indebtedness.

“Indemnitee”: as defined in Section 11.5.

“Indemnified Liabilities”: as defined in Section 11.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Holdings or its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, among Holdings, UK Holdco, the other Borrowers and the other Guarantors party thereto, Bank of America, N.A., as Credit Agreement Collateral Agent (as defined therein) for the Credit Agreement Secured Parties referred to therein, Wilmington Trust, National Association, as Initial Notes Collateral Agent (as defined therein) for the Notes Secured Parties referred to therein, and each additional Authorized Representative (as defined therein) from time to time party thereto for the Additional First Lien Secured Parties (as defined therein).

“Initial Term Loan”: (1) prior to the Incremental Amendment Effective Date, a Loan made pursuant to Section 2.1(b) on the Closing Date (such Loans, the “Closing Date Term Loans”) and (2) from and after the Incremental Amendment Effective Date, collectively, the Closing Date Term Loans and the New Term Loans.

“Inside Maturity Basket”: Incremental Term Loans, Incremental Equivalent Debt, Permitted Credit Agreement Refinancing Debt, Refinancing Indebtedness or other Indebtedness in an aggregate principal amount outstanding not exceeding the greater of $250,000,000 and 75% of Consolidated EBITDA as of the most recently ended Reference Period (as selected by the Borrower Representative).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: collectively, the US Intellectual Property Security Agreements and each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to Section 6.9, Section 6.11 or Schedule 1.1C (as such schedule may be amended or supplemented from time to time in accordance with the Agreed Security Principles), in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Intercreditor Agreements”: the Initial Intercreditor Agreement and/or any Acceptable Intercreditor Agreement entered into after the Closing Date, as the context may require or permit.

“Interest Coverage Ratio”: as of any date of determination for the most recently ended Reference Period or the Reference Period otherwise specified herein, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period. Unless otherwise specified herein, “Interest Coverage Ratio” shall be a reference to the Interest Coverage Ratio for the most recently ended Reference Period.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December (commencing on December 31, 2019) and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurocurrency Loan (except in the case of the repayment or prepayment of all Loans or, as to any Revolving Loan, the Revolving Termination Date or such earlier date on which the Revolving Commitments are terminated), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the last Business Day of each March, June, September and December (commencing on December 31, 2019), and the Revolving Termination Date.

“Interest Period”: as to any Eurocurrency Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending (i) one, two, three or six (in each case, subject to availability) months thereafter or (ii) if approved by all Lenders under the relevant Facility, twelve months thereafter, one week thereafter or such other period as all relevant Lenders shall agree, in each case as selected by the Borrower Representative in its irrevocable notice of borrowing, continuation or conversion, substantially in the form of Exhibit H, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)               if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)              the Borrower Representative may not select an Interest Period under any Revolving Facility that would extend beyond the Revolving Termination Date and the Borrowers (with respect to the Term Loans other than the Incremental Term Loans) and the Borrowers (with respect to the Incremental Term Loans) may not select an Interest Period under the Term Facility beyond the date final payment is due on the Term Loans;

(iii)             any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)             if the Borrower Representative shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurocurrency Loans, the Borrower Representative shall be deemed to have selected an Interest Period of one month; and

(v)             the Borrower Representative shall be permitted to select an Interest Period of one week on no more than ten (10) instances per annum.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”:

(1)                securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality thereof (other than Cash Equivalents) of the U.S., Canada, any country that is a member of the European Union, the United Kingdom, Japan or Switzerland;

(2)                securities that have an Investment Grade Rating;

(3)                investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)                corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances or extensions of credit to customers and vendors and commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:

(1)                “Investments” shall include the portion (proportionate to UK Holdco’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of UK Holdco at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, UK Holdco shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)            UK Holdco’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation less

(b)            the portion (proportionate to UK Holdco’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2)                any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower Representative; and

(3)                the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

For the avoidance of doubt, a guarantee by UK Holdco or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by UK Holdco or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of UK Holdco or any Restricted Subsidiary, and in no event shall (x) a guarantee of an operating lease or other business contract of UK Holdco or any Restricted Subsidiary or (y) intercompany indebtedness among UK Holdco and the Restricted Subsidiaries made in the ordinary course of business and having a term not exceeding 364 days be deemed an Investment.

“IRS”: as defined in Section 11.6(c)(i).

“Issuer Documents”: with respect to any Letter of Credit, the application form, and any other document, agreement and instrument entered into by any Issuing Lender and a Borrower (or any Subsidiary) or in favor of such Issuing Lender and relating to such Letter of Credit.

“Issuing Lender”: (i) each Revolving Lender as of the Closing Date or in each case any of their respective affiliates, each in its capacity as issuer of any Letter of Credit and (ii) such other Revolving Lenders or Affiliates of Revolving Lenders that are reasonably acceptable to the Administrative Agent and the Borrower Representative that agrees pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, to be bound by the terms hereof applicable to such Issuing Lender.

“ITA 2007” means the United Kingdom Income Tax Act 2007.

“Joint Bookrunners”: collectively, the Joint Bookrunners listed on the cover page hereof.

“Joint Lead Arrangers”: collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Junior Indebtedness”: third party Subordinated Indebtedness for borrowed money of UK Holdco or any of its Restricted Subsidiaries that is a Loan Party in an aggregate outstanding principal amount exceeding the greater of $125,000,000 and 39% of Consolidated EBITDA as of the most recently ended Reference Period.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election”: as defined in Section 1.4.

“LCT Test Date”: as defined in Section 1.4.

“L/C Advance”: with respect to each L/C Participant, such L/C Participant’s funding of its participation in any Letter of Credit in accordance with Section 3.4(a).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or Refinanced as a Revolving Borrowing.

“L/C Commitment”: $40,000,000.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.9 and, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than each Issuing Lender.

“L/C Sublimit”: with respect to any Issuing Lender, (i) the amount set forth opposite the name of such Issuing Lender on Schedule 1.1A-2 or (ii) such other amount specified in the agreement by which such Issuing Lender becomes an Issuing Lender hereunder.

“Legal Reservations”:

(1)      the principle that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2)       the time barring of claims under any applicable law (including the Limitation Acts) of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim;

(3)       the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;

(4)       the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(5)       the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(6)       the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(7)       similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(8)       any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders.

“Letter of Credit Expiration Date”: the day that is three Business Days prior to the scheduled Revolving Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR”: as set forth in Eurocurrency Rate.

“LIBOR Quoted Currency”: each of the following currencies: Dollars, Euro, Sterling, Yen, and Swiss Franc, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate”: the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in consultation with the Borrower Representative from time to time).

“LIBOR Successor Rate”: as specified in Section 2.16(b).

“LIBOR Successor Rate Conforming Changes”: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower Representative), to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower Representative) determine is reasonably necessary in connection with the administration of this Agreement).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, in each case of England and the Prescription and Limitation (Scotland) Act 1973 of Scotland.

“Limited Condition Transaction”: any transaction, any acquisition or other Investment permitted hereunder (including by way of merger, amalgamation or consolidation), any assumption or incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, any Asset Sale or any Restricted Payment, by UK Holdco or one or more of the Restricted Subsidiaries.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, any Intercreditor Agreement, the Notes, the Security Documents, any Refinancing Amendment, any Incremental Amendment~~,~~ (including the Incremental Facility Amendment), any Loan Modification Agreement, any Borrower Joinder and any other document designated as a “Loan Document” by the Administrative Agent and the Borrower Representative from time to time.

“Loan Modification Agent”: as defined in Section 2.28(a).

“Loan Modification Agreement”: as defined in Section 2.28(b).

“Loan Modification Offer”: as defined in Section 2.28(a).

“Loan Note Instrument (Notes)”: the Loan Note Instrument constituting $700,000,000 Principal Amount Floating Rate Unsecured Loan Notes Due 2026 dated as of the Closing Date, issued by UK Holdco, as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time.

“Loan Note Instrument (Term Loans)”: the Loan Note Instrument constituting up to $900,000,000 Principal Amount Floating Rate Unsecured Loan Notes Due 2026 (with an initial issuance on the Closing Date in a principal amount of $493,000,000) dated as of the Closing Date, issued by UK Holdco, as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time.

“Loan Note Instruments”: the collective reference to the Loan Note Instrument (Notes) and the Loan Note Instrument (Term Loans).

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Lux Borrower”: as defined in the recitals hereto.

“Luxembourg Borrower”: any Borrower whose registered office/place of central administration is in Luxembourg and whose centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) is in Luxembourg.

“Luxembourg Exempt Lender”: in relation to a Luxembourg Borrower, a Lender which is (otherwise than by reason of being a Luxembourg Treaty Lender) able to receive interest from that Borrower without a deduction or withholding for, or on account of, Tax imposed by Luxembourg.

“Luxembourg Guarantor”: any Guarantor whose registered office/place of central administration is in Luxembourg and whose centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) is in Luxembourg.

“Luxembourg Loan Party”: any Loan Party whose registered office/place of central administration is in Luxembourg and whose centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) is in Luxembourg.

“Luxembourg Qualifying Lender”: in respect of amounts payable by any Luxembourg Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan or Letter of Credit and is (i) lending through (A) an entity tax resident in Luxembourg, or (B) a permanent establishment in Luxembourg to which the relevant interest payment is effectively attributable for tax purposes, (ii) a Luxembourg Exempt Lender or (iii) a Luxembourg Treaty Lender.

“Luxembourg Treaty”: as defined in the definition of “Luxembourg Treaty State”.

“Luxembourg Treaty Lender”: a Lender which (i) is treated as a resident of a Luxembourg Treaty State for the purposes of the Luxembourg Treaty, (ii) does not carry on a business in Luxembourg through a permanent establishment with which that Lender's participation in the Loan or Letter of Credit is effectively connected and (iii) fulfils any other conditions which must be fulfilled under the relevant Luxembourg Treaty and the laws of Luxembourg to obtain exemption from taxation imposed by Luxembourg on interest.

“Luxembourg Treaty State”: a jurisdiction having a double taxation agreement with Luxembourg which makes provision for full exemption from tax imposed by Luxembourg on interest (a “Luxembourg Treaty”).

“Majority Facility Lenders”: (a) with respect to any Revolving Facility, the Majority Revolving Lenders with respect to such Revolving Facility and (b) with respect to any Term Facility, the Majority Term Lenders with respect to such Term Facility.

“Majority Revolving Lenders”: at any time with respect to any Revolving Facility, (i) prior to the termination of all Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Commitments and (ii) after the termination of all the Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Extensions of Credit with respect to such Revolving Facility.

“Majority Term Lenders”: at any time with respect to any Term Facility, Term Lenders that are non-Defaulting Lenders having Term Loans and unused and outstanding Term Commitments with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Term Commitments with respect to such Term Facility at such time.

“Management Agreement”: one or more management services or consulting services agreements, entered into prior to the Closing Date between UK Holdco or any direct or indirect parent company or any Restricted Subsidiary and the Sponsors and any other beneficial owner in the equity in the Borrower Representative or any direct or indirect parent company of the Borrower Representative.

“Management Determination”: as defined in Section 8.12(d).

“Management Investor”: any Person who is a director, officer or otherwise a member of management of UK Holdco, any of its Restricted Subsidiaries or any of UK Holdco’s direct or indirect parent companies on the Closing Date.

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization”: on any date of determination, an amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of Holdings or its applicable direct or indirect parent entity multiplied by (b) the arithmetic mean of the closing prices per share of such common shares of Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement”: as defined in the definition of “Acceptable Intercreditor Agreement.”

“Master Agreement”: as defined in the definition of “Qualified Counterparty.”

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of UK Holdco and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the material rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or under any other Loan Document (taken as a whole).

“Material Restricted Subsidiary”: at any date, a Restricted Subsidiary which is a Material Subsidiary.

“Material Subsidiary”: at any date, a Subsidiary which is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic molds or fungus, and urea-formaldehyde insulation, in each case, that are regulated pursuant to Environmental Law.

“Maximum Amount”: as defined in Section 11.20(a).

“MFN Provision”: as defined in Section 2.25(a)(iv).

“Minimum Extension Condition”: as defined in Section 2.28(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Assets”: as defined in Section 8.12(d).

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Borrower Representative’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by any Group Member in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation, (vii) other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account the reduction in Tax liability resulting from any available operating losses and net operating loss carryovers, Tax credits, and Tax credit carry forwards, and similar Tax attributes or deductions and any Tax sharing arrangements) and (viii) in the case of any Asset Sale, Recovery Event or any other sale of assets by a non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (viii)) attributable to any minority interest and not available for distribution to or for the account of UK Holdco or a Wholly-Owned Restricted Subsidiary as a result thereof, and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” has the meaning set forth in Section 11.1(b)(xi).

“Netted Amounts”: as defined in the definition of “Consolidated Total Indebtedness.”

“New Term Commitment”: as to any New Term Lender, (i) the obligation of such New Term Lender, if any, to make a New Term Loan to the Term Borrowers in a principal amount not to exceed the amount set forth under the heading “New Term Commitment” opposite such New Term Lender’s name on Schedule 1 to the Incremental Facility Amendment. The original aggregate principal amount of the New Term Commitments is $360,000,000 on the Incremental Amendment Effective Date.

“New Term Lenders”: as defined in the Incremental Facility Amendment and its permitted successors and assigns.

“New Term Loans”: the Term Loans made by the New Term Lenders to the Term Borrowers pursuant to Section 2.1(ii).

“New Term Loan Facility”: the Facility under which the New Term Loans are made available on the Incremental Amendment Effective Date pursuant to the Incremental Facility Amendment.

“Non-Debt Fund Affiliate”: any Affiliate of Holdings other than (i) Holdings, the Borrowers or any Subsidiary of Holdings or the Borrowers, (ii) any Debt Fund Affiliate and (iii) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, one or more natural persons).

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-LIBOR Quoted Currency” means any currency other than LIBOR Quoted Currency.

“Non-U.S. Lender”: as defined in Section 2.19(j).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Intent to Cure”: an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent, with respect to each period of four consecutive fiscal quarters for which a Cure Right will be exercised, on or before the date the financial statements required under Section 6.1(a) or (b) were required to have been delivered, which Officer’s Certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default through the issuance of Permitted Cure Securities as contemplated under Section 9.4.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities (including obligations arising by way of parallel debt) of any Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Price”: as defined in the definition of “Dutch Auction.”

“Officer’s Certificate”: a certificate signed on behalf of the Borrower Representative or any other Group Member by any Responsible Officer thereof.

“OID”: with respect to any Term Loan or Revolving Facility (or repricing thereof), or any Incremental Term Loan or Revolving Commitment Increase, as the case may be, the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount), but excluding any arrangement, structuring, commitment or other fees payable in connection therewith that are not shared with all Lenders in the primary syndication thereof, which excluded fees shall not be included and equated to the interest rate.

“Organizational Document”: (i) relative to each Person that is a corporation or company, its charter and its by-laws or memorandum and articles of association (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation or registration and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document), (v) relative to each Person that is an exempted limited partnership, its exempted limited partnership agreement, (vi) relative to each Person that is an exempted company, its memorandum and articles of association and (vii) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Applicable Indebtedness”: as defined in Section 2.11(i).

“Other Guarantor”: as defined in Section 8.12(f).

“Other Obligations”: any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans”: the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any penalties, interest and additional amounts with respect thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount”: (a) with respect to the Term Loans, Revolving Loans and Swingline Loans on any date, the Dollar Amount of the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swingline Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Amount of the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Holding Company”: any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Participating Member State”: any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Requirements”: the making or procuring of appropriate registrations, filings, endorsements, stampings and intimation and/or the taking of control, possession or of other actions in accordance with local laws and/or notifications of the Security Documents and/or the Liens created thereunder.

“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”

“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.28, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) any other changes permitted by the terms of Section 2.28.

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between UK Holdco or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.5.

“Permitted Auction Purchaser”: any Borrower or Holdings.

“Permitted Clean-Up Investment”: any Investment referred to in clauses (3), (9), (21) and (23) of the definition of “Permitted Investments.”

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, Revolving Loans or Revolving Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof, and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or Other Credit Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Permitted Cure Securities”: any Qualified Equity Interest in Holdings.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by any Borrower or Subsidiary Guarantor in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders”: (i) the Sponsors, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of UK Holdco and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings or any direct or indirect Parent Holding Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, (iv) any other beneficial owner in the equity in Holdings or any direct or indirect Parent Holding Company as of the Closing Date and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i), (iii) or (iv) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings or any direct or indirect Parent Holding Company or of a Permitted Holder specified in clause (iii) above (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder or group of Permitted Holders specified in clauses (i), (iii) and (iv) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments”:

(1)             any Investment in UK Holdco or any Restricted Subsidiary;

(2)             any Investment in Cash Equivalents or Investment Grade Securities;

(3)            (x) any Investment by UK Holdco or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, UK Holdco or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)            any Investment in securities or other assets, including earnouts or similar obligations, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;

(5)             any Investment (x) existing on the Closing Date (in the case of any individual Investment in excess of $5,000,000, to be set forth on Schedule 1.1D), (y) made pursuant to binding commitments in effect on the Closing Date (in the case of any individual Investment in excess of $5,000,000, to be set forth on Schedule 1.1D) and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, Refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Closing Date;

(6)             loans and advances to, and guarantees of Indebtedness of, employees of UK Holdco (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of the greater of $20,000,000 and 7% of Consolidated EBITDA as of the most recently ended Reference Period outstanding at any one time, in the aggregate;

(7)             any Investment acquired by UK Holdco or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by UK Holdco or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of UK Holdco of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with, Persons who are not Affiliates or (c) as a result of a foreclosure by UK Holdco or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)            Hedging Obligations permitted under Section 7.2(b)(xii);

(9)            additional Investments by UK Holdco or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of $250,000,000 and 77% of Consolidated EBITDA as of the most recently ended Reference Period; provided, however, for the avoidance of doubt, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)          loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase or other acquisition for value of Equity Interests of UK Holdco or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of UK Holdco (or any direct or indirect parent company thereof) in good faith;

(11)           Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Stock) or any direct or indirect parent of Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(3);

(12)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.18 (except transactions described in clauses (b)(ii), (b)(v), (b)(ix)(B), (b)(xxiii) and (b)(xxiv) therein);

(13)          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)          guarantees issued in accordance with Section 7.2 and Section 6.9;

(15)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including without limitation prepayments to suppliers in the ordinary course of business) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16)          any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17)          Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 7.5 or any disposition of assets not constituting an Asset Sale;

(18)          (x) Investments in joint ventures of UK Holdco or any of its Restricted Subsidiaries existing on the Closing Date, (y) additional Investments in joint ventures in an aggregate amount not to exceed the greater of $150,000,000  and 47% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding and (z) additional Investments in Similar Businesses in an aggregate amount not to exceed the greater of $150,000,000 and 47% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding; provided, however, that, for the avoidance of doubt, if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)         Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20)         advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21)          the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of Holdings or a Restricted Subsidiary (or any direct or indirect parent of Holdings);

(22)           Investments by Lux Company Borrower in UK Holdco evidenced by each Loan Note Instrument; and

(23)          acquisitions by UK Holdco or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division or business unit of, or all or substantially all of the assets of, a Person (each a “Permitted Acquisition”); provided that (i) no Specified Event of Default has occurred or is continuing at the applicable time of determination, (ii) UK Holdco and its Restricted Subsidiaries will be in compliance with Section 6.19(a) after giving effect to such Permitted Acquisition, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iv) UK Holdco or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 6.9 in connection therewith.

“Permitted Liens”: with respect to any Group Member:

(1)            pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes, corporate Taxes and pension fund obligations or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)            Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than 30 days (other than with respect to Subsidiaries formed in Germany) or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction);

(3)            Liens for Taxes, assessments or other governmental charges (i) not overdue for more than 60 days or (ii) which are being contested in good faith by appropriate proceedings if (a) adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or (b) they are immaterial to UK Holdco and its Restricted Subsidiaries taken as a whole;

(4)             Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)            survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6)            Liens incurred to secure Other Obligations in respect of Indebtedness or other obligations permitted to be Incurred pursuant to Section 7.2(b)(i), (b)(ii), (b)(iv), (b)(vi) (to the extent contemplated to be secured by the terms thereof), (b)(vii), (b)(xv), (b)(xvi) or (b)(xxii) (to the extent contemplated to be secured by the terms thereof); provided that, (A) in the case of Section 7.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of which is financed thereby and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (B) in the case of Section 7.2(b)(vi) such Indebtedness complies with the Applicable Requirements, (C) in the case of Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens and (D) in the case of any Liens securing Refinancing Indebtedness Incurred pursuant to Section 7.2(b)(xvi), such Lien relates only to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under Section 7.2(b)(iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing);

(7)             Liens (i) securing the Obligations and (ii) existing on the Closing Date (in the case of any Lien securing obligations in excess of $5,000,000, to be set forth on Schedule 1.1E);

(8)            Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by UK Holdco or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 7.2(b)(vii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(9)            Liens on assets or on property at the time UK Holdco or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into UK Holdco or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by UK Holdco or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 7.2(b)(vii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(10)          Liens securing Indebtedness or other obligations of UK Holdco or a Restricted Subsidiary owing to UK Holdco or another Restricted Subsidiary permitted to be Incurred pursuant to Section 7.2;

(11)           Liens securing Hedging Obligations not entered into for speculative purposes;

(12)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of UK Holdco or any Restricted Subsidiaries;

(14)          Liens arising from UCC financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments entered into by UK Holdco and its Restricted Subsidiaries in the ordinary course of business and precautionary or purported Liens evidenced by the filing of UCC financing statement filings (or similar filings in any other jurisdiction);

(15)           Liens in favor of UK Holdco or any Restricted Subsidiary;

(16)           Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(17)          (A) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers and (B) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(18)          Liens on the Equity Interests and Indebtedness of, and the assets of, Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(19)          grants of software and other technology licenses in the ordinary course of business;

(20)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)           Liens incurred to secure Cash Management Services in the ordinary course of business;

(23)          Liens on equipment of UK Holdco or any Restricted Subsidiary granted in the ordinary course of business to UK Holdco’s or such Restricted Subsidiary’s client at which such equipment is located;

(24)          Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11) and (15) of this definition of “Permitted Liens;” provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;

(25)          other Liens securing obligations which obligations do not exceed the greater of $250,000,000 and 77% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding; provided that, at the election of the Borrower Representative with respect to any such Liens on Collateral, the holders of such obligations (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement that provides that such obligations are secured on a junior lien basis to the Obligations hereunder;

(26)          [reserved];

(27)          Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(28)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of UK Holdco or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of UK Holdco and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of UK Holdco or any of its Restricted Subsidiaries in the ordinary course of business;

(29)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.2; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(31)           restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(32)           customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(33)          any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of UK Holdco or any of its Restricted Subsidiaries;

(34)          Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(35)           Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions in any other jurisdiction) on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken oder AGB-Sparkassen) in Germany);

(36)          (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder and (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment;

(37)          customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(38)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted hereunder;

(39)          Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40)           Liens given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of UK Holdco or a Restricted Subsidiary thereof in the ordinary course of business; provided that such Liens do not materially interfere with the operations of UK Holdco and its Restricted Subsidiaries, taken as a whole;

(41)           Liens on assets or Equity Interests of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets or Equity Interests of such Non-Guarantor Subsidiaries;

(42)          Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (m) of the definition of “Asset Sale;”

(43)          (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to UK Holdco or any Restricted Subsidiary (including, without limitation, any Liens Incurred pursuant to Section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)); and

(44)          Liens on assets not constituting Collateral securing obligations in an aggregate amount not to exceed the greater of $10,000,000 and 3% of Consolidated EBITDA as of the most recently ended Reference Period.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Refinancing Requirements”: with respect to any Indebtedness incurred by any Borrower or Subsidiary Guarantor to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a)           with respect to all such Indebtedness:

(i)               the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are not materially more restrictive on the Group Members than those applicable to the Refinanced Debt (except for (x) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower Representative and the providers of such Indebtedness, (y) then-prevailing market terms for the applicable type of Indebtedness (as determined by the Borrower Representative in good faith); provided that if such Indebtedness includes a financial covenant that is more restrictive than Section 7.1 of this Agreement, such financial covenant shall be either (A) conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to an amendment agreement between the Administrative Agent and the applicable Borrowers or (B) applicable only to periods after the Revolving Termination Date or otherwise reasonably satisfactory to the Administrative Agent or (z) terms that are conformed (or added) to the Loan Documents for the benefit of the applicable Lender pursuant to an amendment between the Administrative Agent and the applicable Borrowers);

(ii)              if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than a Loan Party; and

(iii)             the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Commitments) of the Refinanced Debt in accordance with its terms;

(b)          if such Indebtedness constitutes Refinancing Revolving Debt, such Indebtedness does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt;

(c)            if such Indebtedness constitutes Refinancing Term Debt (other than Customary Bridge Financing):

(i)               in the case of Refinancing Term Debt, other than Refinancing Term Debt incurred pursuant to the Inside Maturity Basket, such Indebtedness (A) does not mature prior to the maturity date of the Refinanced Debt and (B) does not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt determined at the time of incurrence; and

(ii)             [reserved]; and

(d)           if such Indebtedness is secured:

(i)              such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries; and

(ii)              to the extent secured by Collateral, a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Acceptable Intercreditor Agreement (or, if applicable, the Initial Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of a First Priority Refinancing Revolving Facility or a First Priority Refinancing Term Facility, or in the definition of Permitted Second Priority Refinancing Debt, in the case of a Second Priority Refinancing Revolving Facility or a Second Priority Refinancing Term Facility.

“Permitted Second Priority Refinancing Debt”: any secured Indebtedness incurred by any Borrower or Subsidiary Guarantor in the form of one or more series of second lien secured notes or second lien secured term loans (each, a “Second Priority Refinancing Term Facility”) or one or more revolving credit facilities (each, a “Second Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis (with respect to liens only) to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five Business Days (or such shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Tax Distributions”: payments made pursuant to Section 7.3(b)(xii).

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by any Borrower or Subsidiary Guarantor in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five Business Days (or such shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, exempted limited partnership, exempted company, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is subject to Title IV of ERISA and in respect of which Holdings or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2(a).

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Previously Designated Unrestricted Subsidiary”: as defined in Section 6.12.

“Prime Rate”: the rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Basis”: with respect to any Reference Period (i) if, during such Reference Period (or after such Reference Period and prior to the date of determination), UK Holdco or any Restricted Subsidiary shall have made any Disposition (or discontinued any operations) of at least a division of a business unit, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or discontinuation for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(ii)           if, during such Reference Period (or after such Reference Period and prior to the date of determination), UK Holdco or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(iii)          if, during such Reference Period (or after such Reference Period and prior to the date of determination), the Borrower Representative shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, Consolidated EBITDA and the Interest Coverage Ratio for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such Reference Period;

(iv)          if, during such Reference Period (or after such Reference Period and prior to the date of determination), UK Holdco or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Interest Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the first day of the applicable Reference Period;

(v)           if, after such Reference Period and prior to the date of determination, UK Holdco or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the last day of such Reference Period; and

(vi)          if, during such Reference Period (or after such Reference Period and prior to the date of determination), UK Holdco or any Restricted Subsidiary shall have initiated any Cost Saving Initiative, the applicable Expected Cost Savings shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of such Reference Period and as if such Expected Cost Savings were realized in full during the entirety of such Reference Period;

provided that, solely for purposes of calculating (x) quarterly compliance with Section 7.1 and (y) the First Lien Net Leverage Ratio for purposes of the definitions of “Applicable Margin” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Reference Period, and no transaction occurring after the end of the Reference Period shall be taken into account in determining any such calculation made on a Pro Forma Basis.

For purposes of this Agreement, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Properties”: as defined in Section 4.13(a).

“Pro Rata Share”: with respect to (i) any Revolving Facility, and each Revolving Lender’s share of such Revolving Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Revolving Commitments of such Revolving Lender under such Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments under such Revolving Facility at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender under such Revolving Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (ii) any Term Facility, and each Term Lender and such Term Lender’s share of all Term Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Term Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage), the numerator of which is the amount of the Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Loans at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment, and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time (plus such Lender’s obligation to purchase participations in undrawn Letters of Credit) and the denominator of which is the Outstanding Amount (in aggregate) plus the amount of all Lenders’ obligations to purchase participations in undrawn Letters of Credit at such time; provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 6.2(a).

“Public Lender Information”: information and documentation that is either exclusively (i) of a type that would be publicly available if Holdings and its respective Subsidiaries were public reporting companies or (ii) not material or inside information with respect to Holdings and its respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Purchase”: as defined in the definition of “Dutch Auction.”

“Purchase Money Note”: a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from UK Holdco or any of its Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Purchase Notice”: as defined in the definition of “Dutch Auction.”

“Purchaser”: as defined in the definition of “Dutch Auction.”

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Counterparty”: (i) in the case of a Specified Swap Agreement that is an Existing Swap Agreement, any counterparty thereto, (ii) in the case of a Specified Swap Agreement that is in effect on the Closing Date, the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the foregoing, in its capacity as a counterparty to such Specified Swap Agreement, (iii) in the case of a Specified Swap Agreement entered into after the Closing Date, the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing, in each case at the time of entry into such agreement, in its capacity as a counterparty to such Specified Swap Agreement and (iv) any other Person from time to time designated in writing by the Borrower Representative with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and that has appointed the Collateral Agent as its collateral agent in a manner reasonably acceptable to the Collateral Agent; provided that none of the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing described in the preceding clauses (ii) and (iii) shall cease to be Qualified Counterparties by reason of ceasing to be the Administrative Agent, a Joint Lead Arranger, an Incremental Facility Arranger, a Lender or an Affiliate of the foregoing, as applicable.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: any Capital Stock that is not a Disqualified Stock.

“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Borrower Representative shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower Representative and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower Representative), and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the receivables financing is first introduced (as determined in good faith by the Borrower Representative and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms at the time of any such modification) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of UK Holdco or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Qualified Reporting Subsidiary” as defined in Section 6.1.

“Rate Determination Date” means two (2) Business Days prior to the commencement of the applicable Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent (in consultation with the Borrower Representative); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, the Rate Determination Date shall be such other day as is reasonably determined by the Administrative Agent (in consultation with the Borrower Representative).

“Rating Agency”: S&P, Moody’s or any other nationally recognized rating agency selected by the Borrower Representative and approved by the Administrative Agent in writing.

“Ratio Debt”: as defined in Section 7.2(a).

“Realizable Assets”: as defined in Section 8.12(d).

“Recalculation”: as defined in Section 3.10(a).

“Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing”: any transaction or series of transactions that may be entered into by UK Holdco or any Subsidiary of UK Holdco pursuant to which UK Holdco or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by UK Holdco or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of UK Holdco or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by UK Holdco or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation”: any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary”: a Wholly Owned Restricted Subsidiary of UK Holdco (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with UK Holdco in which UK Holdco or any Subsidiary of UK Holdco makes an Investment and to which UK Holdco or any Subsidiary of UK Holdco transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of UK Holdco and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower Representative as a Receivables Subsidiary and:

(a)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by UK Holdco or any other Restricted Subsidiary of UK Holdco (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates UK Holdco or any other Restricted Subsidiary of UK Holdco in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of UK Holdco or any other Restricted Subsidiary of UK Holdco, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)          with which neither UK Holdco nor any other Restricted Subsidiary of UK Holdco has any material contract, agreement, arrangement or understanding other than on terms which UK Holdco reasonably believe to be no less favorable to UK Holdco or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of UK Holdco, and

(c)           to which neither UK Holdco nor any other Restricted Subsidiary of UK Holdco has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower Representative shall be evidenced to the Administrative Agent by delivering to the Administrative Agent an Officer’s Certificate signed on behalf of the Borrower Representative certifying that such designation complied with the foregoing conditions.

“Receiver”: any receiver and manager or administrative receiver (or an equivalent officer in any jurisdiction) of the whole or any part of the Collateral.

“Reclassifiable Item”: as defined in Section 1.9(c).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

“Reference Period”: (a) for purposes of determining actual compliance with Section 7.1, the period beginning on the first day of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered and ending on the last day of such four consecutive fiscal quarter period and (b) for any other purpose, the period beginning on the first day of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered or, if earlier, are internally available and, in each case, ending on the last day of such four consecutive fiscal quarter period; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 6.1(a) or (b), as the case may be, “Reference Period” means the period of four consecutive fiscal quarters most recently ended for which financial statements are available.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, replace, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower Representative and any applicable Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Arranger”: any Person (who may be the Administrative Agent, if it so agrees) that is not an Affiliate of any Borrower appointed by the Borrower Representative, after consultation with the Administrative Agent, as the arranger of any Permitted Credit Agreement Refinancing Debt.

“Refinancing Revolving Debt”: any First Priority Refinancing Revolving Facility, Second Priority Refinancing Revolving Facility or Unsecured Refinancing Revolving Facility.

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Second Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).

“Register”: as defined in Section 11.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933 (or pursuant to similar rules in any jurisdiction outside of the United States), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside of the United States).

“Regulated Bank”: an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U”: Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation”: the obligation of the Revolving Borrowers or the Borrower Representative (on behalf of any Revolving Borrower) to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are subject to prepayment in accordance with Section 2.11(c) but not applied to prepay the Term Loans pursuant to Section 2.11(c) as a result of the determination by the Borrower Representative to reinvest such Net Cash Proceeds.

“Reinvestment Event”: as defined in Section 2.11(c).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of UK Holdco and the Restricted Subsidiaries or in connection with a Permitted Acquisition or other Investment permitted hereunder.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 450 days after such Reinvestment Event (or, if later, 180 days after the date UK Holdco or a Restricted Subsidiary has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such 450 day period) and (b) the date on which the Borrower Representative shall have notified the Administrative Agent in writing that it has determined not to acquire, replace, reconstruct or repair assets useful in the business of UK Holdco and the Restricted Subsidiaries or in connection with a Permitted Acquisition or other Investment permitted hereunder.

“Related Business Assets”: assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by UK Holdco or a Restricted Subsidiary in exchange for assets transferred by UK Holdco or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Relevant Jurisdiction”: in relation to a Loan Party:

(a)           the jurisdiction under whose laws that Loan Party is incorporated or organized as at the Closing Date or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);

(b)           any jurisdiction where it conducts its business; and

(c)           any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.

“Reply Amount”: as defined in the definition of “Dutch Auction.”

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”

“Repricing Premium”: as defined in Section 2.10(b).

“Repricing Transaction”: other than in the context of a transaction involving a Change of Control, the financing of any Significant Acquisition or any Transformative Disposition (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence of any broadly syndicated pari passu secured term loan “B” credit facility denominated in the same currency (“Repricing Indebtedness”) having an Effective Yield that is less than the Effective Yield of the Initial Term Loans and (ii) any amendment, waiver, consent or modification to this Agreement that would reduce the Effective Yield of the Initial Term Loans; provided that the primary purpose (as determined by the Borrower Representative in good faith) of such repayment, prepayment, refinancing, substitution, replacement, amendment, waiver, consent or modification was to reduce the Effective Yield of the Initial Term Loans.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate Outstanding Amount of all Term Loans at such time, (ii) the Total Incremental Term Commitments then in effect and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit at such time.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Holdings, UK Holdco or the Borrower Representative), or other similar officer of a Loan Party (or of its general partner, managing member or sole member, if applicable) of the applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller (or other officer or director with equivalent duties), and solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted”: when referring to cash or Cash Equivalents of UK Holdco and the Restricted Subsidiaries, means that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of UK Holdco.

“Restricted Debt Payments”: as defined in Section 7.3(a)(iii).

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 7.3(a)(iv). The amount of any Restricted Payment (other than in cash), other than any Restricted Investment, shall be the Fair Market Value on the applicable date of determination of the assets or securities proposed to be transferred or issued pursuant to such Restricted Payment.

“Restricted Subsidiary”: any Subsidiary of UK Holdco other than any Unrestricted Subsidiary; provided, however, that upon a Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Declined Proceeds”: as defined in Section 2.11(f).

“Retired Capital Stock”: as defined in Section 7.3(b)(ii).

“Return Bid”: as defined in the definition of “Dutch Auction.”

“Revolving Borrower”: as defined in the recitals hereto.

“Revolving Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period made by each of the Revolving Lenders.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A-1 or in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is the Dollar Amount of $250,000,000.

“Revolving Commitment Increase”: as defined in Section 2.25(a).

“Revolving Commitment Increase Lender”: as defined in Section 2.25(d).

“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.11(e).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time to an amount equal to the sum of (a) the aggregate Outstanding Amount of all Revolving Loans held by such Lender at such time, (b) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of all L/C Obligations at such time and (c) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of all Swingline Loans at such time.

“Revolving Facility”: any Class of Revolving Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Note”: a promissory note substantially in the form of Exhibit F-1.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time constitutes of the aggregate Outstanding Amount all Revolving Loans at such time; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: the fifth anniversary of the Closing Date.

“Rule 3-16 Capital Stock”: the Capital Stock (or any portion thereof) of any Subsidiary of Holdings to the extent the granting of a security interest thereon would create the requirement for Holdings or any direct or indirect parent company thereof to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to Rule 3-10 or 3-16 of Regulation S-X under the Securities Act (or any successor regulation) or any other requirement of law in effect from time to time.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions UK Holdco or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, UK Holdco or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Country”: as defined in Section 4.17(c).

“Sanctioned Person”: (a) any Person listed in any Sanctions Laws-related list of designated persons maintained by OFAC (including the designation as a “specially designated national” or “blocked person”), the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or any EU member state, and (b) any Person owned 50% or more by any such Person or Persons.

“Sanctions Laws”: the laws and regulations administered or enforced by the U.S. Government (including OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the European Union, the United Kingdom and any other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Second Priority Refinancing Term Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Secured Net Leverage Ratio”: as of any date of determination for the most recently ended Reference Period or the Reference Period otherwise specified herein, the ratio of (a) Consolidated Secured Indebtedness on such day, to (b) Consolidated EBITDA, in each case of UK Holdco and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including each Issuing Lender in its capacity as such), any Receiver and, so long as any Obligations (other than in respect of Specified Cash Management Agreements and Specified Swap Agreements) are outstanding, any Qualified Counterparties and any Cash Management Providers.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements”: collectively, the US Security Agreement, the US Pledge Agreement and each other security agreement and security agreement supplement executed and delivered pursuant to Section 5.1(a), Section 6.9, Section 6.11, Section 6.15 or Schedule 1.1C (as such schedule may be amended or supplemented from time to time in accordance with the Agreed Security Principles), in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Security Documents”: the collective reference to each Security Agreement, each Intellectual Property Security Agreement, those certain foreign security and pledge agreements listed on Schedule 1.1C (as such schedule may be amended or supplemented from time to time in accordance with the Agreed Security Principles), collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.1(a), Section 6.9, Section 6.11 or Section 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien to secure the Obligations.

“Security Jurisdiction”: each of (a) the United States, any State thereof and the District of Columbia, (b) England and Wales, (c) Luxembourg (solely with respect to the Lux Borrower) and (d) any other jurisdiction in which any Borrower is organized (solely with respect to such Borrower).

“Senior Secured Notes”: as defined in the preamble hereto.

“Senior Secured Notes Indenture”: as defined in the preamble hereto.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt or any other series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Acquisition”: an acquisition the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125.0% of Consolidated EBITDA as of the most recently ended Reference Period immediately prior to the consummation of such Permitted Acquisition, in each case with respect to UK Holdco and the Restricted Subsidiaries based on the most recently ended Reference Period.

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such rule is in effect on the Closing Date.

“Similar Business”: any business, service or other activity engaged in by UK Holdco, any of the Restricted Subsidiaries, or any direct or indirect parent on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which UK Holdco and the Restricted Subsidiaries are engaged on the Closing Date.

“Single Employer Plan”: any Plan that is subject to Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate”: SOFR or Term SOFR.

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5.

“Spain”: the Kingdom of Spain.

“Spanish Borrower”: a Borrower resident for tax purposes in Spain.

“Spanish Guarantor”: a Guarantor resident for tax purposes in Spain.

“Spanish Loan Party”: any Loan Party incorporated or organized under the laws of Spain, whose registered office/place of central administration is in Spain and whose centre of main interest (as that term is used in Article 3(1) of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 (recast)) is in Spain.

“Spanish Qualifying Lender”: in respect of a Spanish Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of any amounts hereunder and which is (a) a financial institution (entidad de crédito o establecimiento financiero de crédito) resident for tax purposes in Spain as identified in paragraph (c) of article 61 of Spanish Royal Decree 634/2015, of 10 July (Real Decreto 634/2015, de 10 de julio), as amended or restated; (b) a Spanish tax resident securitisation fund as identified in paragraph (k) of article 61 of Spanish Royal Decree 634/2015, of 11 July (Real Decreto 634/2015, de 10 de julio), as amended or restated; (c) a permanent establishment in Spain of a non-Spanish financial institution, as identified in the second paragraph of article 8.1 of Spanish Royal Decree 1776/2004, of 30 July (Real Decreto 1776/2004, de 30 de julio), as amended or restated; (d) an EU Lender; or (e) a Spanish Treaty Lender.

“Spanish Tax Deduction”: a deduction or withholding for, or on account of, Tax imposed by Spain from an interest payment under a Loan Document.

“Spanish Treaty Lender”: in respect of a Spanish Borrower, a Lender which (a) is treated as a resident of a Spanish Treaty State for the purposes of such Spanish Treaty; (b) does not carry on a business in Spain through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils any other procedural conditions which must be fulfilled under the Spanish Treaty by residents of that Spanish Treaty State for such residents to obtain full exemption from taxation on interest imposed by Spain, subject to the completion of procedural formalities.

“Spanish Treaty State”: a jurisdiction having a double taxation agreement (including, but not limited to, any protocol, exchange of letters, memorandum of understanding, mutual agreement or any other agreement executed between the Governmental Authority of such jurisdiction and Spain in connection with or under the provisions of such double taxation agreement) with Spain (a “Spanish Treaty”) which makes provision for full exemption from tax imposed by Spain on interest.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.

“Specified Class”: as defined in Section 2.28(a).

“Specified Event of Default”: any Event of Default set forth under Section 9.1(a) or, with respect to a Borrower, 9.1(g).

“Specified Swap Agreement”: any (i) Existing Swap Agreement and (ii) Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty (at the time entered into) on the other hand (unless otherwise designated by the Borrower Representative).

“Sponsors”: (i) Onex Corporation, Onex Partners IV LP, Onex Partners Manager LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation, and (ii) Baring Private Equity Asia GP VI, L.P. and the investment fund managed and controlled by it, and, in each case (whether individually or as a group), their Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in UK Holdco and/or any of the Restricted Subsidiaries of UK Holdco, but, in any event, excluding any of their respective portfolio companies.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by UK Holdco or any Subsidiary of UK Holdco which the Borrower Representative has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity Date” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Sterling”, “GBP” and “£”: the lawful currency of the United Kingdom.

“Subject Subsidiary”: as defined in Section 6.12.

“Subordinated Indebtedness”: (a) with respect to any Borrower, any Indebtedness of any Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: the collective reference to each Restricted Subsidiary that is party to the Loan Documents as guarantors of the Obligations, except to the extent released in accordance with this Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of UK Holdco or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”

“Swingline Borrowing”: a borrowing consisting of simultaneous Swingline Loans of the same Type.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans in Dollars pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”: Bank of America, N.A. and/or any other Lender under the Revolving Facility approved by the Borrower Representative and the Administrative Agent that agrees in writing to act in such capacity.

“Swingline Loan Note”: a promissory note substantially in the form of Exhibit F-2.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation”: as defined in Section 2.6(a).

“Swiss Francs” or “CHF”: the lawful currency of Switzerland.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: as defined in Section 2.19(a).

“Term Borrowers”: as defined in the preamble hereto.

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.

“Term Commitment”: as to any Lender, (i) the obligation of such Lender on the Closing Date, if any, to make a Closing Date Term Loan to the Term Borrowers in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A-1, (ii) the Incremental Term Commitments, if any, issued after the Closing Date pursuant to Section 2.25 (including, without limitation, the New Term Commitments) or (iii) Other Term Commitments, if any, issued after the Closing Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.26. The ~~original~~ aggregate principal amount of the Term Commitments as of the Closing Date is $900,000,000. With respect to the New Term Loan Facility only, the aggregate principal amount of the New Term Commitments as of the Incremental Amendment Effective Date is $360,000,000.

“Term Facility”: any Class of Term Loans, as the context may require.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan (including New Term Loans).

“Term Loan”: an Initial Term Loan (including the New Term Loans), an Other Term Loan or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date”: the seventh anniversary of the Closing Date.

“Term Loan Note”: a promissory note substantially in the form of Exhibit F-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate Outstanding Amount of such Lender’s Term Loans at such time constitutes of the aggregate Outstanding Amount of all Term Loans at such time).

“Term SOFR”: the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Borrower Representative.

“Termination Date”: the date on which all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Lender or deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender.

“Total Net Leverage Ratio”: as of any date of determination for the most recently ended Reference Period or the Reference Period otherwise specified herein, the ratio of (a) Consolidated Total Indebtedness on such day, to (b) Consolidated EBITDA, in each case of UK Holdco and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period.

“Total Incremental Term Commitments”: at any time, the aggregate Dollar Amount of the Incremental Term Commitments then in effect.

“Total Revolving Commitments”: at any time, the aggregate Dollar Amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate Outstanding Amount of the Revolving Extensions of Credit of the Revolving Lenders at such time.

“TRA Payment”: as defined in the preamble hereto.

“Transactions”: (a) the issuance and sale of the Senior Secured Notes on or prior to the Closing Date, (b) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (c) the Closing Date Refinancing, (d) the TRA Payment and (e) the payment of fees and expenses incurred in connection with the foregoing.

“Transferee”: any Assignee or Participant.

“Transformative Disposition”: any Asset Sale or other disposition by UK Holdco or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such Asset Sale or other disposition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Asset Sale or other disposition, would not provide UK Holdco and its Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower Representative acting in good faith.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Borrower”: UK Holdco and/or an Additional Revolving Borrower incorporated in the United Kingdom.

“UK Holdco”: as defined in the preamble hereto.

“UK Non-Bank Lender”: (a) where a Revolving Lender or a Swingline Lender becomes a party to this Agreement on the Closing Date, a Revolving Lender or a Swingline Lender listed as a UK Non-Bank Lender in Schedule 1.1A-1, and (b) where a Revolving Lender or a Swingline Lender becomes a party to this Agreement after the Closing Date, a Revolving Lender or a Swingline Lender which gives a UK Tax Confirmation in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender becomes a party hereto.

“UK Qualifying Lender”: (a) a Revolving Lender or a Swingline Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document that is a Revolving Loan or a Swingline Loan (as applicable) and is (i) a Revolving Lender or Swingline Lender (as applicable) (A) which is a bank (as defined for the purpose of section 879 of the ITA 2007) making an advance under a Loan Document that is a Revolving Loan or a Swingline Loan (as applicable) and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA 2009; or (B) in respect of an advance made under a Loan Document that is a Revolving Loan or a Swingline Loan (as applicable) by a person that was a bank (as defined for the purpose of section 879 of the ITA 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Revolving Lender or a Swingline Lender which is: (A) a company resident in the United Kingdom for United Kingdom tax purposes, or (B) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009, or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company; or (iii) a UK Treaty Lender, or (b) a Revolving Lender or a Swingline Lender which is a building society (as defined for the purposes of section 880 ITA) making an advance under a Loan Document that is a Revolving Loan or a Swingline Loan (as applicable).

“UK Tax Confirmation”: a confirmation in writing by a Revolving Lender or a Swingline Lender that the person beneficially entitled to interest payable to that Revolving Lender or Swingline Lender in respect of an advance under a Loan Document that is a Revolving Loan or a Swingline Loan (as applicable) is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company.

“UK Tax Deduction”: a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document.

“UK Treaty”: meaning assigned to such term in the definition of “UK Treaty State”.

“UK Treaty Lender”: a Revolving Lender or a Swingline Lender which is (i) treated as a resident of a UK Treaty State for the purposes of the relevant Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected, and (iii) fulfills any other conditions which must be fulfilled under the relevant Treaty to obtain full exemption from Tax imposed by the United Kingdom on payments of interest.

“UK Treaty State”: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom (a “UK Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United Kingdom” or “UK”: the United Kingdom of Great Britain and Northern Ireland.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents, means that such cash or Cash Equivalents are not Restricted.

“Unrestricted Cash Amount”: on any date of determination, an amount equal to the sum of (a) the Unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted in favor of the Administrative Agent, the collateral agent in respect of the Senior Secured Notes or any other administrative agent or collateral agent in respect of Obligations secured on a pari passu basis with the Obligations, so long as the holders of such other Obligations do not have the benefit of a control agreement or other equivalent method of perfection (unless (i) the Administrative Agent or Collateral Agent also has the benefit of a control agreement or other equivalent method of perfection or (ii) such holders are bound by an Acceptable Intercreditor Agreement), in each case of UK Holdco and its Restricted Subsidiaries on such date.

“Unrestricted Subsidiary”: (i) any Subsidiary of UK Holdco designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) each Receivables Subsidiary designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date. For the avoidance of doubt, no Borrower may be designated as an Unrestricted Subsidiary at any time, and no Additional Revolving Borrower may be designated as an Unrestricted Subsidiary unless it shall have ceased to be an Additional Revolving Borrower pursuant to Section 12.3 prior to the effectiveness of such designation as an Unrestricted Subsidiary.

“Unsecured Refinancing Revolving Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“US Borrowers”: as defined in the recitals hereto.

“US Intellectual Property Security Agreements”: collectively, each of the intellectual property security agreements among the Loan Parties party thereto and the Administrative Agent, in each case substantially in the applicable form attached to the US Security Agreement.

“US Loan Party”: any Loan Party organized under the laws of the United States, any state within the United States or the District of Columbia.

“US Pledge Agreement”: the US Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit A-1.

“US Security Agreement”: the US Security Agreement dated as of the Closing Date among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit A-2.

“US Subsidiary”: any Subsidiary of UK Holdco organized under the laws of the United States, any state within the United States or the District of Columbia.

“VAT”: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments; provided that the effect of any prepayment shall be disregarded in making such calculation.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          General Interpretive Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person, (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time, (vii) any reference to any Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Law, (viii) a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness and (ix) the words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by UK Holdco and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 95% of the face amount thereof).

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).(f) Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)           Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.3          Accounting.

(a)           For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow (i) there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to UK Holdco and the Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to UK Holdco and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other investments permitted hereunder, or the amortization or write-off of any amounts thereof and (ii) effect shall not be given to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of UK Holdco or any Subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof or (C) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of UK Holdco and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). Any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in the definition of “Capitalized Lease Obligation”, unless the Borrower Representative elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be re-characterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(c)           Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis may be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower Representative may designate.

1.4          Limited Condition Transactions Notwithstanding anything to the contrary herein (including in connection with any calculation that is made on a Pro Forma Basis), in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a)           determining compliance with any provision of this Agreement which (i) requires the calculation of any financial ratio or test (including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio and Interest Coverage Ratio), (ii) requires the absence of any Default or Event of Default (or any type of Default or Event of Default) and/or (iii) requires the accuracy of any representation or warranty; or

(b)           determining compliance with any basket or other condition set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, a “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (A) in the case of any acquisition or other Investment (including by way of merger, amalgamation or consolidation), any Asset Sale or any assumption or incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended Reference Period at the time) of entry into a binding letter of intent or the definitive agreements for such Limited Condition Transaction (or, solely in connection with an acquisition (including by way of merger, amalgamation or consolidation) to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made), (B) in the case of any Restricted Debt Payment, at the time (or on the basis of the financial statements for the most recently ended Reference Period at the time) of delivery of notice with respect to such Restricted Debt Payment or (C) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended Reference Period at the time) of the declaration of such Restricted Payment (the applicable date determined pursuant to clause (A), (B) or (C), the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) and, at the election of the Borrower Representative, any other Limited Condition Transaction that has not been consummated but with respect to which the Borrower Representative has made an LCT Election, on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed Reference Period ending prior to the LCT Test Date, UK Holdco or the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket or condition, such ratio, test, basket or condition shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, tests, baskets or conditions for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test, basket or condition, including due to fluctuations in Consolidated EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, tests, ratios and conditions will not be deemed to have been exceeded as a result of such fluctuations. The provisions of this Section 1.4 shall also apply in respect of the incurrence of any Incremental Facility.

1.5          Currency Equivalents Generally.

(a)            Any amount specified in this Agreement (other than in Sections 2, 3, 10 and 11 or as set forth in clause (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the Alternative Currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that the determination of any Dollar Amount shall be made in accordance with Section 2.29; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)           For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the covenant set forth in Section 7.1, at the exchange rate used in preparing the applicable financial statements as of the last day of the fiscal quarter for which such measurement is being made and (B) otherwise, at the option of the Borrower Representative, the Exchange Rate as of the date of calculation or at the exchange rate used in preparing the applicable financial statements, and at the option of the Borrower Representative in each case will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Amount of such Indebtedness.

1.6         Change in Currency.

(a)           Each obligation of any Loan Party to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in consultation with the Borrower Representative to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in consultation with the Borrower Representative to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.7          Luxembourg Law Terms.

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary and judicial liquidation (liquidation volontaire et judiciare), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandatair ad hoc, administrateur, proviso ire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director or a manager includes an administrateur and a gérant.

1.8          Foreign Guarantor Provisions. This Agreement and all of the other Loan Documents shall be subject in all respects to the Foreign Guarantor Provisions set forth in Schedule 1.8 (as may be supplemented pursuant to Section 11.1 or as otherwise agreed to by the Administrative Agent).

1.9          Certain Calculations.

(a)           For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 7.1 hereof, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, and irrespective of any use of the expression “at any one time outstanding” (or any similar expression), such financial ratio, financial test or amount shall, subject to Section 1.4, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(b)           Notwithstanding anything to the contrary herein, unless the Borrower Representative otherwise notifies the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility or any other permitted revolving facility and any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrower Representative elects otherwise, the Borrowers shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrowers prior to utilization of any amount under a Fixed Amount then available to the Borrowers.

(c)           For purposes of determining compliance at any time with Sections 7.2, 7.3, 7.5 and 7.7, in the event that any Indebtedness, Preferred Stock, Disqualified Stock, Lien, Restricted Payment, Investment or disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.2 (other than Section 7.2(b)(i) in the case of Indebtedness incurred on the Closing Date), 7.3, 7.5 or 7.7 (other than pursuant to clause (6) of the definition of “Permitted Liens” as it relates to Section 7.2(b)(i) and clause (7)(i) of the definition of “Permitted Liens”) (each of the foregoing, including the categories and items set forth in component definitions thereof, a “Reclassifiable Item”), the Borrower Representative, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses (or component definitions) of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 6.1(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under such “ratio-based” basket or exception (in each case, subject to any other applicable provision of such “ratio-based” basket or exception); provided, further, that Indebtedness shall be reclassified only to the extent that any Lien in respect thereof would be permitted after such reclassification and any concurrent reclassification of such Lien. It is understood and agreed that any Indebtedness, Preferred Stock, Disqualified Stock, Lien, Restricted Payment, Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category under the applicable covenant, but may instead be permitted in part under any combination thereof or under any other available exception.

(d)           Notwithstanding anything to the contrary herein, but subject to Sections 1.4 and 1.9(a) and (c), all financial ratios and tests (including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio) and the amount of Consolidated Net Income and Consolidated EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow) contained in this Agreement that are calculated with respect to any Reference Period shall be calculated with respect to such Reference Period on a Pro Forma Basis.

(e)           For purposes of determining compliance with Section 7.2 or Section 7.7, if any Indebtedness, Preferred Stock, Disqualified Stock or Lien is created or Incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness, Preferred Stock, Disqualified Stock or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness, Preferred Stock, Disqualified Stock or other obligation being refinanced or replaced, except by an amount equal to (x) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be Incurred under Section 7.2.

1.10        Delaware LLC Divisions. For all purposes under the Loan Documents, in connection with any Delaware LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a Delaware Divided LLC, then it shall be deemed to have been transferred from the original Person to the Delaware Divided LLC, and (b) if a Delaware Divided LLC comes into existence, such Delaware Divided LLC shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.11         Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments. (i) Subject to the terms and conditions hereof, each Term Lender (other than the New Term Lenders) severally agrees to make a single Term Loan to the Term Borrowers on the Closing Date in Dollars and in an amount not to exceed the amount of the Term Commitment of such Lender on the Closing Date~~. The~~ and (ii) subject to the terms and conditions set forth in the Incremental Facility Amendment, each New Term Lender severally agrees to make a single Term Loan to the Incremental Borrowers (as defined in the Incremental Facility Amendment) on the Incremental Amendment Effective Date in Dollars and in an amount not to exceed the amount of the New Term Commitment of such New Term Lender on the Incremental Amendment Effective Date. Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Term Borrowing on the Closing Date shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. The Term Commitments (excluding any Incremental Term Commitments or Other Term Commitments) shall automatically terminate at 11:59 p.m. (New York City time) on the Closing Date. The New Term Commitments shall automatically terminate at 11:59 p.m. (New York City time) on the Incremental Amendment Effective Date. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2           Procedure for Borrowing Term Loans. The Borrower Representative (on behalf of the Borrowers under any Term Facility) shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (which notice must be received by the Administrative Agent no later than (A) 11:00 a.m. (New York City time), one Business Day prior to the anticipated Closing Date or Incremental Amendment Effective Date, as applicable, (which shall be a Business Day), in the case of ABR Loans and (B) 11:00 a.m. (New York City time), three Business Days prior to the anticipated Closing Date or Incremental Amendment Effective Date, as applicable, in the case of Eurocurrency Loans, in each case or such shorter period as the Administrative Agent shall agree) requesting that the Term Lenders make the Initial Term Loans on the Closing Date ~~and~~or that the New Term Lenders make the New Term Loans on the Incremental Amendment Effective Date, as applicable, and specifying (i) the amount to be borrowed, (ii) the Type of Loans, (iii) the applicable Interest Period, and (iv) instructions for remittance of the Term Loans to be borrowed. If the Borrower fails to specify the Type of Initial Term Loans, they shall be made as ABR Loans. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Closing Date or the Incremental Amendment Effective Date, as applicable, or, with respect to Incremental Term Loans, may be conditioned on the occurrence of any transaction utilizing such Incremental Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 p.m. (New York City time) on the Closing Date or the Incremental Amendment Effective Date, as applicable, each such Term Lender shall make available to the Administrative Agent at the Administrative Agent’s Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Term Borrowers by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (or as otherwise directed by the Borrower Representative), with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

2.3          Repayment of Term Loans.

(a)           The principal amount of the Initial Term Loans of each Term Lender shall be repaid by the Term Borrowers (i) on the last Business Day of each March, June, September and December (commencing on March 31, 2020), in an amount equal to 0.25% of the aggregate Outstanding Amount of the Initial Term Loans ~~on the Closing~~(including New Term Loans) on the Incremental Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.17(b)) and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate Outstanding Amount on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)           To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii) each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)           The Obligations of the Term Borrowers as Borrowers of the Term Loans, whether on account of principal, interest, fees or otherwise, are joint and several.

(d)           For the avoidance of doubt, effective as of the Incremental Amendment Effective Date, (i) the New Term Loans made on the Incremental Amendment Effective Date in accordance with the Incremental Facility Agreement shall constitute for all purposes of this Agreement, a Term Loan made pursuant to this Agreement; provided that, pursuant to the Incremental Facility Amendment, the New Term Loans shall constitute “Initial Term Loans” for all purposes of this Agreement and all provisions of this Agreement applicable to Initial Term Loans shall be applicable to the New Term Loans, (ii) the New Term Commitment shall constitute a “Term Commitment” for all purposes of this Agreement, and all provisions of this Agreement applicable to Term Commitments shall be applicable to the New Term Commitments and (iii) the Closing Date Term Loans and the New Term Loans (X) shall constitute Term Loans of the same Class for all purposes of this Agreement, (Y) shall mature and shall become due and payable on the Term Loan Maturity Date and (Z) shall be repaid in quarterly installments in accordance with Section 2.3(a).

2.4          Revolving Commitments.

(a)           Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Revolving Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount which, when added to such Lender’s Revolving Percentage of the sum of (i) the aggregate Outstanding Amount of L/C Obligations at such time and (ii) the aggregate Outstanding Amount of the Swingline Loans at such time, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Revolving Borrowers may use the Revolving Commitments by borrowing, repaying or prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or, with respect to Revolving Loans denominated in Dollars, ABR Loans, as determined by the applicable Revolving Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)           The Revolving Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment.

2.5          Procedure for Borrowing of Revolving Loans. The Revolving Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower Representative (on behalf of the Revolving Borrowers) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 p.m. (New York City time), three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans denominated in Dollars, Euros, Swiss Francs or Sterling or 1:00 p.m. (New York City time), four Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans denominated in Yen or Australian Dollars, or (b) 10:00 a.m. (New York City time), on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the currency in which the Revolving Loans to be borrowed are to be denominated, (iii) the requested Borrowing Date, (iv) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (v) instructions for remittance of the applicable Loans to be borrowed; provided, however, that if the Borrower Representative (on behalf of the Revolving Borrowers) wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) seven Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. (New York City time) four Business Days before the requested date of such Borrowing, in the case of Eurocurrency Loans denominated in Dollars, Euros, Swiss Francs or Sterling, or five Business Days before the requested date of such Borrowing, in the case of Eurocurrency Loans denominated in Yen or Australian Dollars, the Administrative Agent shall notify the Borrower Representative (on behalf of the Revolving Borrowers) (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Commitments of the Lenders are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, (1) if denominated in Dollars, $1,000,000 or a whole multiple of $500,000 in excess thereof or (2) if denominated in an Alternative Currency, the Dollar Amount of €1,000,000 or a whole multiple of the Dollar Amount of €500,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Revolving Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent at the Administrative Agent’s Office for the applicable currency for the account of the Revolving Borrower designated in the applicable notice of Borrowing prior to 1:00 p.m. (New York City time) for Borrowings denominated in Dollars and prior to 8:00 a.m. (New York City time) for Borrowings denominated in an Alternative Currency on the Borrowing Date requested by the applicable Revolving Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Revolving Borrower by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (on behalf of the applicable Revolving Borrower), with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6          Swingline Commitment.

(a)           Subject to the terms and conditions hereof and in reliance upon the agreements of the other Lenders set forth in this Section 2.6, the Swingline Lender agrees to make a portion of the credit otherwise available to the Revolving Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans in Dollars (“Swingline Loans”) to the Revolving Borrowers; provided that (i) the aggregate Outstanding Amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the aggregate Outstanding Amount of Swingline Loans at any time, when aggregated with the Outstanding Amount of the Swingline Lender’s other Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the Revolving Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of the Lenders would be less than zero and (iii) no Revolving Borrower shall use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan (whether borrowed by it or another Revolving Borrower). During the Revolving Commitment Period, the Revolving Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan (each a “Swingline Participation”) in an amount equal to the product of such Revolving Lender’s Revolving Percentage of such Swingline Loan.

(b)           The Revolving Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Termination Date.

2.7          Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)           Swingline Borrowings. Whenever a Revolving Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower Representative (on behalf of the applicable Revolving Borrower) shall give the Swingline Lender irrevocable facsimile notice (which facsimile notice must be received by the Swingline Lender not later than 1:00 p.m. (New York City time) on the proposed Borrowing Date) confirmed promptly in writing substantially in the form of Exhibit L or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Swingline Loan Notice”), appropriately completed and signed by a Responsible Officer of the Borrower Representative, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.6(a), or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower Representative (or the applicable Revolving Borrower specified in the notice of Borrowing) in an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by crediting such account on the books of the Swingline Lender in immediately available funds or by wire transfer as is designated in writing to the Swingline Lender by the Borrower Representative

(b)          Refinancing of Swingline Loans.

(i)         The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower Representative (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan to the Borrower Representative in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of all Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.4, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 5.2. The Swingline Lender shall furnish the Borrower Representative with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.7(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)         If for any reason the Swingline Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.7(b)(i), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its Swingline Participation in the relevant Swingline Loans, and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.7(b)(i) shall be deemed payment in respect of each such Revolving Lender’s Swingline Participations in the Outstanding Amount of all Swingline Loans.

(iii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7(b) by the time specified in Section 2.7(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan or funded Swingline Participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund its Swingline Participations in Swingline Loans pursuant to this Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.7(b) is subject to the conditions set forth in Section 5.2. No such funding of Swingline Participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swingline Loans, together with interest as provided herein.

(c)           Repayment of Swingline Participations.

(i)             At any time after any Revolving Lender has purchased and funded its Swingline Participations in one or more Swingline Loans, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)             If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)           Interest for the Account of the Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.7 to fund its Swingline Participations, interest in respect of such Revolving Percentage shall be solely for the account of the Swingline Lender

(e)           Payments Directly to the Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(f)           Revolving Defaulting Lenders. Notwithstanding anything to the contrary contained in Sections 2.6 and 2.7 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower Representative to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the aggregate Outstanding Amount of Swingline Loans at such time and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 11.1.

2.8            Commitment Fees, etc.

(a)            The Revolving Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily unutilized amount of the Total Revolving Commitments, subject to adjustment as provided in Section 2.25. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not satisfied, and shall be due and payable in arrears on each applicable Fee Payment Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b)            The Borrowers agree to pay to the Administrative Agent ~~and~~, the Joint Lead Arrangers (and their respective affiliates) and the Incremental Facility Arrangers (and their respective affiliates) the fees in the amounts and on the dates set forth in any fee agreements (including the Fee Letter) with such Persons and to perform any other obligations contained therein.

2.9           Termination or Reduction of Revolving Commitments. The Borrower Representative (on behalf of the Revolving Borrowers) shall have the right, upon not less than two Business Days’ notice (to the extent there are no Revolving Loans outstanding at such time) or not less than three Business Days’ notice (in any other case) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments. Any termination or reduction of Revolving Commitments pursuant to this Section 2.9 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate Outstanding Amount of Revolving Loans and Swingline Loans at such time is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower Representative shall, to the extent of the balance of such excess, Collateralize outstanding Letters of Credit, in each case, in a manner reasonably satisfactory to the Administrative Agent. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof or, if less than $1,000,000, the amount of the Revolving Commitments, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided, further, that if any such notice of termination of the Revolving Commitments indicates that such termination is to be made in connection with a Refinancing of the Facilities or in connection with the consummation of any other event, such notice of termination may be revoked if such Refinancing or other event is not consummated and any Eurocurrency Loan denominated in Dollars that was the subject of such notice shall be continued as an ABR Loan. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10         Optional Prepayments.

(a)           The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon irrevocable notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), which notice must be received by the Administrative Agent no later than 1:00 p.m. (New York City time) three Business Days prior to the prepayment date, in the case of Eurocurrency Loans denominated in Dollars, Euros, Swiss Francs or Sterling or 1:00 p.m. (New York City time) four Business Days prior to the prepayment date, in the case of Eurocurrency Loans denominated in Yen or Australian Dollars, and no later than 1:00 p.m. (New York City time) on the prepayment date, in the case of ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21; provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facilities or is conditioned upon the consummation of any other transaction or event, such notice of prepayment may be revoked if such Refinancing or other transaction or event is not consummated and any Eurocurrency Loan denominated in Dollars that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) in the case of Eurocurrency Loans denominated in Dollars, $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) in the case of Eurocurrency Loans denominated in an Alternative Currency, the Dollar Amount of €1,000,000 or a whole multiple of the Dollar Amount of €500,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b)           Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is six months after the Closing Date, any Borrower (x) makes any prepayment of Initial Term Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrowers shall on the date of such prepayment or amendment, as applicable, pay to each Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Initial Term Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Initial Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment (a “Repricing Premium”).

2.11         Mandatory Prepayments and Commitment Reductions.

(a)           If any Indebtedness shall be incurred by any Group Member (other than any Indebtedness permitted to be incurred by any such Person in accordance with Section 7.2), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in clause (g) of this Section 2.11.

(b)           Subject to clauses (d) and (i) of this Section 2.11, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to (i) the ECF Percentage for such period of such Excess Cash Flow over (ii) in each case at the option of the Borrower Representative and to the extent not funded with (x) the proceeds of Indebtedness constituting “long term indebtedness” (or a comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) or (y) the proceeds of Permitted Cure Securities applied pursuant to Section 9.4, the aggregate amount of (1) all Purchases by any Permitted Auction Purchaser (determined as the par value of the Loans purchased by such Permitted Auction Purchaser) pursuant to a Dutch Auction or open market purchase permitted hereunder, (2) voluntary prepayments of Term Loans and Revolving Loans (but, in the case of Revolving Loans, only to the extent of a concurrent and permanent reduction in the Revolving Commitments), (3) optional prepayments, purchases and redemptions and buybacks (with credit given to the par value of the loans or notes repurchased) by UK Holdco and the Restricted Subsidiaries of other Indebtedness that is secured by a Lien ranking pari passu (determined without regard to the control of remedies) with the Lien securing the Obligations (but, in the case of revolving indebtedness, only to the extent of a concurrent and permanent reduction in the revolving commitments), (4) payments by UK Holdco and the Restricted Subsidiaries in cash on account of Capital Expenditures, (5) payments by UK Holdco and the Restricted Subsidiaries in cash on account of acquisitions or other Investments permitted hereunder (including any earn-out payments) and (6) Restricted Payments made in cash pursuant to Section 7.3(a), (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xii), (b)(xiii), (b)(xix) and (b)(xxi), in each case, made during, or committed to be made within 12 months of the end of, the Excess Cash Flow Period (provided, however, that if any payment committed to be made is not actually made in cash within such period, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period) or, at the option of the Borrower Representative, after the Excess Cash Flow Period and prior to the Excess Cash Flow Application Date, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Term Loans as set forth in clause (g) of this Section 2.11, provided that no such prepayment shall be made if the Excess Cash Flow for any Excess Cash Flow Period is less than $10,000,000 (and, if Excess Cash Flow exceeds such amount, only such excess shall be subject to prepayment). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than 10 Business Days after the date on which the financial statements of UK Holdco referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(c)           Subject to clauses (d) and (i) of this Section 2.11, if, on any date, UK Holdco or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of (i) the greater of $2,000,000 and 0.7% of Consolidated EBITDA as of the most recently ended Reference Period in any single transaction or series of related transactions and (ii) with respect to all other Net Cash Proceeds not excluded pursuant to the preceding clause (i), the greater of $5,000,000 and 1.6% of Consolidated EBITDA as of the most recently ended Reference Period for all such Net Cash Proceeds in any fiscal year, then, unless the Borrower Representative has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), an aggregate amount equal to 100% of such Net Cash Proceeds shall be applied within five Business Days of such date to prepay outstanding Term Loans in accordance with this Section 2.11; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Term Loans as set forth in Section 2.11(g).

(d)           Notwithstanding anything to the contrary in this Agreement (including clauses (b) and (c) above), to the extent that the Borrower Representative has determined in good faith that (i) any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Subsidiary or Excess Cash Flow attributable to Subsidiaries (or branches of Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the relevant Borrower(s) (including as a result of financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (ii) such repatriation would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (iii) in the case of Foreign Subsidiaries, such repatriation or any distribution of the relevant amounts would reasonably be expected to result in material adverse Tax consequences, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.11 but may be retained by the applicable Subsidiary or branch (the Borrowers hereby agreeing to cause the applicable Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law or incurring material adverse Tax consequences); provided, that for a period of 360 days from receipt of such Net Cash Proceeds, if such repatriation becomes permitted under such applicable local law, would not present a material risk as described in clause (ii) above, or no such material adverse Tax consequences would result from such distribution, as the case may be, such distribution will be promptly effected and such distributed Net Cash Proceeds will be promptly (and in any event not later than 10 Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Term Loans pursuant to this Section 2.11.

(e)           In the event the aggregate Outstanding Amount of Revolving Loans, L/C Obligations and Swingline Loans at any time exceeds (the “Revolving Excess”) the Total Revolving Commitments then in effect, the Revolving Borrowers shall immediately (or, if such Revolving Excess results solely from a Recalculation, within 2 Business Days) repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess.

(f)           The Borrower Representative shall deliver to the Administrative Agent notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), of each prepayment required under this Section 2.11, which notice must be received by the Administrative Agent not less than three Business Days (or such shorter time as the Administrative Agent shall reasonably agree) prior to the date such prepayment shall be made. The Administrative Agent will promptly notify each applicable Lender of such notice. Each such Lender may reject all of its Pro Rata Share of any prepayment pursuant to clause (b) or (c) above (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than 12:00 p.m. (New York City time), two Business Days after the date of such Lender’s receipt of such notice from the Administrative Agent. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of such prepayment. Any Declined Proceeds may be retained by the Borrowers (such retained amount, the “Retained Declined Proceeds”). The Borrower Representative shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11, an Officer’s Certificate setting forth in reasonable detail the calculation of the amount of such prepayment.

(g)           Amounts to be applied in connection with any mandatory prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(h)           Notwithstanding any of the other provision of this Section 2.11, if any prepayment of Eurocurrency Loans is required to be made under this Section 2.11 other than on the last day of the Interest Period applicable thereto, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent, to be held as security for the obligations of the applicable Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Eurocurrency Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made); provided that such unpaid Eurocurrency Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid Eurocurrency Loans have been prepaid. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the applicable Eurocurrency Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made). Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this clause (h) pending application to any Eurocurrency Loans shall be held and applied to the satisfaction of such Eurocurrency Loans prior to any other application of such property as may be provided for herein.

(i)           Notwithstanding the foregoing provisions of this Section 2.11, at the Borrower Representative’s option, outstanding Indebtedness that is secured by the Collateral on a pari passu basis (determined without regard to the control of remedies) with the Obligations hereunder (“Other Applicable Indebtedness”) may share, on the terms set forth below, in any mandatory prepayment of the Term Loans pursuant to Section 2.11(b) and/or (c), and the amount of any such prepayment required to be made hereunder shall be reduced accordingly. Any Net Cash Proceeds or Excess Cash Flow may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale, Recovery Event or Excess Cash Flow is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds or Excess Cash Flow applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds or Excess Cash Flow, the declined amount of such Net Cash Proceeds or Excess Cash Flow shall promptly (and, in any event, within 10 Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds or Excess Cash Flow would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding)

2.12         Conversion and Continuation Options.

(a)           The Borrower Representative may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election telephonically (provided that each telephonic notice is confirmed promptly in writing), substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), no later than 1:00 p.m. (New York City time), three Business Days prior to the proposed conversion date; provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election telephonically (provided that each telephonic notice is confirmed promptly in writing), substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), no later than 1:00 p.m. (New York City time), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, however, that if the Borrower Representative wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) seven Business Days prior to the requested date of such Borrowing conversion, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is approved by all of them. Not later than 11:00 a.m. (New York City time), four Business Days before the requested date of such Borrowing conversion, the Administrative Agent shall notify the Borrower Representative (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, upon notice from the Administrative Agent to the Borrower Representative at the direction of the Required Lenders, no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the Borrowers) giving irrevocable notice to the Administrative Agent telephonically (provided that each telephonic notice is confirmed promptly in writing), substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, no later than 12:00 p.m. (New York City time) on the third Business Day preceding the proposed continuation date in the case of Eurocurrency Loans denominated in Dollars, Euros, Swiss Francs or Sterling or 12:00 p.m. (New York City time) on the fourth Business Day preceding the proposed continuation date, in the case of Eurocurrency Loans denominated in Yen or Australian Dollars; provided, however, that if the Borrower Representative wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) seven Business Days prior to the requested date of such Borrowing continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. (New York City time), three Business Days before the requested date of such Borrowing continuation, in the case of Eurocurrency Loans denominated in Dollars, Euros, Swiss Francs or Sterling or 11:00 p.m. (New York City time) four Business Days before the requested date of such Borrowing continuation, in the case of Eurocurrency Loans denominated in Yen or Australian Dollars, the Administrative Agent shall notify the Borrower Representative (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, to the extent the Required Lenders provide written notice thereof to the Borrower Representative, no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that with respect to Eurocurrency Loans denominated in Dollars, if continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)           If the Borrower Representative fails to give a timely notice requesting continuation or conversion from one Type of Loan to another, then the applicable Loans shall, subject to the final proviso to the preceding clause (b), be (i) in the case of ABR Loans, continued as ABR Loans or (ii) in the case of Eurocurrency Loans, continued as Eurocurrency Loans with an Interest Period of one month.

2.13         Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurocurrency Loans denominated in Dollars comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) the aggregate principal amount of the Eurocurrency Loans denominated in an Alternative Currency comprising each Eurocurrency Tranche shall be equal to the Dollar Amount of €5,000,000 or a whole multiple of the Dollar Amount of €1,000,000 in excess thereof and (c) (i) in the case of Term Loans, no more than five Eurocurrency Tranches shall be outstanding at any one time and (ii) in the case of Revolving Loans, no more than 10 Eurocurrency Tranches shall be outstanding at any one time.

2.14         Interest Rates and Payment Dates.

(a)           Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin. Each Loan denominated in an Alternative Currency shall be a Eurocurrency Loan.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of (x) any interest payable on any Loan or Reimbursement Obligation, (y) any Commitment Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

(e)                Interest on each Loan shall be payable in the currency in which each Loan was made.

2.15        Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, (i) with respect to Eurocurrency Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365- day year and (ii) with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed or, in any case where the practice in the relevant market differs, in accordance with that market practice. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurocurrency Loan, the date of conversion of such Eurocurrency Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurocurrency Loan, the date of conversion of such ABR Loan to such Eurocurrency Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16        Inability to Determine Interest Rate; Illegality.

(a)           If prior to the first day of any Interest Period (i) the Administrative Agent or the Majority Facility Lenders in respect of the relevant Facility shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period (and the circumstances described in Section 2.16(b) do not apply), or (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the relevant Lenders as soon as practicable thereafter. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency component of the ABR, the utilization of the Eurocurrency Rate component in determining the ABR shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Facility Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative (on behalf of the Borrowers) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, (A) with respect to a pending request for Loans denominated in Dollars, the Borrower Representative will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein and (B) with respect to Loans denominated in any Alternative Currency, at the election of the Borrower Representative, (1) such request shall be converted into a request for a Borrowing of ABR Loans denominated in Dollars (subject to the foregoing clause (y)) in the Dollar Amount of the amount specified therein (and, in the case of any outstanding Eurocurrency Loans, regardless of whether such request is made, such Loans will automatically be deemed to be converted to ABR Loans denominated in Dollars in the Dollar Amount of such Loans at the end of the applicable Interest Period) or (2) the applicable Borrower shall repay such Eurocurrency Loans (to the extent outstanding) in full at the end of the applicable Interest Period; provided, however that if no such election is made by the Borrower Representative within three days after receipt of such notice, the Borrower Representative shall be deemed to have elected clause (1) above.

(b)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:

(i)             adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)           syndicated loans currently being executed, or that include language similar to that contained in this Section 2.16, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower Representative may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.16 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar (or, with respect to the benchmark of another applicable currency, such applicable currency) denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar (or, with respect to the benchmark of another applicable currency, such applicable currency) denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower Representative.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Representative and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining ABR.  Upon receipt of such notice, the Borrower Representative (on behalf of the Borrowers) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, (A) with respect to a pending request for Loans denominated in Dollars, the Borrower Representative will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein and (B) with respect to Loans denominated in any Alternative Currency, at the election of the Borrower Representative, (1) such request shall be converted into a request for a Borrowing of ABR Loans denominated in Dollars (subject to the foregoing clause (y)) in the Dollar Amount of the amount specified therein (and, in the case of any outstanding Eurocurrency Loans, regardless of whether such request is made, such Loans will automatically be deemed to be converted to ABR Loans denominated in Dollars in the Dollar Amount of such Loans at the end of the applicable Interest Period) or (2) the applicable Borrower shall repay such Eurocurrency Loans (to the extent outstanding) in full at the end of the applicable Interest Period; provided, however that if no such election is made by the Borrower Representative within three days after receipt of such notice, the Borrower Representative shall be deemed to have elected clause (1) above.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(c)                Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower Representative and to the Administrative Agent:

(i)             any obligation of such Lender to make or continue Eurocurrency Loans in the affected currency or currencies or to convert ABR to Eurocurrency Loans shall be suspended and

(ii)            if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the ABR, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR, in each case of clauses (i) and (ii) until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.

Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, (I) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR) or (II) if applicable and such Loans are denominated in an Alternative Currency, the interest rate with respect to such Loans shall be determined by an alternative rate mutually acceptable to the Borrowers and the Lenders, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans (if applicable) made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans. For purposes of this clause (b), a notice to the Borrower Representative by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases, such notice shall be effective on the date of receipt by the Borrower Representative.

2.17        Pro Rata Treatment and Payments; Sharing of Payments by Lenders.

(a)           Each borrowing by the Borrowers from the Lenders hereunder, each payment by any Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)           Except as expressly set forth herein, each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata to the Term Lenders according to the respective Outstanding Amount of the Term Loans then held by the Term Lenders. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower Representative in the notice described in Section 2.10 and, if no direction is given by the Borrower, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 (other than any such prepayment pursuant to Section 2.11(b)) shall be applied as directed by the Borrower Representative in the notice described in Section 2.11 and, if no direction is given by the Borrower Representative, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11(b) shall be applied in the direct order of maturity or as otherwise directed by the Borrower Representative. Except as expressly set forth herein, each payment (including each prepayment) by the Revolving Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective Outstanding Amount of the Revolving Loans then held by the Revolving Lenders.

(c)           Each payment or prepayment of the principal of, and interest on, any Loans shall be made in the relevant currency in which such Loans are denominated (even if the applicable Borrower is required to convert currency to do so). All payments (including prepayments) to be made by the Borrowers hereunder and denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m. (New York City time) on the due date thereof to the Administrative Agent at the applicable Administrative Agent’s Office, for the account of the Lenders, in Dollars and in immediately available funds. All payments (including prepayments) to be made by the Borrowers hereunder and denominated in an Alternative Currency, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 8:00 a.m. (New York City time) on the due date thereof to the Administrative Agent at the applicable Administrative Agent’s Office, for the account of the Lenders, in the applicable Alternative Currency and in immediately available funds. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided hereunder, if any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be required on the immediately preceding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Overnight Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily Overnight Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(f)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2 and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)           The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.13 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.13 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.13.

(h)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.18         Requirements of Law.

(a)           Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of Taxation of payments to such Lender in respect thereof (except for (x) any Non-Excluded Taxes or Other Taxes (each of which is provided for in Section 2.19), (y) any Taxes described in clauses (i) through (vii) of the second sentence of Section 2.19(a) and (z) any Taxes which would have been compensated for under Section 2.19(a), Section 2.19(f) or Section 2.19(g) but were not so compensated because an exclusion in Section 2.19(b), Section 2.19(c), Section 2.19(d), Section 2.19(e) or Section 2.19(h) applied), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or (iii) impose on such Lender any other condition (for the avoidance of doubt, other than Taxes), and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)          Subject to clause (c) of this Section 2.18, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (i) or (ii) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, 10 Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19         Taxes.

(a)           Except where required under applicable law, all payments made by the Loan Parties under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”). Subject to Section 2.19(b), Section 2.19(c), Section 2.19(d), Section 2.19(e) and Section 2.19(h) below, if any applicable law requires any Taxes, excluding (i) Taxes imposed on or measured by net income and franchise Taxes (which franchise Taxes are imposed in lieu of net income Taxes) imposed on or with respect to the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) branch profits Taxes imposed on the Administrative Agent or any Lender by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i) above, (iii) United States withholding Taxes to the extent imposed pursuant to a Requirement of Law (or official interpretation or administration thereof) in effect at the time the relevant Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) would have been entitled at the time of designation of a new lending office (or assignment, if any) to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this clause (a), (iv) Taxes that are attributable to a Lender’s failure to comply with the requirements of clauses (j), (k), (l), (o), (q) or (u) of this Section 2.19, (v) Taxes imposed by sections 1471 through 1474 of the Code as in existence on the Closing Date (and any amended or successor versions of such provisions that are substantively comparable and not materially more onerous to comply with), any current or future U.S. treasury regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the foregoing (“FATCA”), (vi) any Bank Levy and (vii) any withholding taxes applicable pursuant to the Luxembourg law of December 23, 2005 (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest, and additional amounts with respect thereto, the “Non-Excluded Taxes”), or Other Taxes to be withheld from any amounts payable by the Loan Parties to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after making all required withholdings in respect of Non-Excluded Taxes and Other Taxes) an amount equal to the sum it would have received had no such withholding been made. Within 30 days of a Loan Party making a payment subject to any deduction or withholding as mentioned in this Section 2.19(a), the Loan Party making such payment shall deliver to the Administrative Agent as agent for the relevant Lender or Lenders evidence reasonably satisfactory to that Lender that the relevant deduction or withholding has been made and (as applicable) any appropriate payment has been made to the relevant taxing authority.

(b)           A payment by a German Borrower shall not be increased pursuant to Section 2.19(a) by reason of a withholding or deduction for, or on account of, Taxes imposed by Germany if on the date on which the payment falls due (i) the payment could have been made to the Lender without a withholding or deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty, or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a German Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender, without the withholding or deduction had that Lender complied with its obligations under Section 2.19(k) below.

(c)           A payment by a Loan Party (other than in respect of an amount due in respect of a Term Loan) shall not be increased pursuant to Section 2.19(a) by reason of a UK Tax Deduction if on the date on which the payment falls due:

(i)                the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority;

(ii)               the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA 2007 which relates to the payment and that Lender has received from the UK Borrower a certified copy of that Direction and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made;

(iii)              the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the UK Borrower and (B) the payment could have been made to the relevant Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA 2007; or

(iv)             the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.19(k) (subject to Section 2.19(l)) or Section 2.19(m) as applicable.

(d)           A payment by a Loan Party in respect of an amount due from a Spanish Borrower shall not be increased pursuant to Section 2.19(a) by reason of a Spanish Tax Deduction if on the date on which the payment falls due:

(i)                 the payment could have been made to the relevant Lender without a Spanish Tax Deduction if the Lender had been a Spanish Qualifying Lender, but on that date that Lender is not or has ceased to be a Spanish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Spanish Treaty, or any published practice or published concession of any relevant taxing authority;

(ii)                the relevant Lender is a Spanish Qualifying Lender under paragraphs (d) or (e) of the definition of “Spanish Qualifying Lender” and the payment could have been made to that Lender without a Spanish Tax Deduction had the relevant Lender complied with its obligations under Section 2.19(k) or 2.19(u), as applicable.

(e)           A payment by a Luxembourg Borrower shall not be increased pursuant to Section 2.19(a) by reason of a withholding or deduction for, or on account of, Taxes imposed by Luxembourg if on the date on which the payment falls due (i) the payment could have been made to the Lender without a withholding or deduction if the Lender had been a Luxembourg Qualifying Lender, but on that date that Lender is not or has ceased to be a Luxembourg Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Luxembourg Treaty, or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a Luxembourg Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender, without the withholding or deduction had that Lender complied with its obligations under Section 2.19(k) below.

(f)           The Borrowers shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor (which written demand shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Non-Excluded Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Non-Excluded Taxes or Other Taxes; provided, that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Non-Excluded Taxes or Other Taxes, except to the extent that such failure or delay results in prejudice to the Borrowers) for the full amount of any Non-Excluded Taxes or Other Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19 paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding Non-Excluded Taxes to the extent compensated under Section 2.19(a) or Taxes to the extent that such Taxes would have been compensated for by Section 2.19(a) or Section 2.19(g) but were not so compensated because one of the exclusions in Section 2.19(b), Section 2.19(c), Section 2.19(d), Section 2.19(e), Section 2.19(g) or Section 2.19(h) applied). A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by any Borrower pursuant to this Section 2.19 shall be submitted to the Borrower Representative at the address specified under Section 11.2.

(g)           Without duplication of clauses (a) or (f) above, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, except for any Luxembourg Taxes payable due to the registration of a Loan Document with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg within the same circumstances as referred to under Section 2.19(h)(i) and (ii) below.

(h)           A payment shall not be required to be made by a Loan Party pursuant to Section 2.19(a), Section 2.19(f) or Section 2.19(g) for, or on account of, Other Taxes where (i) such Other Taxes are imposed with respect to an assignment or transfer of any Lender’s rights or any participation or sub-contract by a Lender (other than in the course of primary syndication, pursuant to Section 2.23 (other than Section 2.23(c)) or after a Default), or (ii) such Other Taxes derive from the voluntary registration of a Loan Document by or on behalf of the Administrative Agent or any Lender where such registration is not required to maintain, preserve, establish or enforce the rights of the Administrative Agent or that Lender under a Loan Document.

(i)            Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, (A) where that payment is in connection with a UK Tax Deduction, a statement under section 975 of the ITA 2007 or other evidence reasonably satisfactory to the Administrative Agent that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs, or (B) in any other case, a certified copy of an original official receipt received by the Borrowers showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(j)            Each Lender (or Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower Representative (on behalf of the applicable Borrowers) and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C-1 and a Form W-8BEN, Form W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents; provided that, in the case of a Non-U.S. Lender that is not the beneficial owner, such Non-U.S. Lender shall deliver to the Borrower Representative (on behalf of the applicable Borrowers) and the Administrative Agent two executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a statement substantially in the form of Exhibit C-2 or Exhibit C-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (in each case, or any subsequent versions thereof or successors thereto); provided, further, that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit C-4 on behalf of each such direct or indirect partner). Any Lender (or Assignee) that is not a Non-U.S. Lender shall deliver to the Borrower Representative (on behalf of the applicable Borrowers) and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Person claiming complete exemption from backup withholding on all payments by the Borrowers under this Agreement and the other Loan Documents. The Administrative Agent shall deliver to the Borrower Representative (on behalf of the applicable Borrowers) with respect to any Revolving Loan made to a US Loan Party, and with respect to any Term Loan, a duly completed U.S. Internal Revenue Service Form W-9 (or, in the case of a successor Administrative Agent that is not organized in the United States, a duly executed U.S. Internal Revenue Service Form W-8IMY (y)(A) certifying that such Administrative Agent is a qualified intermediary, within the meaning of Treasury Regulation Section 1.1441-1(e)(5)(ii) (or any successor thereto) and (B) assuming primary responsibility for U.S. federal income tax withholding with respect to payments to be received by it on behalf of the Lenders or (z) evidencing its agreement with the Borrowers to be treated as a United States person with respect to payments on such Loans for U.S. federal income tax purposes in accordance with Treasury Regulation 1.1441-1(b)(2)(iv)(A) (or any successor thereto)). The forms and certification referenced in the previous three sentences (the “Forms”) shall be delivered by the Administrative Agent and each Lender on or before the date it becomes a party to this Agreement. In addition, the Administrative Agent and each Lender shall deliver the Forms promptly upon the obsolescence or invalidity of any Forms previously delivered by the Administrative Agent and such Lender and upon the written request of the Borrower Representative or the Administrative Agent. The Administrative Agent and each Lender shall promptly notify the Borrower Representative (on behalf of the applicable Borrowers) at any time it determines that it is no longer in a position to provide any previously delivered Form to the Borrower Representative (or any other form or certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (j), the Administrative Agent and each Lender shall not be required to deliver any Form pursuant to this paragraph (j) that the Administrative Agent and such Lender is not legally able to deliver.

(k)           The Administrative Agent and each Lender that is entitled to an exemption from or reduction of withholding tax (other than U.S. federal withholding Tax) under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document (including, for the avoidance of doubt, a Luxembourg Treaty Lender, a German Treaty Lender, a Spanish Treaty Lender and a UK Treaty Lender) shall (subject, in the case of a UK Treaty Lender with respect to an exemption from or reduction of a UK Tax Deduction, to Section 2.19(l)) (i) cooperate in completing any procedural formalities necessary for a Loan Party making a payment to that Lender or the Administrative Agent to obtain authorization to make that payment without a withholding or deduction for, or on account of, Tax, and (ii) deliver to the Borrower Representative (on behalf of the applicable Borrowers) (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative (on behalf of the applicable Borrowers) or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or any treaty as will permit such payments to be made without withholding or deduction for, or on account of, Tax or at a reduced rate, provided that the Administrative Agent or such Lender, as applicable, is legally entitled to complete such procedural formalities or complete, execute and deliver such documentation and in the Administrative Agent’s or such Lender’s judgment, as applicable, such completion of such procedural formalities or such completion, execution or submission of such documentation would not materially prejudice the legal or commercial position of the Administrative Agent and such Lender.

(l)           A UK Treaty Lender which becomes (i) a party to this Agreement on the Closing Date that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1.1A; or (ii) a Lender hereunder after the Closing Date that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the relevant Assignment or Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender becomes a party hereto or otherwise in writing to the UK Borrower within 15 days of it become a party to this Agreement, and having done so, such UK Treaty Lender shall have satisfied its obligation under clause (k) above in respect of a UK Tax Deduction.

(m)          If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause (l) above and

(i)            a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)           a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1)                such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)                HM Revenue & Customs has not given that UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the UK Borrower has notified that UK Treaty Lender in writing of either (1) or (2) above, then such UK Treaty Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iii)              If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with clause (l) above, no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HM Revenue & Custom DT Treaty Passport scheme in respect of that UK Treaty Lender's Commitment(s) or its participation in any Loan unless the UK Treaty Lender otherwise agrees.

(iv)             A Loan Party shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant UK Treaty Lender.

(v)              A UK Non-Bank Lender which becomes a party to this Agreement on the Closing Date gives a UK Tax Confirmation to the UK Borrower by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the UK Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(n)          If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether in the form of cash or as a credit against, or as a reduction of, a tax liability) of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (n), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (n) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (n) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower Representative or any other Person.

(o)           If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent and such Lender shall deliver to the Borrower Representative (on behalf of the applicable Borrowers) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative (on behalf of the applicable Borrowers) or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative (on behalf of the applicable Borrowers) or the Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (o), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(p)           Each Lender which becomes a party to this Agreement after the Closing Date (a “New Lender”) shall indicate in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender will became a party hereto, which of the following categories it falls in: (i) in relation to a Luxembourg Borrower (a) not a Luxembourg Qualifying Lender, (b) a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender), or (c) a Luxembourg Treaty Lender; (ii) in relation to a UK Borrower (a) not a UK Qualifying Lender, (b) a UK Qualifying Lender (other than a UK Treaty Lender), or (c) a UK Treaty Lender; (iii) in relation to a German Borrower (a) not a German Qualifying Lender, (b) a German Qualifying Lender (other than a German Treaty Lender), or (c) a German Treaty Lender; and (iv) in relation to a Spanish Borrower (a) not a Spanish Qualifying Lender, (b) a Spanish Qualifying Lender (other than a Spanish Treaty Lender or an EU Lender), (c) an EU Lender; or (d) a Spanish Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 2.19(p) then such New Lender shall be treated for the purposes of this Agreement as if it was not a Luxembourg Qualifying Lender, not a UK Qualifying Lender, not a German Qualifying Lender or not at Spanish Qualifying Lender, as applicable, until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification, shall inform the Borrower Representative). For the avoidance of doubt, an Assignment and Assumption, Refinancing Amendment or Incremental Amendment shall not be invalidated by any failure of a Lender to comply with this Section 2.19(p).

(q)           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative (on behalf of the applicable Borrowers) and the Administrative Agent in writing of its legal inability to do so.

(r)           Without limiting any other provisions of this Agreement, each Lender that would not qualify for a complete exemption from withholding Taxes with respect to payments made under any Loan Document at the time such Lender becomes a party to this Agreement, shall consider in good faith, but not be required, to take actions, including assigning any of its Commitments and Loans to an affiliate of such Lender, so as to reasonably limit any obligations of the Loan Parties under this Section 2.19.

(s)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(t)            VAT.

(i)                 All amounts expressed to be payable under any Loan Document by any party to this Agreement to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party to this Agreement under any Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that party).

(ii)               If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under any Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(1)                (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2)                (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)             Where any Loan Document requires any party to this Agreement to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)              Any reference in this Section 2.19(t) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(v)                In relation to any supply made by a Lender to any party to this Agreement under any Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party's VAT registration and such other information as is reasonably requested in connection with such Lender's VAT reporting requirements in relation to such supply.

(u)           Each (i) Spanish Qualifying Lender under paragraphs (d) or (e) of the definition of “Spanish Qualifying Lender” and (ii) Lender who is not resident for tax purposes in Spain but is entitled to the benefits of a Spanish Treaty providing for a reduction of a Spanish Tax Deduction applicable on interest shall, as soon as reasonably practicable after the date on which it becomes a Party to this Agreement, and in any event before any payment is due or made, whichever comes first, deliver to the Spanish Borrower through the Administrative Agent a certificate of tax residence (or the specific form or documentation required under the relevant Spanish Treaty) duly issued by the competent tax authorities of that Lender’s jurisdiction of tax residence evidencing such Lender as resident for tax purposes in that jurisdiction and, if a Spanish Treaty Lender or a Lender entitled to the benefits of a Spanish Treaty, evidencing such Lender as resident for tax purposes in that jurisdiction and declaring that it is entitled to the benefits of the relevant Spanish Treaty. Each such Lender shall be required to deliver a new certificate of tax residence each time the existing certificate expires in accordance with the Spanish laws and regulations.

For purposes of this Section 2.19, the term Lender shall include any Issuing Lender or Swingline Lender.

2.20         [Reserved].

2.21         Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurocurrency Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22        Change of Lending Office.

(a)            Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (with respect to which such Lender is not reimbursed), and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.18 or 2.19.

(b)           Subject to clause (a) above, and without prejudice to the rights and obligations (but subject to the terms and requirements) in Section 2.19, each Borrower agrees that each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan, and that any exercise of such option shall not shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to this Agreement (except to the extent that, for the avoidance of doubt, the exercise of such option changes such Lender’s status as a UK Qualifying Lender, a German Qualifying Lender, a Spanish Qualifying Lender or a Luxembourg Qualifying Lender for the purposes of Section 2.19).

2.23        Replacement of Lenders. The Borrowers shall be permitted to replace, or, notwithstanding Section 2.17, prepay the applicable Loans and terminate the applicable Commitments (on a non pro rata basis among Lenders generally), of any Lender (a) where a Loan Party is obligated to pay additional amounts or indemnity payments under Section 2.19, (b) that requests reimbursement for amounts owing pursuant to Sections 2.16 or 2.18, (c) that becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (d) that has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 11.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a) or (b), prior to any such replacement, such Lender shall have taken no action under Section 2.22 sufficient to eliminate the continued need for payment of amounts owing pursuant to Sections 2.16, 2.18 or 2.19, (iii)  the replacement financial institution or other Eligible Assignee shall purchase, or the applicable Borrowers shall repay, all Loans and other amounts (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.21 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) in the case of any replacement, the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) in the case of any replacement, the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vii) until such time as such replacement or prepayment and termination shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(f), as the case may be, and (viii) any such replacement or prepayment and termination shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and the Borrowers agree that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.23, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrowers and, to the extent required under Section 11.6, the Borrowers, the Swingline Lender and each Issuing Lender, shall be effective for purposes of this Section 2.23 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.23, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrowers shall be permitted to replace or, notwithstanding Section 2.17, prepay the applicable Loans and terminate the applicable Commitments of the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.

2.24          Evidence of Debt; Notes. The Loans and other credit extensions hereunder made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.6(b)(vi). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans and other credit extensions hereunder made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the joint and several obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent), the applicable Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.25          Incremental Credit Extensions.

  Subject to the terms of this Section 2.25:

  (a)           A Borrower or Subsidiary Guarantor may, at any time or from time to time after the Closing Date, by notice from the Borrower Representative to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) and the Person appointed by the Borrower Representative to arrange an Incremental Facility (such Person, who may be the Administrative Agent, if it so agrees, or any other Person appointed by the Borrower Representative, the “Incremental Arranger”), request one or more additional tranches of term loans and/or one or more increases to the amount of any Class of Term Loans then outstanding (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Lender making such loans, an “Incremental Term Lender”) and/or one or more additional tranches of revolving loans (the “Additional/Replacement Revolving Commitments”) and/or one or more increases in the amount of the Revolving Commitments of any Class (each such increase, a “Revolving Commitment Increase”, the loans thereunder and under any Additional/Replacement Revolving Commitments, the “Incremental Revolving Loans”, and a Lender making a commitment to provide such Incremental Revolving Loans, an “Incremental Revolving Lender”); provided that the Borrowers and Subsidiary Guarantors may incur Incremental Term Commitments that are intended to be fungible with the Initial Term Loans on no more than five occasions prior to the initial Term Loan Maturity Date unless the Administrative Agent otherwise agrees; provided, further, that:

(i)               after giving effect to any such Additional/Replacement Revolving Commitments, any such Revolving Commitment Increase and any such Incremental Term Loans, the aggregate amount of such Additional/Replacement Revolving Commitments, Revolving Commitment Increases and Incremental Term Loans shall not exceed an amount equal to the sum of (x) an unlimited amount at any time so long as the First Lien Net Leverage Ratio on a Pro Forma Basis (but without giving effect to the cash proceeds of such Incremental Term Loans or of any Incremental Revolving Loans incurred pursuant to such Revolving Commitment Increase or such Additional/Replacement Revolving Commitments remaining on the balance sheet) as of the most recently ended Reference Period (calculated assuming that such Revolving Commitment Increase or Additional/Replacement Revolving Commitment is fully drawn throughout such period) does not exceed the greater of (A) 5.00 to 1.00 and (B) if incurred to finance an acquisition or other Investment permitted hereunder, the First Lien Net Leverage Ratio as of the most recently ended Reference Period, plus (y) the amount of all prior voluntary prepayments, loan buybacks (with credit given to the principal amount thereof) and commitment reductions of Term Loans, Revolving Loans, Incremental Loans, Indebtedness incurred pursuant to Section 7.2(b)(vi) that is secured by a Lien on the Collateral on a pari passu basis with the Obligations and Permitted Credit Agreement Refinancing Debt and Refinancing Indebtedness previously applied to the permanent repayment of any of the foregoing and the amount of any prepayments made to any Lender pursuant to Section 2.23, with any replacement of a Lender pursuant thereto being deemed, solely for this purpose, to constitute a prepayment (in each case to the extent not funded with the proceeds of long-term Indebtedness (except Indebtedness under one or more revolving credit or similar facilities) or the proceeds of Permitted Cure Securities applied pursuant to Section 9.4 and, with respect to any prepayment or commitment reduction of or in respect of revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments) less the aggregate principal amount of Indebtedness incurred under Section 7.2(b)(vi)(y), plus (z) an amount equal to the greater of $325,000,000 and 100% of Consolidated EBITDA on a Pro Forma Basis as of the most recently ended Reference Period (and after giving effect to any acquisition or other transaction consummated concurrently therewith) less the aggregate outstanding principal amount of Indebtedness incurred under Section 7.2(b)(vi)(z) (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to clauses (y) and (z) above shall be available at all times and shall not be subject to any ratio test described in foregoing clause (x)); provided that, for the avoidance of doubt, if the applicable Borrower incurs Incremental Term Loans, Additional/Replacement Revolving Commitments or a Revolving Commitment Increase under clause (x) above on the same date that it incurs indebtedness under clauses (y) or (z) above, then the First Lien Net Leverage Ratio will be calculated with respect to such incurrence under clause (x) without regard to any incurrence of indebtedness under clauses (y) or (z) above. Unless the Borrower Representative elects otherwise, any Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase shall be deemed incurred first under clause (x) above, with the balance incurred under clauses (y) and (z) above. The Borrower Representative may designate any Incremental Arranger of any Incremental Facility with such titles under the Incremental Facility as Borrower Representative may deem appropriate.

(ii)             the Incremental Term Loans and Incremental Revolving Loans shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;

(iii)           any Additional/Replacement Revolving Commitments shall not mature earlier than the Revolving Termination Date and shall not have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof) and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the Borrower Representative) shall (x) be substantially consistent with the existing Revolving Facility or (y) be reasonably satisfactory to the Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms) is added for the benefit of any Additional/Replacement Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or such other provision is (i) also added for the benefit of any then-existing Revolving Facility, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the Revolving Facility without further amendment or consent requirements or (ii) only applicable after the Revolving Termination Date);

(iv)           other than Customary Bridge Financings and Indebtedness incurred pursuant to the Inside Maturity Basket, the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans determined at the time of incurrence and shall not mature earlier than the Term Loan Maturity Date;

(v)            subject to clause (iv) above, the interest rates and the amortization schedule applicable to any such Incremental Term Loans shall be determined by the Borrower Representative and the applicable Incremental Term Lenders;

(vi)           no Event of Default shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Term Loans and/or Incremental Revolving Loans made thereunder); provided, however, that in connection with a Limited Condition Transaction, the absence of an Event of Default shall be tested on the date specified in Section 1.4;

(vii)          with respect to any Dollar denominated Incremental Term Loans in the form of broadly syndicated term “B” loans, if the all-in-yield (whether in the form of interest rate margins, including interest rate floors (subject to clause (1) of the first proviso in this clause (vii)), upfront fees or OID (with any OID being equated to interest margin based on an assumed four-year life to maturity)) with respect to the Incremental Term Loans made thereunder paid by any Borrower to all lenders generally (as determined by the Borrower Representative and the applicable Incremental Arranger) (but excluding any arrangement, commitment, ticking, structuring or other similar fees payable in connection therewith, which shall not be included and equated to interest rate) with respect to the Incremental Term Loans made thereunder exceeds the all-in yield (after giving effect to interest rate margins (including the interest rate floors (subject to clause (1) of the first proviso in this clause (vii)) and OID (equated to interest based on an assumed four-year life to maturity or, if shorter, the remaining life to maturity thereof) paid by any Borrower to all lenders generally (computed in a manner consistent with the foregoing) with respect to the Initial Term Loans that are denominated in the same currency as such Incremental Term Loans, as the case may be, after giving effect to any increase or repricing thereof that has theretofore become effective (it being understood that if any such repricing was effected as a refinancing tranche, the OID applicable to the refinanced loans shall be taken into account), by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for such Initial Term Loans denominated in the same currency shall automatically be increased by the Incremental Yield Differential (this clause (vii), after giving effect to the final proviso to this clause (vii), the “MFN Provision”); provided, (1) if the Incremental Term Loans include an interest-rate floor greater than the interest rate floor applicable to such Term Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to such Term Loans would cause an increase in the Applicable Margin, and in such case either the interest rate floor or the Applicable Margin (at the election of the Borrower Representative) applicable to such Term Loans shall be increased to the extent of such differential between interest rate floors and (2) any Incremental Term Loans that constitute fixed-rate Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis; provided further that the MFN Provision shall not apply to (A) any Incremental Term Loans having an aggregate principal amount not exceeding the greater of $250,000,000 and 75% of Consolidated EBITDA as of the most recently ended Reference Period (as selected by the Borrower Representative), (B) Incremental Term Loans scheduled to mature on or after the date that is one year after the Term Loan Maturity Date as of the Closing Date, (C) Incremental Term Loans incurred after the date that is 18 months after the Closing Date or (D) Incremental Term Loans incurred in connection with an acquisition or other Investment permitted hereunder;

(viii)          the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be denominated in Dollars, any Alternative Currency and any other currency acceptable to the Incremental Arranger and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be;

(ix)            no Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be secured by any assets other than the Collateral and no Incremental Term Loans and Revolving Commitment Increases shall be guaranteed by any person other than the Borrowers and the Guarantors;

(x)             any Incremental Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.10(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11;

(xi)            except as otherwise required or permitted by the foregoing, all other terms of any Incremental Term Loans shall be as agreed between the applicable Borrowers and the Incremental Term Lenders; provided that if such Incremental Term Loans benefit from a financial covenant that is more restrictive than Section 7.1 of this Agreement, such financial covenant shall be either (A) conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to an amendment agreement between the Administrative Agent and the applicable Borrowers or (B) applicable only to periods after the Revolving Termination Date or otherwise reasonably satisfactory to the Administrative Agent; and

(xii)            no Additional/Replacement Revolving Commitments may be provided by an Affiliate of UK Holdco.

(b)          The Revolving Commitment Increases shall be treated substantially the same as the Revolving Commitments being increased, and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that (x) if required to consummate the provision of Revolving Commitment Increases, the pricing, interest rate margins, rate floors and facility fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders or the requirement to obtain the consent of any Lender) and (y) other terms that are more favorable to the lenders providing the Revolving Commitment Increase may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the Class of Revolving Commitments being increased without the need for the consent of any Lender). Each notice from the Borrower Representative to the Administrative Agent and the Incremental Arranger pursuant to Section 2.25(a) shall set forth the requested amount and principal proposed terms of the relevant Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase.

(c)            Incremental Term Loans may be made, and Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be provided, by any existing Lender or any Additional Lender (provided that no existing Lender shall be obligated to provide any portion of any Incremental Facility), in each case on terms permitted in this Section 2.25, and, to the extent not permitted in this Section 2.25, all terms and documentation with respect to any Incremental Term Loan, Additional/Replacement Revolving Commitments or Revolving Commitment Increase which relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall not be required to execute, accept or acknowledge any Incremental Amendment (as defined below) or related documentation which contains (by express language or omission) any material deviation from the terms of this Section 2.25. Commitments in respect of Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Representative, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and, in the case of an Incremental Facility incurred by a Subsidiary Guarantor, such Subsidiary Guarantor (it being understood and agreed that any such Subsidiary Guarantor shall be organized in an Applicable Jurisdiction). The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Incremental Arranger and the Borrower Representative, to effect the provisions of this Section (including (i) any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be fungible with an existing Class of Term Loans to be fungible with such Term Loans, which shall include any amendments to Section 2.3 that do not reduce the ratable amortization received by each Lender thereunder and (ii) any amendments that are reasonably necessary to account for any Subsidiary Guarantor as a Borrower, in each case without the need for any further consent); provided that any terms relating to provisions of an operational nature (including with respect to the Collateral and currency mechanics) or administrative nature shall be reasonably satisfactory to the Administrative Agent). Notwithstanding anything in Section 5.2 to the contrary, the effectiveness of any Incremental Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Amendment shall be subject solely to the satisfaction of such conditions as the parties thereto shall agree and the conditions set forth in this Section 2.25 (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”). The Borrowers will use the proceeds of the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(d)            Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Commitment Increase Lender (in each case, reflecting such increase in Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.21 (it being understood that the foregoing provisions shall apply only to an increase in the amount of the Revolving Commitments of any Class and not to any additional tranches of Revolving Loans). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. For the avoidance of doubt, this Section 2.25(d) shall apply only to such Class of Revolving Commitments that are the same Class as the Incremental Revolving Loans and shall not apply to any other Class of Revolving Loans.

(e)            Notwithstanding anything to the contrary herein, this Section 2.25 shall supersede any provisions in Sections 2.17, 5.2 or 11.1 to the contrary and Section 2.17 shall be deemed to be amended to implement any Incremental Amendment.

(f)             If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.25 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.26        Refinancing Amendments.

(a)         At any time after the Closing Date, a Borrower or Subsidiary Guarantor may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of (1) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (1) will be deemed to include any then outstanding Other Term Loans) or (2) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (2) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:

(i)              shall not be permitted to rank senior in right of payment or security to the other Loans and Commitments hereunder;

(ii)           will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrower Representative and the Lenders thereof;

(iii)            (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being Refinanced and (y) other than Customary Bridge Financings and Indebtedness incurred pursuant to the Inside Maturity Basket, with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the remaining Weighted Average Life to Maturity of the Term Loans being Refinanced determined at the time of incurrence;

(iv)            subject to clause (ii) above, will have terms and conditions that are (i) substantially identical to, or, taken as a whole, not materially more favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than, the Refinanced Debt (as determined by the Borrower Representative in good faith), (ii) then-current market terms (as determined by the Borrower Representative in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness; provided that if such Permitted Credit Agreement Refinancing Debt benefits from a financial covenant that is more restrictive than Section 7.1 of this Agreement, such financial covenant shall be either (A) conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to an amendment agreement between the Administrative Agent and the applicable Borrowers or (B) applicable only to periods after the Revolving Termination Date or otherwise reasonably satisfactory to the Administrative Agent or (iii) reasonably acceptable to the Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Permitted Credit Agreement Refinancing Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (i) also added for the benefit of the Refinanced Debt, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the Refinanced Debt without further amendment or consent requirements or (ii) only applicable after the maturity of the Refinanced Debt);

(v)            the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so Refinanced (and repayment of Revolving Loans outstanding thereunder); and

(vi)           shall not be secured by any assets other than the Collateral and shall not be guaranteed by any person other than the Borrowers and the Guarantors.

The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 (unless waived by the Lenders providing such Permitted Credit Agreement Refinancing Debt) and, to the extent reasonably requested by the Refinancing Arranger, receipt by the Refinancing Arranger of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1 (other than changes to such legal opinions resulting from a change in law, change in facts or changes to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower Representative or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments subject to the approval of the Issuing Lenders.

(b)           The Refinancing Arranger shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).

(c)           Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Refinancing Arranger and the Borrower Representative, in consultation with the Administrative Agent, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the then-existing Revolving Termination Date shall be reallocated on such date from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d)           Notwithstanding anything to the contrary in this Agreement, this Section 2.26 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Refinancing Amendment.

(e)            If the Refinancing Arranger is not the Administrative Agent, the actions authorized to be taken by the Refinancing Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.26 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.27	Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Majority Revolving Lenders” and “Majority Term Lenders” and otherwise as set forth in Section 11.1.

(ii)             Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Swingline Lender hereunder; third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Advances and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and L/C Advances owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 3.2(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue Letter of Credit fees, any commitment fee pursuant to Section 2.8(a) or any default interest pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.7 and 3.4, respectively, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of such Lender. In the event non-Defaulting Lenders’ obligations to acquire, Refinance or fund participations in Letters of Credit are increased as a result of a Defaulting Lender, then all Letter of Credit fees that would have been paid to such Defaulting Lender shall be paid to such non-Defaulting Lenders ratably in accordance with such increase of such non-Defaulting Lender’s obligations to acquire, Refinance or fund participations in Letters of Credit.

(b)           Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.16, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            No Release. Subject to Section 11.16, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

2.28	Loan Modification Offers.

(a)           The Borrowers may, on one or more occasions, by written notice from the Borrower Representative to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by any Person that is not an Affiliate of any Borrower appointed by the Borrower Representative, after consultation (and, with respect to any documentation requiring execution of the Administrative Agent in its capacity as such, with the consent of the Administrative Agent, not to be unreasonably withheld, delayed or conditioned) with the Administrative Agent, as agent under such Loan Modification Agreement (as defined below) (such Person (who may be the Administrative Agent, if it so agrees), the “Loan Modification Agent”) and reasonably acceptable to the Borrower Representative; provided that (i) any such offer shall be made by the Borrowers to all Lenders of the Specified Class on a pro rata basis, (ii) [reserved], (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative and (iv) in the case of any Permitted Amendment relating to the Revolving Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment to the extent its commitment to issue Letters of Credit or make Swingline Loans, as applicable, is extended. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 5 Business Days nor more than 45 Business Days after the date of such notice, unless otherwise agreed to by the Loan Modification Agent); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than those set forth in Section 11.6. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b)           A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower Representative and any other applicable Borrower, each applicable Accepting Lender and the Loan Modification Agent. The Loan Modification Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Loan Modification Agent and the Borrower Representative, to give effect to the provisions of this Section 2.28, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Class resulting from a Loan Modification Agreement to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory prepayment provisions that do not also apply to the Loans of the Specified Class on a pro rata basis or greater than pro rata basis (or, with respect to prepayments made with proceeds of Permitted Credit Agreement Refinancing Debt, on a pro rata basis, less than pro rata basis or greater than pro rata basis), (y) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of each Issuing Lender whose commitment to issue Letters of Credit is extended and (z) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical or (taken as a whole) shall be no more favorable to the Accepting Lenders than those applicable to the Specified Class (except for (1) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower Representative and the Accepting Lenders, (2) any terms that are confirmed (or added) to the Loan Documents for the benefit of the lenders of the Specified Class pursuant to such Loan Modification Agreement and (3) pricing, premiums and fees).

(c)            Subject to Section 2.28(b), the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Loans of any or all applicable Classes be extended.

(d)            Notwithstanding anything to the contrary in this Agreement, this Section 2.28 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Loan Modification Agreement.

(e)            If the Loan Modification Agent is not the Administrative Agent, the actions authorized to be taken by the Loan Modification Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.28 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

2.29	Currency Equivalents.

The Administrative Agent shall determine the Dollar Amount of each Revolving Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) for Revolving Loans, as of the first day of each Interest Period applicable thereto, (ii) upon the issuance and increase of any Letter of Credit denominated in an Alternative Currency, (iii) as of the end of each fiscal quarter of UK Holdco and (iv) from time to time in its discretion, and shall promptly notify the Borrower Representative, the Revolving Borrowers and the Revolving Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate on the date of the related Borrowing request for purposes of the initial such determination for any Revolving Loan.

2.30	Additional Alternative Currencies.

(a)            The Borrower Representative (on behalf of any Additional Revolving Borrower) may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Euros. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time) fifteen Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Lender. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.

(c)           Any failure by any Revolving Lender or any Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Lender, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Revolving Loans denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and the relevant Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.30, the Administrative Agent shall promptly so notify the Borrower Representative.

SECTION 3.
LETTERS OF CREDIT

3.1	L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and, to the extent agreed to by an Issuing Lender, bank guarantees and commercial letters of credit providing for the payment of cash upon the honoring of a presentation thereunder (collectively with the Existing Letters of Credit, “Letters of Credit”) for the account of UK Holdco or the account of any of the Restricted Subsidiaries (provided that the Borrower Representative shall be an applicant, and be fully and unconditionally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary) on any Business Day prior to the date that is thirty (30) days prior to the Revolving Termination Date in such form as may be approved from time to time by the Issuing Lenders; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate Dollar Amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligation of such Issuing Lender would exceed its L/C Sublimit. Each Letter of Credit shall (i) be denominated in Dollars or one or more Alternative Currencies (any Letter of Credit denominated in an Alternative Currency, an “Alternative Currency Letter of Credit”); provided that Royal Bank of Canada, JPMorgan Chase Bank, N.A. and their respective affiliates shall not be required to issue Alternative Currency Letters of Credit without their consent; (ii) have a stated amount acceptable to the relevant Issuing Lender, (iii) expire no later than the earlier of (x) unless otherwise agreed by the applicable Issuing Lender, the first anniversary of its date of issuance, and (y) the date that is 3 Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with the consent of the applicable Issuing Lender may provide for the renewal or extension thereof for additional one-year periods or such longer periods of time as may be agreed by the Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent the L/C Obligations under such Letter of Credit have been Cash Collateralized); provided, further, that the Issuing Lenders shall not renew or extend any such Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit) and (iv) be otherwise reasonably acceptable in all respects to the Issuing Lenders. Unless otherwise directed by the Issuing Lenders, the Borrower Representative shall not be required to make a specific request to an Issuing Lender for any such extension. Once any Letter of Credit has been issued that may be extended automatically pursuant to the foregoing, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lenders to permit the extension of such Letter of Credit, including to the date that is 3 Business Days prior to the Revolving Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Existing Letters of Credit shall constitute utilization of the Revolving Commitments. Notwithstanding anything herein to the contrary, in no event shall Goldman Sachs Bank USA or any other Issuing Bank be required to issue Letters of Credit other than standby letters of credit.

(b)            No Issuing Lender shall at any time be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it or (iii) as otherwise provided in Section 3.2(b) below.

(c)            Subject to the terms and conditions hereof, (i) Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date or (ii) all letters of credit issued for the account of the Borrower Representative or any Restricted Subsidiary and outstanding on the Closing Date and issued by an entity that is an Issuing Lender under this Agreement, which, by its execution of this Agreement, has agreed to act as an Issuing Lender hereunder and listed on Schedule 3.1 (each, an “Existing Letter of Credit”) shall automatically be continued hereunder on the Closing Date by the applicable Issuing Lender, and as of the Closing Date the Revolving Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Closing Date without any further action by the Borrower Representative.

3.2	Procedure for Issuance of Letter of Credit.

(a)            The Borrower Representative may from time to time on any Business Day occurring from (or, in the case of any Letter of Credit permitted to be issued on the Closing Date, prior to) the Closing Date until the Revolving Termination Date request that an Issuing Lender issue a Letter of Credit by delivering to the relevant Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Promptly upon receipt of any Application, the relevant Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has received a copy of the Application, and if not, will furnish the Administrative Agent with a copy thereof. Unless such Issuing Lender has received written notice from the Administrative Agent or the Borrower Representative, at least two Business Days prior to the requested date of issuance, or one Business Day prior to the requested date of amendment, as appropriate, of the applicable Letter of Credit, that one or more of the conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (a) earlier than (i) five Business Days, in the case of standby Letters of Credit or similar agreements or (ii) to the extent an Issuing Lender agrees to issue bank guarantees or commercial Letters of Credit, or similar agreements, such period of time as is acceptable to such Issuing Lender, or (b) later than 10 Business Days (or in each case such shorter period as may be agreed to by an Issuing Lender in any particular instance) after, its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lenders and the Borrower Representative. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative and the Administrative Agent promptly following the issuance thereof. The Administrative Agent shall promptly furnish to the Revolving Lenders notice of the issuance of each Letter of Credit (including the amount thereof).

(b)           Cash Collateral. (i) If an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 5.2 to a Revolving Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Revolving Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 9.3 or (iv) an Event of Default set forth under Section 9.1(g) occurs and is continuing, then the Revolving Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clauses (i) through (iii), (1) if the Borrower Representative receives notice thereof prior to 11:00 a.m. (New York City time), on any Business Day, on the Business Day immediately following receipt of such notice or (2) if the Borrower Representative receives notice thereof after 11:00 a.m. (New York City time), on any Business Day, on the second Business Day immediately following receipt of such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 9.1(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.27(a)(iv)), then promptly upon the request of the Administrative Agent, each Issuing Lender or the Swingline Lender, the Revolving Borrowers shall Cash Collateralize the Defaulting Lender Fronting Exposure and deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender); provided that if any Defaulting Lender Fronting Exposure is not Cash Collateralized in accordance with the foregoing to the reasonable satisfaction of the Issuing Lenders, the Issuing Lenders shall have no obligation to issue new Letters of Credit or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Lender and the Lenders, as collateral for the L/C Obligations, Cash Collateral pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Revolving Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Cash Collateral provided with regard to Defaulting Lender Fronting Exposure, such amount of Defaulting Lender Fronting Exposure), the Revolving Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Cash Collateral Account as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Revolving Borrowers.

3.3	Fees and Other Charges.

(a)            The Revolving Borrowers will pay a fee on the actual aggregate daily undrawn and unexpired amount of all outstanding Letters of Credit (as described in Section 3.9 hereof) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, less the amount of fronting fee referred to in the next sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each applicable Fee Payment Date after the issuance date. In addition, the Revolving Borrowers shall pay to the applicable Issuing Lender for its own account a fronting fee which shall be the greater of $500 per annum (solely to the extent invoiced and to the extent Letters of Credit issued by such Issuing Lender are outstanding in the applicable period) and 0.125% per annum (or such lower fee as applicable Issuing Lender may agree) on the actual aggregate daily undrawn and unexpired amount of all such Issuing Lender’s Letters of Credit amounts (as described in Section 3.9 hereof) outstanding during the applicable period, payable quarterly in arrears on each applicable Fee Payment Date after the issuance date.

(b)            In addition to the foregoing fees, the Revolving Borrowers shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be due and payable on demand and nonrefundable.

3.4	L/C Participations.

(a)            The Issuing Lenders irrevocably agree to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by an Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which an Issuing Lender is not reimbursed in full by the Revolving Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Revolving Borrowers, any other Group Member or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower Representative and the Restricted Subsidiaries, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)            If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily Overnight Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lenders, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to an Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)            Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), an Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower Representative or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5               Reimbursement Obligation of the Revolving Borrowers. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower Representative and the Administrative Agent thereof. If any drawing is paid under any Letter of Credit, the Revolving Borrowers shall reimburse the Issuing Lenders for the amount of (a) the drawing so paid and (b) any fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 3:00 p.m. (New York City time) on (x) if such notice of drawing is received (i) in the case of any drawing in any Alternative Currency, prior to 11:00 a.m. (London time) or (ii) in the case of any drawing in Dollars, prior to 11:00 a.m. (New York time), in each case, on the first Business Day following the date such drawing is paid by the Issuing Lenders and (y) otherwise, the second Business Day following the date such drawing is paid by the Issuing Lenders (the “Honor Date”). Each such payment shall be made to an Issuing Lender at its address for notices referred to herein in the currency in which the applicable Letter of Credit is denominated and in immediately available funds. If the Revolving Borrowers fail to reimburse an Issuing Lender on the Honor Date, interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the second Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6               Obligations Absolute. The Revolving Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lenders, any beneficiary of a Letter of Credit or any other Person (it being understood that this provision shall not preclude the ability of the Borrowers to bring any claim for damages against any such Person who has acted with gross negligence or willful misconduct, as determined in a final and non-appealable decision of a court of competent jurisdiction). The Borrowers also agree with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Revolving Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Revolving Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Revolving Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lenders. The Revolving Borrowers agree that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as determined in a final and non-appealable decision of a court of competent jurisdiction), shall be binding on the Revolving Borrowers and shall not result in any liability of the Issuing Lenders to the Revolving Borrowers.

3.7               Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the applicable Issuing Lender to the Borrower Representative in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8               Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by the Borrower Representative to, or entered into by the Borrower Representative with, the Issuing Lenders or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

3.9               Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (or the terms of any applicable Application or other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower Representative (or Restricted Subsidiary, if applicable) or in favor of the applicable Issuing Lender and relating to such Letter of Credit) provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

3.10	Alternative Currency Letters of Credit.

(a)          With respect to any Alternative Currency Letter of Credit, the applicable Issuing Lender shall not later than the second Business Day of each month, recalculate the Dollar Amount of the L/C Obligations under such Letter of Credit by notionally converting into Dollars the Outstanding Amount of such L/C Obligations in accordance with Section 1.5(a) (a “Recalculation”) and promptly deliver such Recalculation to the Administrative Agent.

(b)          Each Issuing Lender shall provide the Administrative Agent with prompt notice (and in any event within one Business Day) of any issuance, increase, decrease, extension and/or termination of any Alternative Currency Letter of Credit;

(c)          Each Issuing Lender shall provide the Administrative Agent with a consolidated list of all outstanding Alternative Currency Letters of Credit not later than 9:00 a.m. (New York time), two Business Days prior to the last Business Day of each March, June, September and December.

(d)          The Administrative Agent shall use reasonable efforts to provide Letter of Credit fee invoices in connection with any Alternative Currency Letters of Credit on the applicable Fee Payment Date (or within five Business Days thereafter). Any discrepancies in fee calculations will be adjusted in the subsequent Fee Payment Date.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party (but with respect to Holdings, solely as set forth herein) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender, solely to the extent required by Section 5 hereof, that:

4.1           Financial Condition.

(a)           [Reserved].

(b)          The unaudited consolidated balance sheet at June 30, 2019 and related unaudited combined statements of operations, comprehensive income (loss), changes in equity and cash flows related to Clarivate Analytics plc and its combined Subsidiaries for the six months ended June 30, 2019 present fairly in all material respects the financial condition of Clarivate Analytics plc and its combined Subsidiaries as at such applicable date, and the results of its operations and its combined stockholder’s equity and cash flows for the six months then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved.

(c)          The audited consolidated balance sheet at December 31, 2018 and related combined statements of operations, comprehensive income (loss), changes in equity and cash flows related to Clarivate Analytics plc for the fiscal year ended December 31, 2018, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from PricewaterhouseCoopers LLP, present fairly in all material respects the combined financial condition of Clarivate Analytics plc and its combined Subsidiaries as at such applicable date, and the combined results of its operations and its combined stockholder’s equity and cash flows for the respective fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2          No Change. Since December 31, 2018, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3          Existence; Compliance with Law. Each Group Member (a) is duly organized (or where applicable in the relevant jurisdiction, registered or incorporated), validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, registration or incorporation, as the case may be, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing and Group Members other than Holdings, UK Holdco and the Borrowers), (b) and (c) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4          Power; Authorization; Enforceable Obligations.

(a)           Each Loan Party has the corporate or other organizational power and authority, and the legal right, to enter into, make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b)          No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance and validity or (under the laws of England and Wales or Luxembourg) to make admissible this Agreement or any of the Loan Documents in in the courts of England and Wales or Luxembourg, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.15, (iii) the Perfection Requirements and (iv) as would not reasonably be expected to result in a Material Adverse Effect.

(c)           Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by any Legal Reservations.

4.5          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof (i) will not violate (x) any Requirement of Law, (y) any Contractual Obligation of Holdings or any Group Member that is material to Holdings and its Subsidiaries, taken as a whole, or (z) the Organizational Documents of any Loan Party, in the case of clauses (x) and (y), except as would not reasonably be expected to result in a Material Adverse Effect and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and Permitted Liens).

4.6           Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Member or against any of their respective properties, assets or revenues that would reasonably be expected to have a Material Adverse Effect.

4.7          Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7 and except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8           Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of UK Holdco and the Restricted Subsidiaries, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does UK Holdco or any other Loan Party know of any valid basis for any such claim except for such claims that would not reasonably be expected to impair or interfere in any material respect with the operations of the business conducted by UK Holdco and the Restricted Subsidiaries, taken as a whole, or result in a Material Adverse Effect.

4.9          Taxes. Except as set forth on Schedule 4.9 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) have been provided on the books of the relevant Group Member); and (ii) no tax Lien (other than any Liens for Taxes not yet due and payable) has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.10        Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock in a manner or for any purpose that violates the provisions of Regulation U and Regulation X.

4.11        Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan has been operated and maintained in compliance in all respects with applicable Law, including the applicable provisions of ERISA and the Code, and the governing documents for such Plan, (iii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (iv) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount, (v) neither UK Holdco nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, (vi) no such Multiemployer Plan is Insolvent, (vii) each Foreign Plan has been operated and maintained in compliance in all respects with applicable law and the governing documents for such plan and (viii) no Foreign Benefit Plan Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Foreign Plan.

4.12         Investment Company Act. No Loan Party is registered or required to be registered as an “investment company”, under the Investment Company Act of 1940, as amended.

4.13         Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and real properties currently owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or (to the knowledge of the Group Members) constituted a violation of any Environmental Law;

(b)          no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge that any such notice is being threatened;

(c)          Materials of Environmental Concern have not been released, generated, treated, stored or disposed of at, or transported from, the Properties in violation of, or in a manner that is reasonably expected to give rise to liability under, any Environmental Law;

(d)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Group Member, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past five years been in compliance, with all applicable Environmental Laws;

(f)            to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws; and

(g)          no Group Member has assumed any liability of any other Person under Environmental Laws.

4.14        Accuracy of Information, etc. No statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them (except for projections, pro forma financial information and information of a general economic or industry nature), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and when taken together with any public filings made by UK Holdco or a parent entity thereof, contained, as of the date such statement, information, document or certificate was so furnished and after giving effect to all supplements and updates thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower Representative to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

4.15        Security Documents.

(a)           Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and, subject to any Legal Reservations, enforceable security interest in the Collateral described therein and proceeds thereof, subject to the relevant Perfection Requirements under applicable laws and as set forth in this Agreement and/or the other relevant Loan Documents (including the Collateral and Guarantee Principles, the Agreed Security Principles and the Intercreditor Agreement).

(b)          Subject to the Collateral and Guarantee Principles, the Agreed Security Principles and the Perfection Requirements and only to the extent such Liens are intended to be created by the relevant Security Documents and required to be perfected under the Loan Documents, the Liens created by the Security Documents constitute fully perfected (or the equivalent under applicable law) first priority Liens (subject to Permitted Liens) so far as possible under relevant law on, and security interests in all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

4.16        Solvency. As of the Closing Date (and after giving effect to the consummation of the Transactions to occur on the Closing Date), Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, are Solvent.

4.17        Patriot Act; FCPA; OFAC; Sanctions.

(a)          To the extent applicable, the Loan Parties and each of their Subsidiaries are in compliance in all material respects with U.S. and non-U.S. Laws relating to anti-money laundering including, without limitation, the Patriot Act.

(b)          The Loan Parties and each of their Subsidiaries are in compliance in all material respects with all applicable Anti-Corruption Laws.

(c)           None of the Loan Parties, nor any of their Subsidiaries or respective officers or directors, nor, to the knowledge of the Loan Parties, any employee or agent of the Loan Parties or any of their Subsidiaries is a Sanctioned Person. No Group Member is located, organized or resident in a country or territory that is the subject of comprehensive territorial Sanctions Laws (a “Sanctioned Country”) as of the Closing Date.

(d)          The Loan Parties will not, directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary (or any joint ventures of the Loan Parties or any of their Subsidiaries), joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in any Loan transaction, whether as a Lender, advisor, or otherwise) of Sanctions Laws or applicable Anti-Corruption Laws; provided that the obligations in this clause (d) shall in no event be interpreted or applied in such a manner that the obligations hereunder would result in any Loan Party, any of its Subsidiaries or any Secured Party (or any director, officer or employee thereof) violating under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity or person (including, without limitation, Council Regulation (EC) 2271/96).

(e)          The representations and warranties contained in this Section 4.17 (A) made by any Restricted Subsidiary resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz), are only made to the extent such relevant representation and/or warranty does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott statute, and (B) given by any Loan Party to any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) are made only to the extent that any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) would be permitted to make such representation and warranties pursuant to section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).

4.18        Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

4.19        Use of Proceeds. The Borrowers will (a) use the proceeds of the Initial Term Loans (other than, for the avoidance of doubt, the New Term Loans) and the Revolving Loans incurred on the Closing Date to finance a portion of the Transactions (including paying any fees, commissions and expenses associated therewith) ~~and~~, (b) use the proceeds of the New Term Loans incurred on the Incremental Amendment Effective Date to finance a portion of the Incremental Facility Transactions (including paying any fees, commissions and expenses associated therewith) and (c) will use the proceeds of all other Borrowings to finance the working capital needs of UK Holdco and the Restricted Subsidiaries and for general corporate purposes of UK Holdco and the Restricted Subsidiaries (including without limitation capital expenditures, acquisitions, Investments and Restricted Payments permitted hereunder).

4.20        Governing Law and Enforcement. Subject to the Legal Reservations and Perfection Requirements, (i) the choice of governing law of the Loan Documents to which each Loan Party is a party will be recognized and enforced in its Relevant Jurisdiction and (ii) any judgment obtained in relation to a Loan Document to which each Loan Party is a party in the jurisdiction of the governing law of that Loan Document will be recognized and enforced in its Relevant Jurisdiction.

4.21        Centre of Main Interests. On the Closing Date, for the purposes of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party that is incorporated in a member state of the European Union or England & Wales is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of that Regulation) in any other jurisdiction.

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of Holdings or any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 5.
CONDITIONS PRECEDENT

5.1          Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or substantially concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents. The Administrative Agent shall have received:

(i)            this Agreement, executed and delivered by Holdings, the Borrowers, each Guarantor and each Person listed on Schedule 1.1A-1;

(ii)           the US Security Agreement, executed and delivered by the Loan Parties party thereto;

(iii)          the Intellectual Property Security Agreements, executed and delivered by the Loan Parties party thereto;

(iv)          each other Security Document as required pursuant to Schedule 1.1C, executed and delivered by the Loan Parties party thereto;

(v)           each Note, executed and delivered by the Borrowers in favor of each Lender requesting the same;

(vi)          the Loan Note Instrument (Notes), executed and delivered by UK Holdco;

(vii)         the Loan Note Instrument (Term Loans), executed and delivered by UK Holdco; and

(viii)        a Borrowing Request, executed and delivered by the Borrower Representative.

(b)           [Reserved].

(c)           Closing Date Refinancing. Substantially contemporaneously with the funding of the Facilities, (i) the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Existing Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under the Existing Credit Agreement will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made) and (ii) the Existing Senior Notes issued under the Existing Senior Notes Indenture will be redeemed (with a notice of redemption, which may be conditional upon closing of the Transactions, being delivered (and deposit of cash in an amount sufficient to redeem the Existing Senior Notes in full being made) on or prior to the Closing Date) and be irrevocably defeased or satisfied and discharged on or prior to the Closing Date in accordance with the terms of the Existing Senior Notes Indenture (together, the “Closing Date Refinancing”).

(d)           [Reserved].

(e)           Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable, fees and expenses of legal counsel to the Administrative Agent) to the Borrower Representative at least three Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree), which amounts may be offset against the proceeds of the Facilities.

(f)            Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) an Officer’s Certificate of or on behalf of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including copies of resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, certified organizational authorizations (if required by applicable law or customary for market practice in the relevant jurisdiction), incumbency certifications, the certificate of incorporation or other similar Organizational Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization, registration or incorporation of such Loan Party (only where customary in the applicable jurisdiction) and bylaws or other similar Organizational Documents of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date, (ii) a good standing certificate (to the extent such concept exists in the relevant jurisdictions) for each Loan Party from its jurisdiction of organization, registration or incorporation and (iii) in relation to the Lux Borrower, (A) an up-to-date electronic certified true and complete excerpt of the Companies Register dated no earlier than one Business Day prior to the Closing Date, (B) a solvency certificate dated as of the Closing Date (signed by a director or authorized signatory) that it is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its director or, as far as it is aware, by any other Person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, (C) an up-to-date electronic certified true and complete certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire), issued by the Companies Register no earlier than one Business Day prior to the Closing Date and reflecting the situation no more than two Business Days prior to the Closing Date certifying that, as of the date of the day immediately preceding such certificate, the Lux Borrower has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial liquidation (liquidation judiciaire) or the appointment of a temporary administrator (administrateur provisoire), such other proceedings listed at Article 13, items 2 to 12 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) and (D) an electronic certified copy of the resolution of its directors (or similar body) approving the Loan Documents to which it is party and approving the execution, delivery and performance of, and authorizing named persons to sign the Loan Documents to which it is party and any documents to be delivered by it under any of the same.

(g)           Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, and executed legal opinions of each local counsel to the Loan Parties or the Administrative Agent, as applicable, set forth on Schedule 5.1(g), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent (provided that counsel to the Administrative Agent shall provide such opinions to the extent customary in any applicable jurisdiction).

(h)           Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 5.1, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent certificated) pledged or otherwise required to be delivered pursuant to the Security Documents to be entered into on the Closing Date (to the extent required to be delivered pursuant to such Security Documents and the Agreed Security Principles), together with (where applicable in the relevant jurisdiction) an undated stock power or other equity transfer form for each such certificate executed or endorsed in blank by a duly authorized signatory of the pledgor thereof and (ii) certificates evidencing the Loan Note Instruments.

(i)            Filings, Registrations and Recordings. Subject to the last paragraph of this Section 5.1, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation (other than, with respect to any security interest granted by a Loan Party incorporated in England and Wales, registrations with the Companies House in England and Wales, which shall be effected within 21 days of creating a security interest granted by a Loan Party incorporated in England and Wales).

(j)            Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which shall certify that Holdings and its Subsidiaries on a consolidated basis are, and will after giving effect to the Transactions and the other transactions contemplated hereby be, Solvent.

(k)           Patriot Act; Beneficial Ownership Regulation. The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least 10 Business Days prior to the Closing Date) shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about Holdings, UK Holdco and the Borrowers that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation the Patriot Act and Beneficial Ownership Regulation.

(l)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of the Closing Date.

Notwithstanding the foregoing, to the extent any Collateral or any security interest therein (other than Collateral with respect to which a lien or security interest may be perfected by (w) intellectual property security filings with the United States Patent and Trademark Office or the United States Copyright Office, (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of any promissory note or certificate evidencing the Loan Note Instruments, together with undated note powers, and (z) the delivery of any stock certificates, if any, together with undated stock powers executed in blank, by (I) Holdings, with respect to the Borrowers only and (II) with respect to all material wholly-owned restricted subsidiaries formed in the United States, in each case to the extent required by the Security Documents) is not provided or perfected on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so or cannot be provided or perfected without undue burden or expense, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of any Facility on the Closing Date, but shall be required to be provided and/or perfected within 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

5.2           Conditions to Each Borrowing Date. Subject to the final paragraph of this Section 5.2, the agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                Notice. The Administrative Agent and, if applicable, the Issuing Lenders or the Swingline Lender, shall have received notice from the Borrower Representative, which, if in writing, may be in the form of a Borrowing Request.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Revolving Borrowers hereunder shall constitute a representation and warranty by the Revolving Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Notwithstanding the foregoing, (x) the conditions set forth in clauses (a) and (b) of this Section 5.2 shall be qualified during the Clean-Up Period by the provisions of Section 9.6, (y) this Section 5.2 shall be subject to Section 1.4 in all respects and (z) the conditions in this Section 5.2 shall not apply in respect of any Incremental Facility, Refinancing Amendment or Permitted Amendment (which shall instead by governed by the relevant conditions applicable to each of the foregoing in accordance with this Agreement).

SECTION 6.

AFFIRMATIVE COVENANTS

Each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.9, 6.11, 6.14, 6.16 and 6.19) Holdings hereby jointly and severally agree that, until the Termination Date, each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.9, 6.11, 6.14, 6.16 and 6.19) Holdings will, and will cause each of its Restricted Subsidiaries to:

6.1           Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a)                as soon as available, but in any event within 90 days after the last day of each fiscal year of UK Holdco, a copy of the audited consolidated balance sheet of UK Holdco and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the maturity of any Loans under this Agreement, the Senior Secured Notes or any other Indebtedness or (ii) any potential inability to satisfy any financial covenant on a future date or for a future period (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K or Form 20-F of UK Holdco (or any direct or indirect parent company thereof) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same scope of information as would be set forth in a Form 10-K or Form 20-F) shall be deemed to satisfy the requirements of this Section 6.1(a)); and

(b)                as soon as available, but in any event within 45 days after the last day of the first three fiscal quarters of each fiscal year of UK Holdco, the unaudited consolidated balance sheet of UK Holdco and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of UK Holdco and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q or a Report of Foreign Private Issuer on Form 6-K (that includes substantially the same information as was included in Clarivate Holdings Limited’s Form 6-K dated May 15, 2019) of UK Holdco (or any direct or indirect parent company thereof) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same scope of information as would be set forth in Form 10-Q or the aforementioned 6-K) shall be deemed to satisfy the requirements of this Section 6.1(b)).

All such consolidated financial statements shall be prepared (except as otherwise provided below) in all material respects in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes), and all such financial statements shall include a presentation of Consolidated EBITDA.

Notwithstanding the foregoing, the obligations in Section 6.1(a) and Section 6.1(b) may be satisfied by furnishing, at the option of the Borrower Representative, the applicable financial statements or, as applicable, forecasts of (I) any predecessor or successor of UK Holdco or any entity meeting the requirements of clause (II) or (III) of this paragraph, (II) any other wholly-owned Restricted Subsidiary that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of UK Holdco and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (III) any Parent Holding Company, provided that to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Holding Company, (x) such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such Parent Holding Company, on the one hand, and the information relating to UK Holdco and its Restricted Subsidiaries on a standalone basis, on the other hand and (y) solely in the case of a Qualified Reporting Subsidiary, neither such Parent Holding Company nor any Subsidiary of such Parent Holding Company (other than Holdings or such Qualified Reporting Subsidiary and its Subsidiaries) shall have any material assets or liabilities.

Notwithstanding the foregoing, in the event that UK Holdco or any Parent Holding Company of UK Holdco is or becomes a public reporting company and files a Form 10-K or Form 20-F (or other equivalent document), or Form 10-Q or Form 6-K (or other equivalent document), as contemplated pursuant to clauses (a) and (b) above, respectively, then UK Holdco shall satisfy the delivery requirements under this Section 6.1 upon the filing of such reports with the SEC or other securities commission or stock exchange; provided that if a Parent Holding Company of UK Holdco files such reports with the SEC or other securities commission or stock exchange, such Parent Holding Company of UK Holdco provides the consolidating information set forth in this paragraph.

For the avoidance of doubt, any financial statements or other reports delivered pursuant to this Section 6.1 (A) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) shall not be required to contain the separate financial information for any Loan Parties contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (other than the consolidating information contemplated by the immediately preceding paragraph), (C) shall not be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the SEC, (D) shall not be required to contain any exhibit (including any financial statements that would be required to be filed as an exhibit) and (E) shall not be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL).

6.2           Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (g), to the relevant Lender:

(a)                promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 6.1 or this Section 6.2, confirmation of whether such statements or information contains any Private Lender Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, Holdings, their respective Subsidiaries or their securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower Representative has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if Borrower Representative has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrowers, Holdings, their respective Subsidiaries or their respective securities;

(b)                [reserved];

(c)                concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) an Officer’s Certificate of Borrower Representative stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining the Applicable Margin and, to the extent that a Financial Compliance Date occurred on the last day of the period covered by such financial statements, compliance by UK Holdco with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of UK Holdco, as the case may be (and, with respect to each annual financial statement commencing with the annual financial statements for the fiscal year of UK Holdco ending December 31, 2020, the amount, if any, of Excess Cash Flow for such fiscal year together with the calculation thereof in reasonable detail), and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party, and (iii) certifying a list of names of all Unrestricted Subsidiaries (if any) (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d)                [reserved];

(e)                simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and (b) above, a narrative discussion and analysis of the financial condition and results of operations of UK Holdco and its Restricted Subsidiaries for such fiscal quarter or fiscal year, as applicable, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (or for the entire such fiscal year most recently ended in the case of such discussion and analysis given after the end of such fiscal year), as compared to the comparable periods of the previous year (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q or Foreign Private Issuer Report on Form 6-K and Annual Report on Form 10-K or 20-F, as applicable, of UK Holdco (or any direct or indirect parent company thereof) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same scope of information as would be set forth in equivalent U.S. documents) shall be deemed to satisfy the requirements of this Section 6.2(e));

(f)                 promptly, copies of all financial statements and reports that UK Holdco and its Restricted Subsidiaries send generally to the holders of any class of their debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that UK Holdco or any Qualified Reporting Subsidiary filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in equivalent U.S. documents); provided that the obligations in this clause (f) shall be deemed to be satisfied if such financial statements and reports are publicly available;

(g)                promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and Beneficial Ownership Regulation;

(h)                to the extent equivalent conference calls are required pursuant to the terms of the Senior Secured Notes, quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) and (b) above, but in no event earlier than is required with respect to the Senior Secured Notes, participate in a conference call for Lenders to discuss the financial condition and results of operations of UK Holdco and its Subsidiaries for the most recently-ended period for which financial statements have been or were required to have been delivered; and

(i)                 as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, a Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Agreement).

6.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) with respect thereto have been provided on the books of UK Holdco or the relevant Group Member.

6.4           Maintenance of Existence; Compliance with Law.

(a)                (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.5 or 7.8 or by the Security Documents and except, other than in the case of clause (i) with respect to Holdings, UK Holdco and the Lux Borrower, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 6.4, as they pertain to compliance by any Foreign Subsidiary with Sanctions are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction; and

(c)                comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance. (a) Keep all material tangible property useful and reasonably necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted by the Loan Documents and (c) maintain with insurance companies that the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance which the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business (it being agreed that in any event flood insurance shall not be required except to the extent required by applicable Law).

6.6          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account containing entries of all material financial transactions and matters involving the assets and business of UK Holdco and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP and (b) permit, at the Borrowers’ expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrowers shall have the right to be present during any discussions with accountants. Notwithstanding anything to the contrary in this Section 6.6 or Section 6.2(i), none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (other than any agreement with another Group Member or any Affiliate thereof), (c) is subject to attorney-client or similar privilege or constitutes attorney work product, (d) in respect of which Holdings, a Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Agreement).

6.7           Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a)                the occurrence of any Default or Event of Default;

(b)                the following events where there is any reasonable likelihood of the imposition of liability on any Borrower as a result thereof that would be reasonably expected to have a Material Adverse Effect, promptly and in any event within 30 days after the Borrower Representative knows or has reason to know thereof:  the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien on the assets of any Loan Party in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability; and

(c)                any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.

(a)                Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)                Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that no such actions shall be required to be undertaken to the extent that the applicable Group Member is contesting such action, order or directive in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(c)                In the event that any Group Member shall fail timely to commence or cause to be commenced or fail diligently to prosecute to completion such actions, or fail to contest such action, order or directive in good faith, as provided in Section 6.8(b), allow the Administrative Agent (at its election) to cause such actions to be performed, and reasonably promptly pay all reasonable costs and expenses (including reasonable attorneys’ and consultants’ fees, charges and disbursements) incurred by the Administrative Agent in connection therewith, provided that the Administrative Agent shall not have the right to cause such actions to be performed for any underlying matter which would not reasonably be expected to result in a Material Adverse Effect.

6.9           Additional Collateral, etc.

(a)                If any additional Restricted Subsidiary is formed or acquired after the Closing Date (including any Unrestricted Subsidiary that is designated as a Restricted Subsidiary), unless such Subsidiary is an Excluded Subsidiary, the Borrowers will, on or prior to the latest of (i) 60 days after such formation or acquisition, (ii) the date on which financial statements are required to be delivered pursuant to Section 6.1(a) or (b), as applicable, with respect to the fiscal quarter in which such Restricted Subsidiary was formed or acquired and (iii) such later date as the Administrative Agent shall reasonably agree, cause such Restricted Subsidiary to execute and to deliver to the Administrative Agent (1) a Guarantor Joinder Agreement, (2) subject to the Agreed Security Principles, applicable Security Documents substantially similar to other Loan Parties organized in the same jurisdiction or, if at such time there are no other Loan Parties in such jurisdiction, in respect of substantially all of its assets (other than any Excluded Assets) to the extent customary under applicable Law (as determined by the Borrower Representative and the Administrative Agent in good faith) and (3) if reasonably requested by the Administrative Agent, legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)                [Reserved].

(c)                Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) delivery of the certificated Equity Interests in UK Holdco, the Borrowers and material wholly-owned Restricted Subsidiaries thereof to the extent constituting Collateral and required to be pledged and delivered pursuant to the Security Documents and (y) delivery of any intercompany notes (other than the Global Intercompany Note) and other promissory notes held by a Borrower or a Guarantor that constitute Collateral evidencing debt for borrowed money in a principal amount of at least $25,000,000 to the extent required to be pledged and delivered pursuant to the Security Documents, (ii) in no event shall Collateral include any Excluded Assets unless the Borrower Representative so elects, (iii) in no event shall entry into any source code escrow arrangements or the registration of any intellectual property be required, (iv) no perfection actions shall be required, nor shall the Administrative Agent or Collateral Agent be authorized to take any perfection or other actions, other than (A) with respect to US Loan Parties, (1) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s), (2) filings in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property and (3) subject to the Intercreditor Agreements, delivery to the Administrative Agent to be held in its possession of Collateral consisting of certificated Equity Interests, intercompany notes and other promissory notes described in clause (i) above and (B) the actions required by the applicable Security Documents to the extent consistent with the “Agreed Security Principles” set forth on Schedule 1.1B, (v) (A) no actions in any jurisdiction other than an Applicable Security Jurisdiction, or required by the laws of any jurisdiction other than an Applicable Security Jurisdiction, shall be required to be taken, nor shall the Administrative Agent or the Collateral Agent be authorized to take any such action, to create any security interests in assets located or titled outside of an Applicable Security Jurisdiction (including any Equity Interests of Subsidiaries organized under the laws of a jurisdiction other than an Applicable Security Jurisdiction) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than an Applicable Security Jurisdiction and all guarantee agreements shall be governed under the laws of the State of New York) and (B) the Security Documents shall be consistent with the “Agreed Security Principles” set forth on Schedule 1.1B and (vi) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement (this paragraph, the “Collateral and Guarantee Principles”).

6.10         Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for UK Holdco, Holdings or any Parent Holding Company (it being understood that there shall be no requirement to maintain any specific credit rating).

6.11         Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Security Documents) to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Liens) and are secured by substantially all of the assets (other than those assets, including Excluded Assets, specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties, in each case subject to the Agreed Security Principles.

6.12         Designation of Unrestricted Subsidiaries. The Borrower Representative may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, if other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Receivables Subsidiary in connection with the establishment of a Qualified Receivables Financing (i) the Interest Coverage Ratio of UK Holdco and the Restricted Subsidiaries for the most recently ended Reference Period preceding such designation or re-designation, as applicable, would have been, on a Pro Forma Basis, at least the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio as of the most recently ended Reference Period and (ii) no Event of Default has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein; provided that if any subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions of this Agreement, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether the Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. For the avoidance of doubt, neither a Borrower nor UK Holdco shall be permitted to be an Unrestricted Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Borrower Representative shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under the Senior Secured Notes.

6.13         Employee Benefit Plans. (i) Maintain, and cause each Commonly Controlled Entity to maintain, all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) maintain, or cause to be maintained, all Foreign Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Foreign Plan and all applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14         Use of Proceeds. The Borrowers will only use the proceeds of the Loans in accordance with Sections 4.17(d) and 4.19.

6.15         Post-Closing Matters. The Borrower Representative will, and will cause each of the Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

6.16         FCPA; OFAC; Sanctions. The Loan Parties agree to maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the Sanctions Laws, the Export Control Laws and the applicable Anti-Corruption Laws, provided that the obligations in this Section 6.16 shall in no event be interpreted or applied in such a manner that the obligations hereunder would result in any Loan Party or any of its Subsidiaries in each case resident in the United Kingdom, Luxembourg, Spain or Germany or any Secured Party resident in the European Union (or any director, officer or employee thereof) violating any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity or person (including, without limitation, Council Regulation (EC) 2271/96).

6.17         Centre of Main Interests. No Loan Party whose jurisdiction of incorporation is in a member state of the European Union or England & Wales shall do anything to change the location of its centre of main interests for the purposes of the Regulation (as defined in Section 4.21); provided that in respect of Loan Parties other than UK Holdco, Holdings and the Lux Borrower, such change of location shall be permitted if it would not be expected that such change would be materially adverse to the interests of the Lenders (taken as a whole).

6.18         Transactions with Affiliates..

(a)                UK Holdco shall make, and shall ensure that its Restricted Subsidiaries make, only those payments to, or sales, leases, transfers or other dispositions of any of its properties or assets to, or purchases of property or assets from, or enter into or make or amend any transaction or series of transactions, contracts, agreements, understandings, loans, advances or guarantees with, or for the benefit of, any Affiliate of UK Holdco involving aggregate consideration in excess of the greater of $25,000,000 and 8% of Consolidated EBITDA as of the most recently ended Reference Period (each of the foregoing, an “Affiliate Transaction”), that are not materially less favorable to UK Holdco or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by UK Holdco or such Restricted Subsidiary with an unrelated Person.

(b)           Notwithstanding clause (a), the following Affiliate Transactions shall be permitted:

(i)               (A) transactions between or among Holdings, UK Holdco and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (B) [reserved] and (C) any merger or consolidation between or among UK Holdco and/or any direct parent company of UK Holdco, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of UK Holdco and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose; provided, that upon giving effect to such merger or consolidation, the surviving Person shall be (or shall immediately become) a Loan Party and otherwise comply with the requirements of Section 6.9, and 100% of the Capital Stock of such surviving Person shall be pledged to the Administrative Agent in accordance with the terms of the Loan Documents;

(ii)              (A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 7.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii)             transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of UK Holdco (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries approved by a majority of the Board of Directors of UK Holdco (or any direct or indirect parent thereof) in good faith;

(iv)            the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of UK Holdco or any Restricted Subsidiary or any direct or indirect parent of UK Holdco;

(v)             transactions in which UK Holdco or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to UK Holdco or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.18;

(vi)            payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii)           any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower Representative in good faith);

(viii)          the existence of, or the performance by UK Holdco or any of the Restricted Subsidiaries of its obligations under, the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by UK Holdco or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Closing Date as determined by the Borrower Representative in good faith;

(ix)             (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to UK Holdco and the Restricted Subsidiaries in the reasonable determination of the Borrower Representative, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(x)              any transaction effected as part of a Qualified Receivables Financing;

(xi)             the sale or issuance of Equity Interests (other than Disqualified Stock) of UK Holdco to Holdings (or a successor direct parent of UK Holdco);

(xii)            [reserved];

(xiii)           payments by UK Holdco or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of UK Holdco or any direct or indirect parent of UK Holdco in good faith;

(xiv)          any contribution to the capital of UK Holdco or any Restricted Subsidiary;

(xv)            transactions permitted by, and complying with, the provisions of Section 7.5 or Section 7.8;

(xvi)          [reserved];

(xvii)          pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)        any employment agreements, option plans and other similar arrangements entered into by UK Holdco or any of the Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xix)           the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of UK Holdco or any direct or indirect parent of UK Holdco or of a Restricted Subsidiary, as appropriate, in good faith;

(xx)            the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii) or, with respect to franchise or similar Taxes, by Section 7.3(b)(xiii)(1);

(xxi)           transactions to effect the Transactions, including the making of the TRA Payment;

(xxii)         any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by UK Holdco or any of the Restricted Subsidiaries with current, former or future officers and employees of UK Holdco or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of UK Holdco or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiii)         transactions with a Person that is an Affiliate of UK Holdco solely because UK Holdco, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxiv)         transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of UK Holdco or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxv)          any agreement that provides customary registration rights to the equity holders of UK Holdco or any direct or indirect parent of UK Holdco and the performance of such agreements;

(xxvi)         payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of UK Holdco; and

(xxvii)        transactions between UK Holdco or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of UK Holdco or any direct or indirect parent of UK Holdco; provided, however, that such director abstains from voting as a director of UK Holdco or such direct or indirect parent of UK Holdco, as the case may be, on any matter involving such other Person.

6.19           Lines of Business; Holding Company.

  (a)                Holdings and UK Holdco will, and will permit the Restricted Subsidiaries to, enter into only those businesses that are Similar Businesses. UK Holdco will not issue any Capital Stock other than to Holdings.

  (b)                Holdings will ensure that its only material liabilities and material assets are, and that it will only conduct, transact or otherwise engage in any material business or operations, as follows: (i) Holdings’ ownership of the Equity Interests of UK Holdco and activities incidental thereto, (ii) the entry into, and the performance of its obligations with respect to, the Loan Documents, the Senior Secured Notes and other Indebtedness that has been guaranteed by, or is otherwise considered Indebtedness of, any Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2; (iii) the consummation of the Transactions; (iv) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Agreement for Holdings to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be incurred hereunder and the Guarantees of other obligations not constituting Indebtedness; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock) including converting into another type of legal entity; (viii) the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including UK Holdco, including compliance with applicable Laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (ix) the holding of any cash and Cash Equivalents (but not operating any property); (x) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (xi) establishing and maintaining bank accounts; (xii) guaranteeing ordinary course obligations incurred by any of the Restricted Subsidiaries; (xiii) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders; and (xiv) any activities incidental to the foregoing. Holdings will cause UK Holdco to, and UK Holdco will, at all times remain a Wholly Owned Subsidiary of Holdings.

6.20           Lux Borrower.

  (a)                The Lux Borrower (and any successor permitted under Section 6.18(b) and Section 7.8(a)) will ensure its only material liabilities and material assets are, and that it will only conduct, transact or otherwise engage in any material business or operations, as follows: (i) [reserved], (ii) the entry into, and the performance of its obligations under and with respect to the Loan Documents, the Senior Secured Notes Indenture and related documents and documentation relating to any Indebtedness or Investments permitted by the Loan Documents; (iii) the entry into, and the performance of its obligations under the Loan Note Instruments or any future similar instruments; (iv) the consummation of the Transactions; (v) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, specifically and expressly contemplated by this Agreement for Lux Borrower to enter into and perform or incidental to such performance; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees); (vii) the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including Holdings, including compliance with applicable Laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property); (ix) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (x) establishing and maintaining bank accounts (and granting security, charges and other liens thereon to secure the Obligations and other Indebtedness or obligation permitted to be secured thereby); (xi) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders; and (xii) any activities incidental to the foregoing.

(b)                The Lux Borrower will only issue Capital Stock to UK Holdco. The Lux Borrower will not undertake any action that will require the Lux Borrower to register as an ‘‘investment company’’ or an entity “controlled by an investment company” as defined in the US Investment Company Act of 1940, as amended and the rules and regulations thereunder.

SECTION 7.
NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, until the Termination Date, such Borrower will, and will cause the Restricted Subsidiaries to, comply with this Section 7.

7.1              First Lien Net Leverage Ratio. UK Holdco shall not, without the written consent of the Majority Revolving Lenders, permit the First Lien Net Leverage Ratio on a Pro Forma Basis as at the last day of any period of four consecutive fiscal quarters of UK Holdco commencing with the fiscal quarter ending March 31, 2020 (but only if the last day of such fiscal quarter constitutes a Financial Compliance Date) to exceed 7.25 to 1.00.

7.2               Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)                (i) UK Holdco will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) UK Holdco will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that UK Holdco and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any of the Restricted Subsidiaries may issue shares of Preferred Stock, in each case, if either (A) the Interest Coverage Ratio for the most recently ended Reference Period is at least 2.00 to 1.00 or (B) the Total Net Leverage Ratio for the most recently ended Reference Period does not exceed 6.50 to 1.00 (any such debt incurred pursuant to this proviso, “Ratio Debt”), in each case determined on a Pro Forma Basis; provided, further, however, that the aggregate principal amount of Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are not Borrowers or Guarantors, taken together with the principal amount of all such Indebtedness Incurred and Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Borrowers or Guarantors outstanding pursuant to paragraph (1) of the final proviso to clause (b)(vi) and the final proviso to clause (b)(xxii)(x) of this Section 7.2, shall not exceed the greater of $125,000,000 and 39% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding.

(b)            The limitations set forth in Section 7.2(a) shall not apply to (collectively, “Permitted Debt”):

(i)               Indebtedness Incurred pursuant to this Agreement, any other Loan Document or any Loan Note Instrument (including any Indebtedness incurred pursuant to Section 2.25, 2.26 or 2.28);

(ii)              the Incurrence by the Borrowers and the Guarantors of Indebtedness represented by the Senior Secured Notes issued on the Closing Date (not including any additional notes) and the guarantees, as applicable;

(iii)             Indebtedness existing on the Closing Date (other than Indebtedness described in Section 7.2(b)(i) and (ii)) (in the case of any individual item of Indebtedness in a principal amount in excess of $5,000,000, to be set forth on Schedule 7.2);

(iv)              Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(v)               Permitted Unsecured Refinancing Debt;

(vi)              Indebtedness, Disqualified Stock or Preferred Stock (“Incremental Equivalent Debt”) not to exceed an amount equal to the sum of (x) an unlimited amount at any time so long as (A) in the case of Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the Obligations, the First Lien Net Leverage Ratio for the most recently ended Reference Period does not exceed 5.00 to 1.00, (B) in the case of Indebtedness that is secured by a Lien on the Collateral other than on a pari passu basis with the Obligations, the Secured Net Leverage Ratio for the most recently ended Reference Period does not exceed 6.50 to 1.00 or (C) in the case of Indebtedness that is unsecured or is secured by a Lien on assets that do not constitute Collateral, and in the case of Disqualified Stock or Preferred Stock, either (1) the Total Net Leverage Ratio for the most recently ended Reference Period does not exceed 6.50 to 1.00 or (2) the Interest Coverage Ratio for the most recently ended Reference Period is at least 2.00 to 1.00, in each case on a Pro Forma Basis (but without giving effect to the cash proceeds of any such Indebtedness remaining on the balance sheet and calculated assuming that any such Indebtedness is fully drawn throughout such period), plus (y) the amount of all prior voluntary prepayments, loan buybacks (with credit given to the principal amount thereof) and commitment reductions of Term Loans, Revolving Loans, Incremental Loans, Indebtedness incurred pursuant to this Section 7.2(b)(vi) that is secured by a Lien on the Collateral on a pari passu basis with the Obligations and Permitted Credit Agreement Refinancing Debt and Refinancing Indebtedness previously applied to the permanent repayment of any of the foregoing and the amount of any prepayments made to any Lender pursuant to Section 2.23, with any replacement of a Lender pursuant thereto being deemed, solely for this purpose, to constitute a prepayment (in each case, to the extent not funded with the proceeds of long-term Indebtedness (except Indebtedness under one or more revolving credit or similar facilities) or the proceeds of Permitted Cure Securities applied pursuant to Section 9.4 and, with respect to any prepayment or commitment reduction of or in respect of revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments) (minus the aggregate principal amount of Indebtedness Incurred under Section 2.25(a)(i)(y)), plus (z) an amount equal to the greater of $325,000,000 and 100% of Consolidated EBITDA on a Pro Forma Basis as of the most recently ended Reference Period (and after giving effect to any acquisition or other transaction consummated concurrently therewith) (minus the aggregate outstanding principal amount of Indebtedness Incurred under Section 2.25(a)(i)(z)) (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to clauses (y) and (z) above shall be available at all times and shall not be subject to any ratio test described in foregoing clause (x) above), which amount may be secured on a pari passu or junior basis; provided, that:

(1)               the principal amount of such Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (vi) by Restricted Subsidiaries that are not Borrowers or Guarantors, shall not exceed the greater of $125,000,000 and 39% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding (minus the outstanding principal amount of such Indebtedness Incurred by Restricted Subsidiaries that are not Borrowers or Guarantors pursuant to the second proviso to clause (a) and the final proviso to clause (b)(xxii)(x) of this Section 7.2);

(2)                the Applicable Requirements shall have been satisfied;

(3)                no Indebtedness under this clause (vi) may be Incurred at any time that an Event of Default has occurred and is continuing (unless such Indebtedness is used to finance, in whole or in part, a Limited Condition Transaction, in which case the absence of an Event of Default shall be tested on the date specified in Section 1.4);

(4)                any such Indebtedness in the form of Dollar denominated broadly syndicated term “B” loans Incurred under this clause (vi) that is secured by a Lien on the Collateral on a pari passu basis with the Obligations shall be subject to the MFN Provision set forth in Section 2.25(a)(vii) (giving effect to all exceptions thereto, mutatis mutandis for Incremental Equivalent Debt);

(5)                [reserved]; and

(6)                (A) for the avoidance of doubt, if the applicable Borrower incurs Indebtedness under clause (x) above on the same date that it incurs Indebtedness under clauses (y) or (z) above, then the applicable incurrence ratio will be calculated with respect to such incurrence under clause (x) without regard to any incurrence of Indebtedness under clauses (y) or (z) and (B) unless the applicable Borrower elects otherwise, any Indebtedness incurred pursuant to this clause (vi) shall be deemed incurred first under clause (x) above, with the balance incurred under clauses (y) and (z) above.

(vii)           Indebtedness (including, without limitation, Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by UK Holdco or any of the Restricted Subsidiaries, Disqualified Stock issued by UK Holdco or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of UK Holdco or the Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii), not to exceed the greater of $150,000,000 and 47% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding (minus amounts incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under this clause (vii)); provided, that Capitalized Lease Obligations incurred by UK Holdco or any Restricted Subsidiary pursuant to this clause (vii) in connection with a Sale Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale Leaseback Transaction are used by UK Holdco or such Restricted Subsidiary to permanently repay outstanding loans under any credit agreement, debt facility or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback Transaction;

(viii)          Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing;

(ix)            Indebtedness arising from agreements of UK Holdco or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of UK Holdco in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(x)              shares of Preferred Stock of a Restricted Subsidiary issued to UK Holdco or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to UK Holdco or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(xi)            Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to UK Holdco or (b) UK Holdco or any Restricted Subsidiary to any Restricted Subsidiary; provided that if UK Holdco or a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Borrower or a Guarantor, such Indebtedness is, on and from the date that is 120 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable (except to UK Holdco or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(xii)            Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) or in connection with the Transactions: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xiii)          obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by UK Holdco or any Restricted Subsidiaries;

(xiv)          Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), does not exceed the greater of $250,000,000 and 77% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding (minus amounts incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under this clause (xiv));

(xv)         any guarantee by UK Holdco or any of the Restricted Subsidiaries of Indebtedness or other obligations of UK Holdco or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by UK Holdco or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Loans and the Guarantees, substantially to the same extent as such Indebtedness is subordinated to the Loans or any relevant Guarantees, as applicable;

(xvi)        the Incurrence by UK Holdco or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(i), (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xix), (b)(xxii), (b)(xxvii) and (b)(xxx), of this Section 7.2 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)               other than with respect to Indebtedness incurred pursuant to Section 7.2(a), revolving Indebtedness and Customary Bridge Financings and other than with respect to Indebtedness incurred pursuant to the Inside Maturity Basket, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or Refinanced and (y) the remaining Weighted Average Life to Maturity of the Senior Secured Notes;

(2)                other than with respect to Indebtedness incurred pursuant to Section 7.2(a), Customary Bridge Financings and other than with respect to Indebtedness incurred pursuant to the Inside Maturity Basket, has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or Refinanced and (y) the Stated Maturity of the Senior Secured Notes;

(3)               to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)                is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing plus (z) an amount not exceeding the amount otherwise able to be Incurred pursuant to this Section 7.2 (it being understood that such amount shall constitute utilization of the applicable basket or exception to this Section 7.2); and

(5)                shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco; (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (z) Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xvii)        Indebtedness arising from (x) Cash Management Services and (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that, in the case of this (y), such Indebtedness is extinguished within ten Business Days of its Incurrence;

(xviii)        Indebtedness of UK Holdco or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xix)          Contribution Indebtedness;

(xx)          Indebtedness of UK Holdco or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxi)         Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to UK Holdco or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxii)         (x) Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or any of the Restricted Subsidiaries Incurred to finance an acquisition or other Investment or (y) Acquired Indebtedness of UK Holdco or any of the Restricted Subsidiaries not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction; provided that, in the case of clause (x), after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, either (A) UK Holdco would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt or (B) (1) in the case of Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the Obligations, the First Lien Net Leverage Ratio on a Pro Forma Basis does not exceed the First Lien Net Leverage Ratio as of the most recently ended Reference Period, (2) in the case of Indebtedness that is secured by a Lien on the Collateral other than on a pari passu basis with the Obligations, the Secured Net Leverage Ratio on a Pro Forma Basis does not exceed the Secured Net Leverage Ratio as of the most recently ended Reference Period or (3) in the case of Indebtedness that is unsecured or is secured by a Lien on assets that do not constitute Collateral, and in the case of Disqualified Stock or Preferred Stock, either (x) the Total Net Leverage Ratio on a Pro Forma Basis does not exceed the Total Net Leverage Ratio as of the most recently ended Reference Period or (y) the Interest Coverage Ratio on a Pro Forma Basis is no less than the Interest Coverage Ratio as of the most recently ended Reference Period; provided, that the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries which are not Borrowers or Guarantors under the preceding clause (xxii)(x) shall not exceed the greater of $125,000,000 and 39% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding (minus the amount of such Indebtedness Incurred by Restricted Subsidiaries that are not Borrowers or Guarantors outstanding pursuant to the second proviso of clause (a) and paragraph (1) of the final proviso to clause (b)(vi) of this Section 7.2);

(xxiii)        Indebtedness Incurred by UK Holdco or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Secured Notes;

(xxiv)      Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;

(xxv)        Indebtedness issued by UK Holdco or any of the Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of UK Holdco or any direct or indirect parent company of UK Holdco to the extent permitted by Section 7.3(b)(iv);

(xxvi)        Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of UK Holdco and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of UK Holdco and the Restricted Subsidiaries;

(xxvii)      Indebtedness Incurred by joint ventures of UK Holdco or any of the Restricted Subsidiaries (or by UK Holdco or any of the Restricted Subsidiaries on behalf of any such joint venture) or guarantees of the foregoing, and Indebtedness of Restricted Subsidiaries that are Non-Guarantor Subsidiaries, in an aggregate principal amount that does not exceed the greater of $175,000,000 and 54% of Consolidated EBITDA as of the most recently ended Reference Period at any one time outstanding (minus amounts incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under this clause (xxvii));

(xxviii)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxix)         Indebtedness Incurred pursuant to Sale Leaseback Transactions; and

(xxx)        Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of $30,000,000 and 10% of Consolidated EBITDA as of the most recently ended Reference Period, at any one time outstanding (minus amounts Incurred and outstanding under (clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxx)).

(c)           For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, re-borrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.2.

(d)          For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent amount), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus an amount not exceeding the amount otherwise able to be Incurred pursuant to this Section 7.2, it being understood that such amount shall constitute utilization of the applicable basket or exception to this Section 7.2).

7.3           Limitation on Restricted Payments.

(a)            UK Holdco will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)              declare or pay any dividend or make any distribution on account of UK Holdco’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving UK Holdco (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of UK Holdco or to UK Holdco and the Restricted Subsidiaries; or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, UK Holdco or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)             purchase or otherwise acquire or retire for value any Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco;

(iii)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)) (any such payments, redemptions, repurchases, defeasances, acquisitions or retirements for value, “Restricted Debt Payments”); or

(iv)            make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions set forth therein, being collectively referred to as “Restricted Payments”), unless at the applicable time of determination:

 (1)               (x) solely in the case of a Restricted Payment (other than a Restricted Investment or a Restricted Debt Payment) that is made in reliance on clause (3)(A) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) solely in the case of a Restricted Debt Payment that is made in reliance on clause (3)(A) below, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

 (2)                [reserved]; and

 (3)               such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UK Holdco and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (b)(i), but excluding all other Restricted Payments permitted by clause (b) of this Section 7.3), is less than the sum of, without duplication,

(A)	50% of the Consolidated Net Income of UK Holdco for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to the end of UK Holdco’s most recently ended Reference Period at the applicable time of determination; provided that this clause (A) shall in no event be less than zero, plus

(B)	100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by UK Holdco after the Closing Date from the issue or sale of Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco (excluding (without duplication) any Cure Amount, Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by UK Holdco or any of its Subsidiaries), plus

(C)	100% of the aggregate amount of contributions to the capital of UK Holdco received in cash and the Fair Market Value of property other than cash after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of UK Holdco or any Restricted Subsidiary thereof issued after the Closing Date (other than any Indebtedness or Disqualified Stock issued to UK Holdco or any Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in UK Holdco (other than Disqualified Stock) or any direct or indirect parent of UK Holdco, plus

(E)	100% of the aggregate amount received by UK Holdco or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by UK Holdco or any Restricted Subsidiary from:

(I)	the sale or other disposition (other than to UK Holdco or a Restricted Subsidiary) of Restricted Investments made by UK Holdco and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from UK Holdco and the Restricted Subsidiaries by any Person (other than UK Holdco or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (b)(vii) of this Section 7.3),

(II)	the sale (other than to UK Holdco or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary of Holdings, or

(III)	any distribution or dividend from any Unrestricted Subsidiary of Holdings (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(F)	in the event any Unrestricted Subsidiary of UK Holdco has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, UK Holdco or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of UK Holdco or its applicable Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with such Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (b)(vii) of this Section 7.3 or constituted a Permitted Investment); plus

(G)	the aggregate amount of Retained Declined Proceeds; plus

(H)	the greater of $100,000,000 and 31% of Consolidated EBITDA as of the most recently ended Reference Period.

(b)           The provisions of Section 7.3(a) will not prohibit:

(i)             the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii)            (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of UK Holdco or any direct or indirect parent of UK Holdco or any Restricted Subsidiary or Junior Indebtedness of UK Holdco or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to UK Holdco or a Restricted Subsidiary) of, Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco to the extent contributed to UK Holdco or any Restricted Subsidiary or contributed to the equity capital of UK Holdco or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to UK Holdco or any Restricted Subsidiary of UK Holdco or to an employee stock ownership plan or any trust established by UK Holdco or any of its Restricted Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of UK Holdco) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to UK Holdco or a Restricted Subsidiary) (made within 90 days of such redemption, repurchase, defeasance, exchange, retirement, or other acquisition) (other than to a Restricted Subsidiary of UK Holdco or to an employee stock ownership plan or any trust established by UK Holdco or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(iii)            the prepayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement of Junior Indebtedness of UK Holdco or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale (made within 90 days of such prepayment, redemption, repurchase, defeasance, exchange, or other acquisition) of, new Indebtedness of UK Holdco or a Restricted Subsidiary that is incurred in accordance with Section 7.2 so long as, in the case of this clause (y):

 (1)                the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Junior Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Junior Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

 (2)               if such Junior Indebtedness was subordinated to the Facilities or the related Guarantee, as the case may be, such new Indebtedness must be subordinated to the Facilities or the related Guarantee at least to the same extent as such Junior Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

 (3)                other than with respect to Indebtedness incurred pursuant to the Inside Maturity Basket, such Indebtedness has a final scheduled maturity date no earlier than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired or (y) the Latest Maturity Date; and

 (4)                other than in respect of revolving Indebtedness and Indebtedness incurred pursuant to the Inside Maturity Basket, such Indebtedness has a Weighted Average Life to Maturity that is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so prepaid, redeemed, repurchased, defeased, acquired or retired at the time of incurrence or (y) the remaining Weighted Average Life to Maturity of the latest maturing Term Loans;

(iv)           the purchase, retirement, redemption or other acquisition (or dividends to UK Holdco or any other direct or indirect parent of UK Holdco to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of UK Holdco or any direct or indirect parent of UK Holdco held by any future, present or former employee, director or consultant of UK Holdco or any direct or indirect parent of UK Holdco or any Subsidiary of UK Holdco or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of $30,000,000 and 10% of Consolidated EBITDA as of the most recently ended Reference Period in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

 (1)                the cash proceeds received after the Closing Date by UK Holdco, any direct or indirect parent of UK Holdco and the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of UK Holdco or any direct or indirect parent of UK Holdco (to the extent contributed to UK Holdco or any Restricted Subsidiary) to members of management, directors or consultants of UK Holdco and the Restricted Subsidiaries (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(3) of this Section 7.3); plus

 (2)               the cash proceeds of key man life insurance policies received after the Closing Date by UK Holdco, any direct or indirect parent of UK Holdco (to the extent contributed to UK Holdco or any Restricted Subsidiary) and the Restricted Subsidiaries;

(provided that the Borrower Representative may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) and (2) above in any calendar year); in addition, cancellation of Indebtedness owing to UK Holdco or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of UK Holdco or any of the Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of UK Holdco (or any direct or indirect parent company thereof) from such Persons will be deemed not to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;

(v)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of UK Holdco or any of the Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;

(vi)           (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (B) the declaration and payment of dividends to any direct or indirect parent of UK Holdco, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of UK Holdco issued after the Closing Date; and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended Reference Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, UK Holdco would be permitted to Incur at least $1.00 of additional Ratio Debt pursuant to Section 7.2(a) and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by UK Holdco from any such sale of Designated Preferred Stock (other than Disqualified Stock issued after the Closing Date and securities issued in connection with the Cure Right);

(vii)         Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $100,000,000 and 31% of Consolidated EBITDA as of the most recently ended Reference Period, at any one time outstanding;

(viii)         the payment of dividends on UK Holdco’s common stock (or the payment of dividends to any direct or indirect parent of UK Holdco to fund the payment by any direct or indirect parent of UK Holdco of dividends on such entity’s common stock) of up to the sum of (A) 6.00% per annum of the net proceeds received by or contributed to UK Holdco or its applicable direct or indirect parent as a result of the initial public offering of UK Holdco’s publicly listed parent or any future public offering of UK Holdco’s publicly listed parent’s common stock and (B) 2.00% per annum of the Market Capitalization of Holdings or its applicable direct or indirect parent;

(ix)            Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x)             other Restricted Payments in an aggregate amount not to exceed the greater of $150,000,000 and 47% of Consolidated EBITDA as of the most recently ended Reference Period;

(xi)            the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to, UK Holdco or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii)            any payments pursuant to a tax sharing agreement between UK Holdco and any other Person or a Restricted Subsidiary and any other Person with which UK Holdco or any Restricted Subsidiary files a consolidated tax return or with which UK Holdco or any Restricted Subsidiary is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such tax sharing agreement or arrangement and payment does not permit or require payments in excess of the amounts of Tax that would be payable by UK Holdco or the Subsidiaries on a stand-alone basis;

(xiii)          the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of UK Holdco, in the amount required for such entity to:

 (1)                pay amounts equal to the amounts required for any direct or indirect parent of UK Holdco to pay fees and expenses (including franchise, capital stock, minimum and other similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of UK Holdco or any direct or indirect parent of UK Holdco, if applicable, and general corporate operating and overhead expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of UK Holdco, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of UK Holdco, if applicable, and its Subsidiaries;

 (2)                pay, if applicable, amounts equal to amounts required for any direct or indirect parent of UK Holdco, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to UK Holdco or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, UK Holdco or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2; and

 (3)                pay fees and expenses Incurred by any direct or indirect parent related to any equity or debt offering of such parent (whether or not successful);

(xiv)         (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xv)          purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi)          [reserved];

(xvii)        the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Junior Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco and the Restricted Subsidiaries in connection with a “change of control” (as defined in the documentation governing such Junior Indebtedness, Disqualified Stock or Preferred Stock) or an Asset Sale that is permitted under Section 7.5 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, (x) in the case of a change of control, no Event of Default shall have occurred and be continuing under Section 9.1(l) or the Commitments shall have been terminated and the full amount of all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) shall have been indefeasibly paid in full in cash or (y) in the case of an Asset Sale, UK Holdco (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.11, as the case may be;

(xviii)       any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xix)          any Restricted Payments made in connection with the consummation of the Transactions including the making of the TRA Payment;

(xx)           the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of UK Holdco;

(xxi)         payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of UK Holdco and its Subsidiaries;

(xxii)        the prepayment, redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Junior Indebtedness of UK Holdco or any Restricted Subsidiary or any direct or indirect parent of UK Holdco (including dividends made to effectuate such prepayment, redemption, repurchase, defeasance, exchange, retirement or other acquisition), in an aggregate amount not to exceed the greater of $50,000,000 and 16% of Consolidated EBITDA as of the most recently ended Reference Period in the aggregate;

(xxiii)        unlimited Restricted Payments; provided, that (x) in the case of any Restricted Investment, the Total Net Leverage Ratio, on a Pro Forma Basis as of the most recently ended Reference Period, does not exceed 5.25 to 1.00 or (y) in the case of any other Restricted Payment, the Total Net Leverage Ratio, on a Pro Forma Basis as of the most recently ended Reference Period, does not exceed 4.75 to 1.00;

provided, however, that at the applicable time of determination in respect of any Restricted Payment permitted under clause (b)(x) and (b)(xxiii)(y) of this Section 7.3, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

7.4           Dividend and Other Payment Restrictions Affecting Subsidiaries. UK Holdco will not, and will not permit any Restricted Subsidiary that is not a Borrower or a Guarantor to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Borrower or a Guarantor to:

(a)           (i) pay dividends or make any other distributions to UK Holdco or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to UK Holdco or any of the Restricted Subsidiaries;

(b)            make loans or advances to UK Holdco or any of the Restricted Subsidiaries; or

(c)            sell, lease or transfer any of its properties or assets to UK Holdco or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

 (1)                contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;

 (2)                this Agreement, the Loan Documents, the Senior Secured Notes, any additional notes permitted to be Incurred under the Senior Secured Notes Indenture and, in each case, any guarantees thereof;

 (3)                applicable law or any applicable rule, regulation or order;

 (4)               any agreement or other instrument of a Person acquired by UK Holdco or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into UK Holdco or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

 (5)               contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

 (6)                Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

 (7)                restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

 (8)               customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

 (9)               purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;

 (10)             customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;

 (11)            any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, that such restrictions apply only to such Receivables Subsidiary;

 (12)              other Indebtedness, Disqualified Stock or Preferred Stock of UK Holdco or any Restricted Subsidiary that is Incurred subsequent to the Closing Date pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrowers’ ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower Representative in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in the Senior Secured Notes Indenture (with respect to other indentures) or this Agreement (with respect to other credit agreements);

 (13)              any Restricted Investment not prohibited by Section 7.3 and any Permitted Investment;

 (14)              arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of UK Holdco or any Restricted Subsidiary in any manner material to UK Holdco or any Restricted Subsidiary;

 (15)             existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced (as determined by the Borrower Representative in good faith);

 (16)             restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which UK Holdco or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of UK Holdco or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of UK Holdco or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

 (17)              any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, not materially more restrictive when taken as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to UK Holdco or a Restricted Subsidiary to other Indebtedness Incurred by UK Holdco or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.5          Asset Sales. UK Holdco will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a)           UK Holdco or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower Representative) of the Equity Interests issued or assets sold or otherwise disposed of;

(b)           [reserved]; and

(c)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by UK Holdco or such Restricted Subsidiary, as the case may be, when taken together with the consideration for all other Asset Sales pursuant to this Section 7.5 since the Closing Date (on a cumulative basis), is in the form of cash or Cash Equivalents, provided, however, that in the case of Asset Sales involving the disposition of non-core assets (as determined by the Borrower Representative in its good faith judgment provided the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition) acquired as part of any acquisition after the Closing Date, only 50% of the consideration therefor, when taken together with the consideration for all other Asset Sales pursuant to this proviso since the Closing Date, must be in the form of cash or Cash Equivalents; provided, further, that the amount of:

(i)             any liabilities (as shown on UK Holdco’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in UK Holdco’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower Representative) of UK Holdco or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies UK Holdco or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii)            any notes or other obligations or other securities or assets received by UK Holdco or such Restricted Subsidiary from such transferee that are converted by UK Holdco or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii)           any Designated Non-cash Consideration received by UK Holdco or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $75,000,000 and 24% of Consolidated EBITDA as of the most recently ended Reference Period, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iv)           Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that UK Holdco and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v)            consideration consisting of Indebtedness of UK Holdco or any Guarantor received from Persons who are not UK Holdco or a Restricted Subsidiary,

shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5;

After UK Holdco’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to clauses (a) to (c) above, UK Holdco or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).

7.6           [Reserved].

7.7           Liens. UK Holdco will not, and will not permit any of the Restricted Subsidiaries to, create or incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of UK Holdco or any Restricted Subsidiary.

7.8           Fundamental Changes. UK Holdco will not, nor will it permit any of the Restricted Subsidiaries to, directly or indirectly merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           (i) any Restricted Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with (1) any US Borrower (including a merger the purpose of which is to reorganize such US Borrower into a new jurisdiction in any State of the United States); provided that such US Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such US Borrower pursuant to documents reasonably acceptable to the Administrative Agent, (2) the Lux Borrower; provided that the Lux Borrower shall be the continuing or surviving Person, or (3) any one or more other Restricted Subsidiaries and (ii) any Borrower may merge, amalgamate or consolidate with any other Borrower; provided that, in the case of a merger, amalgamation or consolidation with the Lux Borrower, if the surviving Person is not the Lux Borrower such surviving Person shall be subject to Section 6.20(a); provided that (y) when any Additional Revolving Borrower is merging, amalgamating or consolidating with another Restricted Subsidiary that is not another Additional Revolving Borrower or a Loan Party then either (A) the Additional Revolving Borrower shall be the continuing or surviving Person and resident in its jurisdiction of incorporation or (B) (I) the Additional Revolving Borrower shall cease to be a Borrower under this Agreement in accordance with Section 12.3, (II) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder and (III) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (z) when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person or (B) (I) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder and (II) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b)           (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or any Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower Representative determines in good faith that such action is in the best interest of UK Holdco and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is (A) an Additional Revolving Borrower, such Subsidiary shall at or before the time of such dissolution cease to be an Additional Revolving Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is an Additional Revolving Borrower or a Guarantor will remain an Additional Revolving Borrower or Guarantor unless such Additional Revolving Borrower or Guarantor is otherwise permitted to cease being an Additional Revolving Borrower or Guarantor hereunder);

(c)           any Restricted Subsidiary (other than any Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is (A) an Additional Revolving Borrower, then such Subsidiary shall cease to be an Additional Revolving Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, then (i) the transferee must either be a Borrower or a Guarantor and (ii) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder; provided, further, that any US Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party;

(d)           any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted hereunder; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.9, (ii) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Restricted Subsidiary is an Additional Revolving Borrower, it shall cease to be an Additional Revolving Borrower in accordance with Section 12.3;

(e)           UK Holdco, the Borrowers and the other Restricted Subsidiaries may consummate the Transactions;

(f)            subject to clause (a) above, any Restricted Subsidiary (excluding any Borrower other than any US Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.5; provided that if such Restricted Subsidiary is an Additional Revolving Borrower, it shall cease to be an Additional Revolving Borrower in accordance with Section 12.3; and

(g)           any Investment permitted hereunder may be structured as a merger, consolidation or amalgamation,

provided, in each case, that if any asset subject to a disposal or transfer to, or merger, amalgamation or consolidation with, or dissolution into, any other Loan Party pursuant to this Section 7.8 is subject to a Lien created by any Security Document at the time of such disposal or transfer to, or merger, amalgamation or consolidation with, or dissolution into, such other Loan Party, it shall be disposed of or transferred on the basis that it shall remain subject to, or otherwise become subject to equivalent, Liens under a Security Document immediately following such disposal (subject to the Agreed Security Principles).

7.9           [Reserved].

7.10         Changes in Fiscal Periods. UK Holdco will not permit the fiscal year of UK Holdco to end on a day other than December 31 or change UK Holdco’s method of determining fiscal quarters except upon written notice to the Administrative Agent whereupon the Borrower Representative and the Administrative Agent will, and are hereby authorized, without the consent of any other Secured Party or other Person, to make such adjustments to this Agreement as are reasonably necessary to reflect such change in fiscal year or method of determining fiscal quarters.

7.11         Negative Pledge Clauses. UK Holdco will not, and will not permit any of the Restricted Subsidiaries that is a Loan Party to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of UK Holdco or any Group Member that is a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues that constitutes Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification, taken as a whole, does not expand the scope of any such restriction or condition in any material respect as determined by the Borrower Representative in good faith, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Non-Guarantor Subsidiaries, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) restrictions contained in agreements governing the Senior Secured Notes and (j) restrictions contained in agreements governing Indebtedness, Preferred Stock or Disqualified Stock permitted by Section 7.2 that (x) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Borrower Representative in good faith) or (y) will not materially impair the Borrowers’ obligation or ability to make any payments required hereunder (as determined by the Borrower Representative in good faith).

SECTION 8.

GUARANTEE

8.1           The Guarantee. (a) [Reserved].

(b)           Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to, including the Loans represented by the Notes held by each Lender of, any Borrower, (ii) the Incremental Loans made by the Incremental Term Lenders or Incremental Revolving Lenders to any Borrower, (iii) the Other Term Loans and Other Revolving Loans made by any lender thereof, and (iv) the Notes held by each Lender of any Borrower and (2) all other Obligations from time to time owing to the Secured Parties by any Borrower (such obligations under clauses (1) and (2) being herein collectively called the “Guaranteed Obligations” and the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2           Obligations Unconditional.

(a)           The obligations of the Guarantors under Section 8.1 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)              at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(ii)             any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)            any Lien or security interest granted to, or in favor of, the Issuing Lenders or any Lender or the Administrative Agent or Collateral Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(v)             the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or

(vi)            except for the payment in full of the Guarantor Obligations, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(b)           Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 8 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

8.3           Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4           No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against any Borrower or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

8.5           Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6           Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

8.7           Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

8.8           General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

8.9           Release of Subsidiary Guarantors. A Subsidiary Guarantor or a Borrower shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor or Borrower shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by this Agreement. In connection with any such release of a Guarantor or Borrower, the Administrative Agent shall execute and deliver to the Borrower Representative, at the Borrower Representative’s expense, all UCC termination statements and other documents that the Borrower Representative shall reasonably request to evidence such release.

8.10         Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

8.11         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

8.12         Limitations.

(a)           Limitations in Luxembourg.

(i)              Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the aggregate obligations of a Luxembourg Guarantor in respect of the obligations of a Group Member which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 90% of the greater of:

(1)            an amount equal to the sum of the Luxembourg Guarantor’s Net Assets (Capitaux Propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended (the “Regulation”) and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor available to the Secured Parties as at the Closing Date or (as applicable) as at the date of its accession as a Guarantor, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of directors (administrateurs); and

(2)            an amount equal to the sum of the Luxembourg Guarantor’s Net Assets (Capitaux Propres), as referred to in the Regulation, and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor available to the Secured Parties as at the date the Guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of directors (administrateurs).

(ii)             The limitation set forth at paragraph (i) above shall not apply to any amounts borrowed under this Agreement and made available, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect subsidiaries.

(iii)            The Luxembourg Guarantor’s obligations under this Section 8 will not extend to include any obligations or liabilities if such inclusion would constitute a breach of the financial assistance prohibitions contained at Article 430-19 (where applicable) of the Luxembourg law on commercial companies of 10 August 1915, as amended.

(b)           Limitations in the United Kingdom. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, this Guarantee does not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom Companies Act 2006.

(c)           Limitations in Spain. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the aggregate obligations of a Spanish Guarantor will not extend to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of Sections 143.2 and 150 of the Spanish Companies’ Act (Ley de Sociedades de Capital). This Guarantee is independent and separate from the obligations of the Borrowers or other Guarantors and, consequently, the guarantee granted by any Spanish Loan Party under this Agreement will in no event be construed or configured as a Spanish “fianza” for the purposes of article 1,822 seq of the Spanish Civil Code. The obligations of each Spanish Loan Party under this Clause 8 will not be affected by any action made under the Additional Section 4 (Disposición Adicional Cuarta) of the Spanish Insolvency Law, 22/2003 (Ley Concursal) in relation to any other Spanish Loan Party. For the purposes of article 135 of the Spanish Insolvency Law, the obligations of a Guarantor that is a Spanish Loan Party under this Agreement vis-á-vis each Lender shall be governed by the terms of this Agreement at any time such that each Spanish Loan Party’s obligations pursuant to this Section 8 shall not be affected in any way by the settlement agreement that may be agreed in the insolvency proceedings of any other Spanish Loan Party (nor shall they be deemed amended as a consequence of the approval of that settlement agreement) that each of the Lenders has approved or acceded to or irrespective of the fact that any such Lender has not approved or acceded to, that settlement agreement.

(d)           Limitations in Germany.

(i)              The Secured Parties agree not to enforce the Guarantee granted under this Section 8 (Guarantee) against a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”), or as a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (GmbH & Co. KG) (the “German GmbH & Co. KG Guarantor”, together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) to the extent that this Guarantee secures liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG Aktiengesetz) of that German Guarantor (other than the German Guarantor’s (direct or indirect) Subsidiaries) (the “Guaranteed Loan Party”) if and to the extent that a payment under the Guarantee would cause that German Guarantor’s, or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, net assets (to be calculated in accordance with generally accepted accounting principles applicable in Germany consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 of the German Commercial Code (HGB Handelsgesetzbuch)) being the German Guarantors’ or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, assets less the sum of (i) the German Guarantor’s liabilities (to be calculated in accordance with generally accepted accounting principles applicable in Germany consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 of the German Commercial Code), (disregarding, for the avoidance of doubt, (x) any provision in respect of the guarantee created under this Agreement, and (y) any provision in respect of or liabilities of the German Guarantor under any Guarantee of senior unsecured indebtedness or Indebtedness subordinated in right of payment to the Obligations which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount), (ii) the amounts of profits (Gewinne) not available for distribution to its shareholders and (iii) the stated share capital (Stammkapital) of the German Guarantor or, in the case of a German Guarantor in the legal form of GmbH & Co. KG, its general partner (the “Net Assets”), (as adjusted in accordance with sub-paragraph (ii) below) to be reduced below zero, or further reduced if already below zero.

(ii)             For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(1)            the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, after the Closing Date (A) that has been effected without the prior written consent of the Administrative Agent out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (B) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(2)            loans and contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded; and

(3)                any liabilities of the German Guarantor in respect of intercompany indebtedness owed to any other Loan Party to the extent that such intercompany indebtedness may be permanently discharged in an amount equal to the amount paid by such German Guarantor hereunder by way of set-off, contribution, waiver or otherwise (and the relevant Loan Parties are actually permitted to do so under the Loan Documents and applicable law at the relevant time).

(iii)          In addition, each German Guarantor, and, in case of a German GmbH & Co. KG Guarantor, its general partner, shall, for the purposes of determining the Net Assets, upon the request of the Collateral Agent realize, to the extent legally permitted and commercially justifiable with respect to the cost and efforts involved, in a situation where such German Guarantor, and, in the case of a German GmbH & Co. KG Guarantor, its general partner, does not have sufficient Net Assets to maintain its stated share capital, any and all of its assets that are shown in the balance sheet of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German Guarantor’s, and, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, business, (betriebsnotwendig) (the “Realizable Assets”).

(iv)         No Secured Party shall enforce this Agreement against the relevant German Guarantor before the Net Assets (as determined in accordance with clauses (i) and (ii) of this Section 8.12(d)), i.e., the amounts which may be claimed against a relevant German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, have been determined in accordance with the following further procedure:

(1)              following a notification by the Collateral Agent to the relevant German Guarantor of the Secured Parties’ intention to enforce this Guarantee such German Guarantor shall notify the Collateral Agent in writing within twenty (20) Business Days of such notification of the Net Assets (the “Management Determination”). If the Collateral Agent disagrees with this Management Determination such German Guarantor, acting reasonably, shall engage at its expense a firm of auditors of international standard and repute which shall proceed to audit the relevant German Guarantor with a view to investigating such German Guarantor’s Net Assets (the “Auditors’ Determination”) within thirty (30) Business Days (or such longer period as has been agreed between the German Guarantor and the Collateral Agent) from the date the Collateral Agent has contested the Management Determination and the German Guarantor shall give notice of such engagement to the Collateral Agent. Each relevant German Guarantor shall render any and all reasonable assistance requested by the auditors for the purposes of facilitating the Auditors’ Determination and shall allow full access to and inspection of its books and any other necessary documents.

(2)               The Auditors’ Determination of the Net Assets shall take into account, in addition to the terms set forth in clauses (i), (ii) and (iii) of this Section 8.12(d), the generally accepted accounting principles applicable in Germany and be based on the same principles that were applied when establishing the previous year’s balance sheet.

(3)               The Secured Parties may proceed to enforce this Guarantee granted by the relevant German Guarantor, if and to the extent that (i) the German Guarantor has not provided the Management Determination within the twenty (20) Business Days period or (ii) an Auditors’ Determination cannot has not been obtained within the thirty (30) Business Days following notice by the Collateral Agent to the relevant German Guarantor that it disagrees with its Management Determination. The maximum amount that may be claimed against such relevant German Guarantor in those circumstances will be the amount determined by the Collateral Agent in good faith acting reasonably by reference to the most recent financial statements delivered in respect of the relevant German Guarantor under this Agreement and, based on such determination by the Collateral Agent, the payment of which would not result in such German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, having insufficient assets to maintain its stated share capital. For the purpose of calculating such amount, the adjustments referred to in clauses (i) and (ii) of this Section 8.12(d) will be made to the most recent financial statements delivered as aforesaid.

(v)          If the amount payable under the relevant Guarantee was determined in accordance with Section 8.12(d)(iv)(3), because an Auditors’ Determination or Management Determination could not be obtained as outlined in Section 8.12(d)(iv)(1), and, in such case, an Auditors’ Determination delivered by the relevant German Guarantor to the Collateral Agent within sixty (60) Business Days after the respective auditor should have been engaged in accordance with Section 8.12(d)(iv)(1) confirms that the amount available under the relevant Guarantee granted hereunder at the time of enforcement was less than the amount recovered by the Collateral Agent, the Secured Parties agree to release to the relevant German Guarantor an amount of the proceeds equal to the amount by which the recoveries relating to the relevant Guarantee exceeded the amount determined to be available.

(vi)          The limitations set out in clause (i) of this Section 8.12(d) shall not apply:

(1)              to any amounts due and payable under any Loan Document which relate to funds which have been drawn under the Loans and on-lent to the relevant German Guarantor or to any of its (direct or indirect) Subsidiaries and such amounts on-lent have not been repaid prior to a demand for payment being made under this Guarantee and are still outstanding ;

(2)              if the German Guarantor is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a “DPTA”) (as dominated entity) with the Guaranteed Loan Party, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder), if and to the extent that the existence of a DPTA leads to the inapplicability of Section 30 para. 1 sentence 1 of the German Limited Liability Companies Act;

(3)             if and to the extent that the relevant German Guarantor holds on the date of enforcement of the Guarantee a fully recoverable indemnity claim or claim for refund (“vollwertiger Gegenleistungs- oder Rückgewähranspruch”) against the Guaranteed Loan Party; or

(4)              if and to the extent it is not required in order to avoid any personal liability of the managing directors of the German Guarantors (or, in case of a German GmbH & Co. KG Guarantor, of its general partner) as a result of a breach of section 30 GmbHG.

(vii)        None of the reduction of the amount enforceable under this Agreement in accordance with the above limitations set out in this Section 8.12(d) will prejudice the rights of the Secured Parties to continue enforcing this Guarantee (subject always to the operation of the limitations set forth above at the time of such enforcement) until full satisfaction of the Guarantor Obligations of the German Guarantor.

(e)           Each Guarantor that as of the Closing Date or thereafter is incorporated, organized or formed, as the case may be, under the laws of any jurisdiction other than those jurisdictions set forth in clauses (a) through (d) above (an “Other Guarantor”), and by its acceptance hereof, each Lender and the Administrative Agent, hereby confirm that it is the intention of all such parties that the Guarantee of an Other Guarantor (i) does not constitute a fraudulent transfer or conveyance for purposes of, or otherwise violate, applicable Law and (ii) shall be subject to the Agreed Security Principles. To effectuate the foregoing intention, each Lender and each Other Guarantor hereby irrevocably agrees that the obligations of an Other Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Other Guarantor result in the obligations of such Other Guarantor not constituting such a fraudulent transfer or conveyance or otherwise violating applicable Law and be subject to such other limitations in accordance with the Agreement Security Principles or under applicable Law and as are described in such Other Guarantor’s Guarantor Joinder Agreement and/or Borrower Joinder.

(f)            Notwithstanding anything in this Section 8.12 to the contrary, if following the Closing Date:

(i)              there shall be any change in the Laws of any of the jurisdictions set forth in clauses (a) and (b) of this Section 8.12;

(ii)             there shall be any change in the Laws under which any Other Guarantor is incorporated, organized or formed, as the case may be; or

(iii)            any Person shall be required to execute a Guarantee pursuant to Section 6.9 and such Person is incorporated, organized or formed, as the case may be, under the laws of any jurisdiction other than those in which entities are contemplated to become Guarantors as of the Closing Date, including those jurisdictions addressed in clauses (a) and (b) of this Section 8.12 and other than any jurisdiction in which a then existing Other Guarantor is incorporated, organized or formed, as the case may be (a “Future Guarantor”), and the Borrower Representative shall reasonably determine that the provisions of Section 8.12 hereof with respect to any Other Guarantor shall not adequately address the limitations on such Guarantee as set forth in the Agreed Security Principles or imposed by applicable Law of the jurisdiction of incorporation, organization or formation, as the case may be, of such Future Guarantor, then the Administrative Agent and the Borrower Representative shall be permitted to amend such clause or add such additional provisions to such clause, as the case may be, to the extent necessary so that the Guarantee of a Guarantor is subject to the limitations set forth in the Agreed Security Principles or does not violate applicable Law.

(g)          With respect to any Guarantor, this Guarantee is subject to any limitations set out in any Guarantor Joinder Agreement and/or Borrower Joinder applicable to such Guarantor.

SECTION 9.
EVENTS OF DEFAULT

9.1           Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a)            any Borrower shall fail to pay (x) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (y) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date), and shall (to the extent capable of cure), remain inaccurate for a period of 30 days; it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement (or other similar statement) shall not result in an Event of Default under this clause (b) or any other provision of any Loan Document; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of Holdings and UK Holdco), Section 6.7(a) (provided that (x) the delivery of a notice of Default or Event of Default at any time or (y) the curing of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, cure an Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, in each case unless a Responsible Officer of a Loan Party had actual knowledge of such Default or Event of Default or any Loan Party knowingly fails to give timely notice of any such Default or Event of Default) or Section 7 of this Agreement (other than Section 7.1); or

(d)           subject to Section 9.4, UK Holdco shall default in the observance or performance of its agreement contained in Section 7.1; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, a breach of the requirements of Section 7.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility; or

(e)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 9.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(f)            any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case beyond the applicable notice period and grace period, if any, provided therefor, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 9.1(f) shall not at any time constitute a Default or an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(g)          (i) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of payments, moratorium of any indebtedness, winding up, dissolution, administration, scheme of arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition, compromise or assignment or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets or any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding, analogous procedure, step or other action of a nature referred to in clause (i) above that results in the entry of an order for relief or any such adjudication or appointment that (1) in respect of any US Subsidiary of UK Holdco, remains undismissed, undischarged or unbonded pending appeal for a period of 60 days and (2) in respect of Holdings, UK Holdco, the Lux Borrower and any Foreign Subsidiary, remains undismissed, undischarged or unbonded pending appeal for a period of 30 days; or (iii) there shall be commenced against any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that (1) in respect of any US Subsidiary of UK Holdco, shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof and (2) in respect of Holdings, UK Holdco, the Lux Borrower and any Foreign Subsidiary, shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above or (v) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)          (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v)  any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or the Insolvency of, a Multiemployer Plan; (vi) any other event or condition shall occur or exist with respect to a Plan that could give rise to liability under Title IV of ERISA; or (vii) any Foreign Benefit Plan Event shall occur; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(i)            one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent and which third party has been notified of the claim under such indemnification obligation and not disputed that it is liable for such claim) in an amount of at least $125,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than pursuant to the terms hereof or thereof), except (A) to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) where the Fair Market Value of the assets affected thereby does not exceed $100,000,000; or

(k)           the Guarantee of Holdings, UK Holdco or a Significant Subsidiary of UK Holdco shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 8.9 or 10.10, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing;

(l)             a Change of Control shall occur; or

(m)           any Loan Party repudiates or rescind this Agreement or the Loan Documents or evidences an intention to repudiate or rescind this Agreement or the Loan Documents in a manner which is materially adverse to the interests of the Lenders as a whole and, where capable of remedy, the circumstance are not remedied within 10 days of the earlier of (a) becoming aware of a failure to comply and (b) receiving a written notice of the Administrative Agent notifying it of that failure.

9.2           [Reserved].

9.3           Action in Event of Default.

(a)           (x) Upon any Event of Default specified in Section 9.1(g)(i) or (ii) occurring and continuing with respect to any Borrower under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, composition, compromise or assignment for the benefit of creditors, moratorium, rearrangement, receivership or administration, insolvency, reorganization, or similar debtor relief law of the United States from time to time in effect and affecting the rights of creditors generally, the Commitments to lend to such Borrower shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing by such Borrower under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable (provided that the occurrence of such event in relation to such Borrower shall not, except to the extent provided in this clause (x), result in any Loan being accelerated without a notice having been given pursuant to clause (y) below to the Borrowers (including, for the avoidance of doubt, any other Loan Party)), and (y) if any other Event of Default (other than under Section 9.1(g)(i) or (ii) in respect of a Borrower as set out in clause (x) above) occurs and is continuing, subject to Section 9.3(b) and (c), either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and/or (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

(b)          Upon the occurrence of an Event of Default under Section 9.1(d) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Majority Revolving Lenders may, so long as a Financial Compliance Date continues to be in effect, either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.3(a) and (c) in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and any Swingline Loans.

(c)           In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 9.3(a) on the date that the Majority Revolving Lenders terminate the Revolving Commitments and accelerate all Obligations in respect of the Revolving Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by the Majority Revolving Lenders.

(d)          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a Cash Collateral Account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such Cash Collateral Account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.3, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

9.4           Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 9, in the event that UK Holdco fails (or, but for the operation of this Section 9.4, would fail) to comply with the requirements of Section 7.1, Holdings shall have the right from the date of delivery of a Notice of Intent to Cure with respect to the fiscal quarter most recently ended for which financial results have been provided under Sections 6.1(a) or (b) until 10 Business Days thereafter (the “Cure Period”), to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the equity capital of Holdings, and, in each case, to contribute any such cash to the equity capital of UK Holdco (collectively, the “Cure Right”), and upon the receipt by UK Holdco of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the First Lien Net Leverage Ratio shall be recalculated by increasing Consolidated EBITDA (solely for purposes of compliance with Section 7.1 and determining whether an Event of Default is continuing for purposes of clause (y) of the definition of Applicable Margin) on a Pro Forma Basis solely for the purpose of measuring the First Lien Net Leverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.

(b)           If, after giving effect to the foregoing recalculations, UK Holdco shall then be in compliance with the requirements of Section 7.1, then UK Holdco shall be deemed to have satisfied the requirements of Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 that had occurred shall be deemed not to have occurred for the purposes of this Agreement.

(c)           To the extent a fiscal quarter ended for which the First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the First Lien Net Leverage Ratio in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter.

(d)          Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) for purposes of this Section 9.4, the Cure Amount shall be no greater than the amount required for purposes of complying with the First Lien Net Leverage Ratio, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which the First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right, (iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Section 7, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA as described in clause (a) above, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for the fiscal quarter immediately preceding the fiscal quarter in which the Cure Right is exercised for purposes of determining compliance with Section 7.1 except to the extent the Cure Amount is actually applied to repay Indebtedness and (v) Holdings shall not exercise the Cure Right in excess of five instances over the term of this Agreement.

9.5          Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.3, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a)            First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code) (or any equivalent law in any foreign jurisdiction)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b)          Second, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Funding Default that has occurred and is continuing at such time and (iii) repay the Issuing Lenders for any amounts not paid by L/C Participants pursuant to Section 3.4;

(c)            Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Cash Management Agreements, Specified Swap Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and

(d)           Fourth, any balance of such Proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.6           Clean-Up Period.

(a)            Notwithstanding anything to the contrary set forth herein or in any other Loan Document, during the Clean-Up Period, the occurrence of any breach of a representation, covenant or an Event of Default (other than an Event of Default set out in Section 9.1(a)) will be deemed not to be a breach of a representation or warranty or a breach of a covenant or an Event of Default, as the case may be, if it would have been (if it were not for this provision) a breach of representation or warranty or a breach of a covenant or an Event of Default only by reason of circumstances relating exclusively to, with respect to any Permitted Acquisition or other Permitted Clean-Up Investment (or the subsidiaries of such target), the target of such Permitted Acquisition or Permitted Clean-Up Investment, and provided that such breach or Event of Default:

(i)              is capable of being remedied within the Clean-Up Period and the Loan Parties are taking appropriate steps to remedy such breach or Event of Default;

(ii)            does not have and is not reasonably likely to have a Material Adverse Effect; and

(iii)            was not procured by or approved by Holdings or the Borrowers.

(b)           Notwithstanding Section 9.6(a), if the relevant circumstances are continuing on or after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Agents and the Lenders).

(c)           For the avoidance of doubt, if any breach of representation or warranty, breach of covenant or Event of Default shall be deemed to not exist due to Section 9.6(a) during the Clean-Up Period, then such breach of representation or warranty, breach of covenant or Event of Default shall be deemed not to exist for purposes of Section 5.2 for so long as (but in no event later than the end of the Clean-Up Period) such breach of representation or warranty, breach of covenant or Event of Default shall be deemed not to exist due to the provisions of Section 9.6(a).

SECTION 10.
ADMINISTRATIVE AGENT

10.1	Appointment and Authority.

(a)           Administrative Agent. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Incremental Facility Arrangers, the Lenders and the Issuing Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions. Each Joint Lead Arranger ~~and~~, Joint Bookrunner and Incremental Facility Arranger shall be an intended third party beneficiary of the provisions set forth in this Agreement that are applicable thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders (with the full power to appoint and to substitute and to delegate) on its behalf, or in its own name as joint and several creditor or creditor of a parallel debt (as the case may be) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent on its behalf and/or in its own name (including under any parallel debt) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against any Borrower or any other Loan Party or any other obligor under any of the Loan Documents, Specified Swap Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code (or an equivalent process in any foreign jurisdiction), the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

(c)            German Collateral. In relation to any Collateral created under Security Documents governed by German law (the “German Collateral”) the appointment pursuant to paragraph (b) above includes the appointment as trustee (Treuhänder) under German law and administrator for the purpose of accepting and administering the German Collateral for the benefit and account of the other Secured Parties and the Administrative Agent hereby accepts such appointment. The Administrative Agent shall, with respect to any security interest created under any Collateral Documents, or any other Collateral, which in each case is subject to German law, hold, administer and, as the case may be, release and (subject to it having become enforceable) realize in its own name as trustee (treuhänderisch) for the benefit and account of the Secured Parties, and not as trustee on behalf of any other party.

(d)           Spanish Collateral. In relation to any Collateral created under Security Documents governed by Spanish law, each of the Lenders hereby undertake, upon request by the Administrative Agent, to grant a power of attorney in its favor to exercise the powers contained in this Section 10.1, which shall be notarized and legalized by affixing an apostille pursuant to The Hague Convention of 1961.

10.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, UK Holdco, the Borrowers or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Exculpatory Provisions. The Administrative Agent or the Joint Lead Arrangers or the Incremental Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Joint Lead Arrangers or the Incremental Arrangers, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of or otherwise relating to any of the Loan Parties or any of their Affiliates that is communicated to or obtained by or in possession of the Administrative Agent, the Joint Lead Arrangers, the Incremental Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.3) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the applicable Issuing Lender;

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f)            shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or (z) be obligated to ascertain, monitor or enforce any limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof;

(g)           shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any Issuing Lender for any failure to monitor or maintain any portion of the Collateral.

10.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable decision that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

10.6	Resignation and Removal of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower Representative, not to be unreasonably withheld, for so long as no Specified Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, in consultation with the Borrower Representative, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower Representative, not to be unreasonably withheld, for so long as no Specified Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.19(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)           Any resignation by Bank of America, N.A., as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as Swingline Lender. If Bank of America, N.A. resigns as a Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment by the Borrower Representative of a successor Swingline Lender hereunder (which successor shall in all cases by a Lender other than Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

10.7          Non-Reliance on Administrative Agent, the Joint Lead Arrangers, the Incremental Facility Arrangers and the Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent nor the Joint Lead Arrangers nor the Incremental Facility Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Joint Lead Arrangers or the Incremental Facility Arrangers hereafter taken, including any consent to, and acceptance of, any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Joint Lead Arrangers or the Incremental Facility Arrangers to any Lender or any Issuing Lender as to any matter, including whether the Administrative Agent or any Joint Lead Arranger or any Incremental Facility Arrangers has disclosed material information in its or their (or their Related Parties’) possession. Each Lender and each Issuing Lender represents that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Incremental Facility Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Incremental Facility Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.8         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Collateral Agent, Joint Bookrunner or Joint Lead Arrangers listed on the cover page hereof or the Incremental Facility Arrangers (each, an “Agent”) shall (a) have any powers, obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Lender hereunder or (b) be obligated to carry out on behalf of any Lender (i) any “know your customer”, Beneficial Ownership Regulation or other checks in relation to any Person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or Issuing Lender, and each Lender or Issuing Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.

10.9	Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3 and 11.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(b)           As regards any judicial proceeding relating to any Spanish Loan Party and for the purposes of Article 572 of the Spanish Civil procedural Law, the Parties expressly agree that:

(i)            a statement as to any amount due to any Lender under this Agreement which is certified as being correct by the Administrative Agent or, failing which, by the relevant Lender shall, in the absence of manifest error or unless otherwise provided under this Agreement be prima facie evidence of the amount so due and that such amount is in fact true, net, due and payable. Such statement shall include the balance resulting from the calculation of the debt (in Spanish: liquidación) made by the Administrative Agent or the relevant Lender, as well as the extract of the credits and debits entries and those corresponding to the application of interest (if any) which determine the particular balance of the amount due;

(ii)            the balance of the specific ledgers in relation to the Loan Documents, opened and held by the Administrative Agent or the relevant Lender in the relevant Spanish Loan Party's name, in accordance with the terms of the Spanish Civil Procedure Law 1/2000, in which ledgers all amounts owed by the Spanish Loan Party shall be debited and all amounts paid by the Spanish Loan Party shall be credited, shall be considered by the parties hereof as determining the amount of debt of the Spanish Loan Party outstanding at the time enforcement action is taken;

(iii)           the Administrative Agent, failing which, the relevant Lender shall execute a notorial document (in Spanish: acta notarial) evidencing that the calculation of the debt owed by the Spanish Loan Party (in Spanish: liquidación) made has been done according to the procedure set forth in this Agreement by the Parties;

(iv)          prior to commencing enforcement actions in connection with this Agreement or any Loan Document affecting a Spanish Loan Party, to the extent permitted by law, the Administrative Agent, failing which, the relevant Lender, shall deliver a copy of the relevant statement referred to in (iii) above to the relevant Spanish Loan Party through judicial or notarial means, which shall express the total amount due; and

(v)            if an Event of Default is continuing each Spanish Loan Party will, at the request of the Administrative Agent, enter into one or more notarial deeds (escritura pública) in the form and substance satisfactory to the Administrative Agent and take all other actions required by the Administrative Agent to ensure that the obligations of any Spanish Loan Party under any guarantee entered by it are raised to the status of a Spanish notarial deed.

The Spanish Loan Parties expressly authorise the Administrative Agent to request and obtain certificates and documents issued by the notary that raised this Agreement to a notarial status (or his/her successor(s)) in order to evidence compliance of the Agreement with the entries of her/his registry-book and the relevant entry date for the purpose of number 4 of Article 517.2, of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the Loan Parties.

The Spanish Loan Parties further authorise the Administrative Agent and each Lender to request and obtain certificates evidencing the entry of this Agreement in the Register of Transactions of the Notary authorising the same, and to obtain the approval certificate referred to in number 5 of Article 517, of the Spanish Civil Procedural Law. The cost of such certificate will be for the account of the Loan Parties.

10.10	Collateral and Guaranty Matters.

(a)            Each of the Secured Parties and the Issuing Lenders hereby, and by their acceptance of the benefits of the Loan Documents, irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1): (i) to release or confirm the release of any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (1) at the time the property subject to such Lien is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or (4) that constitutes Excluded Assets or any property that is excluded from the Collateral pursuant to the Agreed Security Principles; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction, circumstance or designation permitted hereunder; (iv) to amend Section 8.12 to the extent permitted by Section 8.12(f) and to give effect to any limitations set forth in Section 8.12 in any Guarantor Joinder Agreement and/or Borrower Joinder applicable to any Guarantor; (v) to amend any Security Document to give effect to any limitations set forth in the Agreed Security Principles and (vi) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1.

(b)           Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release or confirm the release of (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c)            On the Termination Date, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)            If (i) a Guarantor was released from its obligations under the Guarantee, (ii) an Additional Revolving Borrower was released from its obligations under the Loan Documents or (iii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), in each case in a manner not prohibited by this Agreement or another Loan Document, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee or such Additional Revolving Borrower from its obligations under the Loan Documents, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(e)            If as a result of any transaction, event or circumstance not prohibited by this Agreement (i) any Guarantor or Additional Revolving Borrower becomes an Excluded Subsidiary or (ii) any Guarantor or Additional Revolving Borrower is sold (or consolidates or merges with a Person that is not a Loan Party), then (x) such Guarantor’s Guarantee (or the obligations of such Additional Revolving Borrower under the Loan Documents) shall be automatically released, and (y) the Capital Stock of such Guarantor or Additional Revolving Borrower (other than, in the case of a Guarantor or Additional Revolving Borrower that is an Excluded Subsidiary solely by reason of being a CFC or a FSHCO, 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of such Guarantor or such Additional Revolving Borrower that, in each case, is directly owned by a Borrower or another Guarantor) shall be automatically released from the security interests created by the Loan Documents, or (iii) Capital Stock of any Subsidiary ceases to be directly owned by a Borrower or Guarantor (or a Person then required to be a Guarantor pursuant to this Agreement or any other Loan Document), then such Capital Stock of such Subsidiary shall be automatically released from any security interests created by the Loan Documents; provided that no Loan Party will dispose of a minority interest in any Guarantor for the primary purpose of releasing the Guarantee made by such Guarantor under the Loan Documents as determined by the Borrower Representative in good faith. In connection with any termination or release pursuant to this Section 10.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.

10.11	Intercreditor Agreements.

The Secured Parties hereby, and by their acceptance of the benefits of the Loan Documents: (a) irrevocably authorize and direct each of the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver the Initial Intercreditor Agreement, (b) acknowledge that the obligations of the Borrowers and the Guarantors under any Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Incremental Equivalent Debt and other Indebtedness permitted by Section 7.2 that is secured by Permitted Liens, and with respect to which such Indebtedness and/or Liens this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, or that such Indebtedness shall or may be secured on a pari passu or junior basis to the Liens securing the Obligations, may be secured by Liens on assets of the Borrowers and the Guarantors that constitute Collateral and (c) irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, without any further consent, authorization or other action by such Secured Party (i) any such intercreditor, subordination, collateral trust or similar agreement (and any amendments, amendments and restatements, restatements or waivers of, or supplements or other modifications to, any such agreement or arrangement permitted under this Agreement) constituting an Acceptable Intercreditor Agreement and (ii) any documents, certificates or other instruments in connection therewith, and any such intercreditor, subordination, collateral trust or similar agreement will be binding upon the Secured Parties.

Each of the Lenders, the Issuing Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreements, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement and (iii) authorizes and directs each of the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 9.5, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provisions of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty or Cash Management Provider, as the case may be.

10.12       Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.16 and 2.19 and without limiting or expanding the obligation of the Borrowers or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.12, include any Issuing Lender and the Swingline Lender.

10.13        Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent ~~and~~, the Joint Lead Arrangers ~~(and~~and the Incremental Facility Arrangers (and, in each case, their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers, the Incremental Facility Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee. The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.14       Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents. In the event that the Borrower Representative appoints or designates any Incremental Arranger, Refinancing Arranger or Loan Modification Agent pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, shall be exercisable by and vest in such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to exercise such rights, powers and privileges with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and to perform such duties with respect to such Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Refinancing Arranger or Loan Modification Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, and (ii) the provisions of this Section 10 and of Section 11.5 (obligating the Borrower Representative to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of the Administrative Agent and such Incremental Arranger, Refinancing Arranger or Loan Modification Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, as the context may require. Each Lender and Issuing Lender hereby irrevocably appoints any Incremental Arranger, Refinancing Arranger or Loan Modification Agent to act on its behalf hereunder and under the other Loan Documents pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, and designates and authorizes such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Refinancing Arranger or Loan Modification Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

10.15        Certain ERISA Matters. (a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.
MISCELLANEOUS

11.1	Amendments and Waivers.

(a)            Except as otherwise provided in clause (b) below or elsewhere in this Agreement, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document (or, in the case of this Agreement, the Borrower Representative) may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document (or, in the case of this Agreement, the Borrower Representative) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A) and (z) in connection with the waiver of the MFN Provision (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders; (C) (x) reduce any percentage specified in the definition of Required Lenders, (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents and (z) release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees under Section 8 of this Agreement or under any Security Agreement, in each case other than as permitted under this Agreement and the Loan Documents, without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.17(a) or (b) which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly and adversely affected thereby in respect of each Facility adversely affected thereby, unless the amendment is made in connection with an amendment pursuant to paragraph (b) below, in which case the written consent of the Required Lenders shall be required; (E) reduce the percentage specified in the definition of any of Majority Revolving Lenders or Majority Term Lenders without the written consent of all Lenders under such Facility; (F) [reserved]; (G) amend, modify or waive any provision of Sections 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend or modify the application of prepayments set forth in Section 2.11(g) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility; (I) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender directly and adversely affected thereby; or (J) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loan; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, amend, waive or modify Section 10 in a manner that adversely affects the rights or duties of the Administrative Agent under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, adversely affect its rights or duties under this Agreement or under any Application or other document, agreement or instrument entered into by such Issuing Lender and a Borrower (or any Restricted Subsidiary) pertaining to one or more Letters of Credit issued or to be issued by such Issuing Lender hereunder (except that this Agreement may be amended (A) to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Lenders, with only the written consent of the Administrative Agent, the applicable Issuing Lender and the Borrower Representative if the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Lenders, if any, who have not executed such amendment, are not adversely affected thereby and (B) to adjust the L/C Sublimits of one or more Issuing Lenders after consultation with the Administrative Agent and any affected Issuing Lenders in a manner which does not result in the aggregate L/C Sublimits exceeding the L/C Commitment with only the written consent (with a copy to the Administrative Agent and any affected Issuing Lenders) of the Borrower Representative or those Issuing Lenders whose L/C Sublimits may be increased). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall, unless it expressly so permits, extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i)             this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Issuing Lenders (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrower Representative (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share in prepayments with the Term Loans, (y) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii)            this Agreement may be amended with the written consent of the Administrative Agent, the Borrower Representative and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an Effective Yield less than the Effective Yield applicable to the Term Loans and (y) any amendment to the Term Loans or any tranche thereof which reduces the Effective Yield applicable to such Term Loans, as applicable (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;

(iii)           this Agreement may be amended with the written consent of the Administrative Agent, the Borrower Representative and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;

(iv)           this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.25 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrower Representative, the Administrative Agent and the Incremental Lenders providing such increased Commitments or Loans (provided that, if any Incremental Term Loans are intended to have rights to share in the Collateral on a second lien basis to the Obligations, then the Administrative Agent may enter into an Acceptable Intercreditor Agreement (or amend, supplement or modify an Acceptable Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans);

(v)                this Agreement and the other Loan Documents may be amended as a Refinancing Amendment in connection with the incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.26 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments) (provided that the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement, any Acceptable Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of such Refinancing Amendment);

(vi)          this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.28(b) (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of such Permitted Amendment);

(vii)         the Administrative Agent may enter into or amend any Acceptable Intercreditor Agreement or any other intercreditor agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Second Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt or (z) any Indebtedness described in Section 10.11 to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on the basis contemplated by this Agreement;

(viii)        only the consent of the Majority Revolving Lenders shall be necessary to amend, modify or waive Sections 5.2 (with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit), 7.1, 9.1(d), 9.3(b) and 9.4; it being understood and agreed that any Default or Event of Default resulting from the inaccuracy of any representation or warranty made in connection with the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit may be waived with the consent of only the Majority Revolving Lenders;

(ix)           amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any applicable Class under the Term Facility, Revolving Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit under the Term Facility, Revolving Facility or any Incremental Facility, the availability and conditions to funding of any Incremental Facility, pricing and other modifications, and in respect of the Revolving Facility, the obligations of Holdings contained in Section 7.1 (or the definition of First Lien Net Leverage Ratio for purposes thereof)) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Class, and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Class;

(x)            this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower Representative (A) (1) to the extent permitted by Section 8.12(f) or to give effect to any limitations set forth in the Agreed Security Principles and (2) to add, amend, remove or otherwise modify, in connection with the designation or appointment of any Borrower hereunder after the Closing Date organized under the laws of any Applicable Jurisdiction other than the United States, England & Wales and Luxembourg, the provisions hereof and thereof that relate to Taxes, foreign guarantee and collateral matters (including guarantee limitations and “parallel debt”) and any other provisions that pertain specifically to the laws of any such jurisdiction or as are reasonably necessary in connection with such designation or appointment and upon the advice of counsel, (B) to correct any mistakes or ambiguities of a technical nature (or to conform any other Loan Document to be consistent with the requirements of the Credit Agreement), (C) to add any terms or conditions for the benefit of Lenders (or any Class thereof) and (D) as contemplated by Sections 1.6, 1.8, 2.16(b), 7.10, 10.10, 10.11, the definition of “Applicable Requirements”, “GAAP”, “Permitted Refinancing Requirements” or to give effect to any other provision specifying that any change, waiver or modification may be made with the consent or approval of the Administrative Agent;

(xi)           (1) in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities or bona fide hedging activities), has a net short position with respect to the Loans and/or Commitments on the date, if any, that such Lender consents to such amendment or waiver, otherwise acts, or directs or requires the Administrative Agent or any Lender to undertake any such action (or refrain from taking any such action) (each, a “Net Short Lender”), shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to by the Borrower Representative). For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans, Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrowers or any other Loan Party or any instrument issued or guaranteed by any of the Borrowers or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or any other Loan Party, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans and/or the Commitments of any of the Borrowers or any other Loan Party are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans and/or the Commitments of any of the Borrowers or any other Loan Party would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrowers or any other Loan Party (or any of their respective successors) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans, the Commitments or as to the credit quality of any of the Borrowers or any other Loan Party (or any of their respective successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or any other Loan Party, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than (x) a Lender that is a Regulated Bank and (y) any Revolving Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower Representative and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower Representative and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

(1)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender or (y) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Documents by any Net Short Lender.

11.2         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or email, if applicable), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or email notice, when received, addressed as follows in the case of the Borrower Representative, any Borrower, the Guarantors and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower Representative:	Camelot U.S. Acquisition 1 Co. 1500 Spring Garden, 4th Floor Philadelphia, PA 19130 Attention: Legal Department Phone: 215-386-0100

To any Borrower or Guarantor:	c/o the Borrower Representative at the address set forth above

To the Administrative Agent and Collateral Agent:	As set forth on Schedule 11.2.

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Joint Bookrunners and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Issuing Lenders, the Joint Lead Arrangers, the Joint Bookrunners, the Incremental Facility Arrangers and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Each of the Borrowers, the Guarantors, the Administrative Agent, Issuing Lenders and Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the Issuing Lenders and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to documents or notices that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5         Payment of Expenses. The Borrowers agree upon the occurrence of the Closing Date (a) to pay or reimburse the Joint Lead Arrangers, the Joint Bookrunners, the Incremental Facility Arrangers, the Issuing Lenders, the Swingline Lender, the Administrative Agent and the Collateral Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary outside counsel to the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers ~~and~~, the Joint Bookrunners and the Incremental Facility Arrangers, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts where such Person informs the Borrowers of such conflict and retains such counsel), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent and the Collateral Agent for all of their reasonable and documented out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Swingline Lender, the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers ~~and~~, the Joint Bookrunners and the Incremental Facility Arrangers, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to such affected Person), (c) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, each Joint Bookrunner, each Incremental Facility Arranger, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member (and successors and assigns), officer, director, trustee, employee, agent and controlling person of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the Transactions, the transactions contemplated hereby, any transactions connected therewith and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to Holdings or any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.21 (which shall be the sole remedy in respect of the matters set forth therein) (other than losses, liabilities, claims, damages, costs or expenses arising from any legal proceeding or other dispute over such Sections)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by the Borrowers, Holdings or any of their respective Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Incremental Facility Arranger, Swingline Lender, Issuing Lender or similar role hereunder) or (D) directly and exclusively caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than the Group Members, Loan Parties or any of their respective Subsidiaries or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (ii) settlements entered into by such person without the Borrowers’ written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. This Section 11.5 shall not apply with respect to Taxes (other than any Taxes that represent losses, claims or damages arising from any non-Tax claim). The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that, other than as expressly permitted hereunder, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)	in the case of any Term Lender (other than with respect to Incremental Term Loans and Incremental Term Commitments), any Revolving Lender or Incremental Term Lender (with respect to Incremental Term Loans and Incremental Term Commitments), the Borrower Representative, provided that such consent shall be deemed to have been given if the Borrower Representative has not responded within (x) 10 Business Days after notice by the Administrative Agent in respect of an assignment under the Revolving Facility and (y) 5 Business Days after notice by the Administrative Agent in respect of an assignment under the Term Facility, provided, further, that no consent of the Borrower Representative shall be required (x) in the case of the Revolving Facility, for an assignment to any existing Lender under the Revolving Facility or an Affiliate of an existing Lender under the Revolving Facility or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee or (y) in the case of the Term Facility, for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee;

(B)	except with respect to an assignment of Term Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, or an assignment under the Revolving Facility by any affiliate of Barclays Bank Ireland PLC to Barclays Bank Ireland PLC, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(C)	with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment other than an assignment under the Revolving Facility by any affiliate of Barclays Bank Ireland PLC to Barclays Bank Ireland PLC, the Swingline Lender and each Issuing Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000, and (ii) with respect to Revolving Loans and Revolving Commitments, $5,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans (other than Incremental Term Loans), Revolving Commitments or Revolving Loans or Incremental Term Loans or Incremental Term Commitments, the Borrower Representative otherwise consents;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent) for each assignment or group of affiliated or related assignments (it being understood that such recordation fee shall not apply to any assignments by any of the Joint Lead Arrangers or any of their Affiliates); and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable Forms.

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for or owned and operated by or for the primary benefit of one or more natural persons)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases, in each case, subject to the following limitations:

(A)	each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);

(B)	at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption Agreement;

(C)	immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D)	at the time of such Purchase Notice and Auction Purchase or other acquisition of Term Loans, (w) no Event of Default shall have occurred and be continuing, (x) Holdings, the Borrowers or any of their respective Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective subsidiaries or their respective securities, (y) any Affiliated Lender that is a Purchaser shall identify itself as such and (z) no proceeds of Revolving Loans shall be used to consummate the Auction Purchase.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.

(iv)          Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to the Term Loans to an Affiliated Lender through (x) Dutch Auctions open to all Lenders (or all Lenders of a particular Class) on a pro rata basis or (y) open market purchases, in each case subject to the following limitations:

(A)	notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.23, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, the Sponsors and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and the Sponsors and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);

(B)	the Sponsors and Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(C)	at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption Agreement;

(D)	with respect to a Dutch Auction, at the time of such Purchase Notice and Auction Purchase, no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities; and

(E)	the aggregate principal amount of all Term Loans which may be purchased by the Sponsors or any Non-Debt Fund Affiliate through Dutch Auctions or assigned to the Sponsors or any Non-Debt Fund Affiliate through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate Outstanding Amount of the Term Loans at such time.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.

(v)          Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.21 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 11.6(c).

(vi)         The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender as to its own Commitments and amounts owing to it (and, in the case of any Issuing Lender, as to the identity of each other Revolving Lender), at any reasonable time and from time to time upon reasonable prior notice (but not to exceed once per calendar month), and to the extent otherwise necessary to establish that the Commitments, Loans, L/C Obligations or other obligations under the Loan Documents are in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations.

(vii)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(viii)        If, other than in the course of primary syndication, a Lender assigns any of its rights or obligations under this Section 11.6 and as a result of circumstances existing at the date the assignment occurs, a Loan Party would be obliged to make a payment with respect to non-U.S. Taxes to the assignee under Section 2.19(a) or Section 2.19(f) then the assignee is only entitled to receive payment under Section 2.19(a) or Section 2.19(f) with respect to such non-U.S. Taxes to the same extent as the assigning Lender would have been if the assignment had not occurred.

(c)           (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender, natural person, a Defaulting Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 11.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.21 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant shall be subject to Section 11.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(j), 2.19(k), 2.19(m) and 2.19(o).

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.

(f)            [Reserved].

(g)          Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

(h)           In case of assignment, transfer or novation by a Lender to a new lender or Participant, of all or any part of its rights and obligations under this Agreement, the Lenders and the new lender or Participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of the Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party (including any Security Document), any security created or guarantee given under the Agreement or in relation to the Agreement shall be preserved and continue in full force and effect to the benefit of the new lender or participant.

(i)           Each Spanish Loan Party hereby expressly consents to each assignment, transfer and/or novation of rights or obligations made in accordance with this Section 11.6 (Successors and Assigns; Participations and Assignments). Each Spanish Borrower and Spanish Guarantor also accepts and confirms, for the purposes of the Spanish Civil Code and all other purposes, that all guarantees, indemnities and, if applicable any security interests granted by it under any Loan Document and/or Security Documents will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the new lender and each of the other Loan Parties in accordance with the terms of the Loan Documents, expressly waiving any right the Spanish Loan Party may have in the future under Article 1535 of the Spanish Civil Code to any extent it may be applicable.

11.7           [Reserved].

11.8           Adjustments; Set-off.

    (a)                Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it under any Facility, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender under such Facility, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders under such Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

    (b)                In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to Holdings or any Borrower or any other Loan Party, any such notice being expressly waived by Holdings and the Borrowers and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrowers or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9           [Reserved].

11.10         Counterparts; Electronic Execution.

    (a)                This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

    (b)                The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it or pursuant to the Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12        Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arrangers, the Joint Bookrunners, the Incremental Facility Arrangers and the Administrative Agent represent the entire agreement of the Borrowers, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.13        Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14        Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

    (a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

    (b)                consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c)                CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. EACH FOREIGN LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE BORROWER REPRESENTATIVE AS ITS AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 11.14 AND THE BORROWER REPRESENTATIVE HEREBY ACCEPTS SUCH APPOINTMENT. EACH FOREIGN LOAN PARTY AGREES THAT SUCH SERVICE (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT;

     (d)                agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right of any Lender to bring proceedings against any Foreign Loan Party in the courts of any jurisdiction or jurisdictions; and

     (e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Incremental Facility Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee.

11.15        Acknowledgements. Each of the Borrowers and Guarantors hereby acknowledges that:

    (a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

    (b)                neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

    (c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers or the Guarantors and the Lenders.

11.16        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

    (a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

    (i)                 the effects of any Bail-in Action on any such liability, including, if applicable:

    (ii)                a reduction in full or in part or cancellation of any such liability;

   (iii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.17        Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Incremental Facility Arrangers, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (other than Disqualified Lenders), (c) to its employees, officers, directors, trustees, agents, attorneys, accountants and other professional advisors and to the employees, officers, directors, trustees, agents, attorneys, accountants and other professional advisors of its Affiliates or of actual or prospective Transferees that, in each case, have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), in which case, to the extent permitted by law, you agree to inform the Borrowers promptly thereof prior to such disclosure to the extent practicable (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, in which case, to the extent permitted by law, you agree to inform the Borrowers promptly thereof (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding, in which case, to the extent permitted by law, you agree to inform the Borrowers promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory); provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential, (i) to market data collectors and service providers to the Administrative Agent or any Lender in connection with the administration and management of the Facilities, (j) to the extent that such information is or was received by the Administrative Agent or any Lender from a third party that is not to the knowledge of the Administrative Agent, such Lender or any affiliates thereof subject to confidentiality obligations owing to any Loan Party, the Sponsors or any of their respective subsidiaries or (k) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, officer, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

11.18        Waivers Of Jury Trial. EACH OF THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.19        USA Patriot Act Notification. Each Lender that is subject to the Patriot Act or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and each other Loan Party in accordance with the Patriot Act.  The Borrowers and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

11.20        Maximum Amount.

    (a)                It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.20(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Loans and the Lenders.

    (b)                If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

11.21        Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including, except as set forth in Section 11.8(b), the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

11.22        No Fiduciary Duty. Each of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Incremental Facility Arrangers, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

11.23        [Reserved].

11.24        Conduct of Business by the Lenders. No provision of this Agreement will (a) interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit or (b) oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim.

11.25        Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 12.
CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE

12.1           Addition of Additional Revolving Borrowers. From time to time on or after the Closing Date, the Borrower Representative may designate one or more of the Restricted Subsidiaries as an “Additional Revolving Borrower” with respect to Revolving Borrowings under this Agreement; provided that such Restricted Subsidiary designated after the Closing Date shall not become an Additional Revolving Borrower hereunder unless and until each of the following has occurred:

    (a)                the Administrative Agent and the Revolving Lenders shall have received all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

    (b)                such Additional Revolving Borrower shall be organized in an Applicable Jurisdiction;

    (c)                such Additional Revolving Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Borrower Joinder and a Guarantor Joinder Agreement; provided that such Borrower Joinder and, if necessary, such Guarantor Joinder Agreement will incorporate any provisions specific to the designated Additional Revolving Borrower’s jurisdiction of organization and applicable Laws of such jurisdiction of organization;

     (d)                the Additional Revolving Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered Security Agreement pursuant to Section 6.9 or other security agreements executed and delivered pursuant to Section 6.9, Section 6.11, Section 6.15 or Schedule 1.1C (as such schedule may be amended or supplemented from time to time in accordance with the Agreed Security Principles), together with other deliverables reasonably required pursuant to such Section as applied to such Additional Revolving Borrower (it being understood and agreed that the Administrative Agent and the Borrower Representative may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the designated Additional Revolving Borrower’s jurisdiction of organization and applicable Laws);

     (e)                the Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of counsel (local and/or New York, depending on the circumstances and the relevant market standard), in form and substance reasonably satisfactory to the Administrative Agent with respect to the foregoing documents; and

     (f)                 the Administrative Agent shall have received (i) a copy of the Organizational Documents, including all amendments thereto, of such designated Additional Revolving Borrower, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, where applicable, and, if applicable, a certificate as to the good standing of such designated Additional Revolving Borrower as of a recent date, from such Secretary of State or similar Governmental Authority, and (ii) a certificate of the Secretary or Assistant Secretary (or, in lieu thereof, director(s) authorized to sign on behalf of the designated Additional Revolving Borrower) of such designated Additional Revolving Borrower certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Person as in effect on the date of the Additional Revolving Borrower Joinder, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or shareholders (or equivalent governing body) of such Person authorizing the execution, delivery and performance of the Loan Documents and the borrowings thereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that Organizational Documents of such Person have not been amended since the date of the last amendment thereto shown on the Organizational Documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Person and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of such Person executing the certificate pursuant to clause (ii) above.

12.2           Status of Borrowers.

    (a)                An Additional Revolving Borrower designated in accordance with Section 12.1 shall be a “Revolving Borrower” and a “Borrower” under the Revolving Facility and will have the right to directly request Revolving Borrowings in accordance with Section 2 hereof until the earlier to occur of the Revolving Termination Date or the date on which such Additional Revolving Borrower terminates its obligations under this Agreement in accordance with Section 12.3 or the date on which such Additional Revolving Borrower is released from its obligations under the Loan Documents in accordance with this Agreement.

    (b)                Each Term Borrower hereby accepts joint and several liability hereunder with respect to the Term Loans and under the other Loan Documents in consideration of the financial accommodations with respect to the Term Loans to be provided by Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Term Borrower and in consideration of the undertakings of each Term Borrower to accept joint and several liability for the Term Loans. Each Term Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other such Term Borrower, with respect to the payment of the Term Loans, it being the intention of the parties hereto that the Term Loans shall be the joint and several obligations of the Term Borrowers without preferences or distinction among them. If and to the extent that any of the Term Borrowers shall fail to make any payment with respect to any of the Term Loans as and when due, then in each such event each other Term Borrower will make such payment with respect to the Term Loans.

    (c)                For the avoidance of doubt, each Additional Revolving Borrower shall be liable solely for its direct Revolving Borrowings and interest and any Letter of Credit fees in respect of Letters of Credit requested by such Additional Revolving Borrower and any reimbursement obligations to the Administrative Agent, the Swingline Lender, the Issuing Lenders and the Lenders that may arise in respect of the foregoing, and no Additional Revolving Borrower in its capacity as such shall have any direct liability whatsoever for any of the Obligations of the Borrowers or any other Additional Revolving Borrower. Notwithstanding the term “Additional Revolving Borrower”, which is used for convenience only, under no circumstance shall any Additional Revolving Borrower in its capacity as such be deemed to be jointly and severally liable for the Obligations of any other Loan Party under any Loan Document. Notwithstanding anything to the contrary set forth in this Section 12.2(c), this Section 12.2(c) shall in no way limit the obligations of such Additional Revolving Borrower under the Guarantee.

12.3           Resignation of Additional Revolving Borrowers. An Additional Revolving Borrower may elect to terminate its eligibility to request Borrowings and to cease to be an Additional Revolving Borrower hereunder upon the occurrence of, and such resignation shall be effective upon, all of the following:

    (a)                such resigning Additional Revolving Borrower shall have paid in full in cash all of its direct Obligations under the Revolving Facility; and

    (b)                such resigning Additional Revolving Borrower shall have delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with Section 8 of this Agreement and the other provisions and undertakings hereunder related thereto.

12.4           Appointment of Borrower Representative; Nature of Relationship. On the Closing Date, Camelot U.S. Acquisition 1 Co., a Delaware corporation, is hereby appointed by each of the other Borrowers as its contractual representative and after the Closing Date, the Borrowers may appoint a different or additional contractual representative, subject to the Administrative Agent’s consent (such consent not be unreasonably withheld or delayed) (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the other Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.

The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive and direct all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. None of the Revolving Lenders or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the other Borrowers pursuant to this Section 12.4.

12.5           Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the other Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

12.6           Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through its Responsible Officers.

12.7           Execution of Loan Documents. The other Borrowers hereby empower and authorize the Borrower Representative, on behalf of such Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

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